Exhibit 10.20

Execution Version

AMENDED AND RESTATED LEASE

TABLE OF CONTENTS
TO
LEASE

Page

ARTICLE I

1.1	Leased Property	1
1.2	Single, Indivisible Lease	2
1.3	Term	3
1.4	Renewal Terms	3

ARTICLE II

2.1	Definitions	4

ARTICLE III

3.1	Rent	32
3.2	Late Payment of Rent	33
3.3	Method of Payment of Rent	33
3.4	Net Lease	33

ARTICLE IV

4.1	Impositions	34
4.2	Utilities	35
4.3	Impound Account	36

ARTICLE V

5.1	No Termination, Abatement, etc.	36

ARTICLE VI

6.1	Ownership of the Leased Property	37
6.2	Ownership of the Tenant Capital Improvements	38
6.3	Tenant’s Property	39
6.4	Guarantors	40
6.5	Refinancing Transaction	41

ARTICLE VII

7.1	Condition of the Leased Property	41
7.2	Use of the Leased Property	41
7.3	Competing Business	43

i

ARTICLE VIII

8.1	Representations and Warranties	44
8.2	Compliance with Legal and Insurance Requirements, etc.	44
8.3	Zoning and Uses	45
8.4	Compliance with Ground Leases	46

ARTICLE IX

9.1	Maintenance and Repair	47
9.2	Encroachments, Restrictions, Mineral Leases, etc.	50

ARTICLE X

10.1	Construction of Capital Improvements to the Leased Property – The Chicago Project	50
10.2	Construction of Capital Improvements to the Leased Property	51
10.3	Construction Requirements for All Capital Improvements	52
10.4	Landlord’s Right of First Offer to Fund	53

ARTICLE XI

11.1	Liens	54

ARTICLE XII

12.1	Permitted Contests	55

ARTICLE XIII

13.1	General Insurance Requirements	56
13.2	Maximum Foreseeable Loss	57
13.3	Additional Insurance	58
13.4	Waiver of Subrogation	58
13.5	Policy Requirements	58
13.6	Increase in Limits	58
13.7	Blanket Policy	59
13.8	No Separate Insurance	59

ARTICLE XIV

14.1	Property Insurance Proceeds	59
14.2	Tenant’s Obligations Following Casualty	60
14.3	No Abatement of Rent	60
14.4	Waiver	61
14.5	Insurance Proceeds Paid to Facility Mortgagee	61

ARTICLE XV

15.1	Condemnation	62
15.2	Award Distribution	62
15.3	Temporary Taking	62
15.4	Condemnation Awards Paid to Facility Mortgagee	63
15.5	Termination of Lease; Abatement of Rent	63

ARTICLE XVI

16.1	Events of Default	63
16.2	Certain Remedies	67
16.3	Damages	68
16.4	Receiver	69
16.5	Waiver	69
16.6	Application of Funds	69

ARTICLE XVII

17.1	Permitted Leasehold Mortgagees	69
17.2	Landlord’s Right to Cure Tenant’s Default	77
17.3	Landlord’s Right to Cure Debt Agreement	77

ARTICLE XVIII

18.1	Sale of the Leased Property	78

ARTICLE XIX

19.1	Holding Over	78

ARTICLE XX

20.1	Risk of Loss	79

ARTICLE XXI

21.1	General Indemnification	79

ARTICLE XXII

22.1	Subletting and Assignment	80
22.2	Permitted Assignments	80
22.3	Permitted Sublease Agreements	83
22.4	Required Assignment and Subletting Provisions	84
22.5	Costs	84
22.6	No Release of Tenant’s Obligations; Exception	85

ARTICLE XXIII

23.1	Officer’s Certificates and Financial Statements	85
23.2	Confidentiality; Public Offering Information	89
23.3	Financial Covenants	90
23.4	Landlord Obligations	92

ARTICLE XXIV

24.1	Landlord’s Right to Inspect	93

ARTICLE XXV

25.1	No Waiver	93

ARTICLE XXVI

26.1	Remedies Cumulative	93

ARTICLE XXVII

27.1	Acceptance of Surrender	93

ARTICLE XXVIII

28.1	No Merger	94

ARTICLE XXIX

29.1	Conveyance by Landlord	94

ARTICLE XXX

30.1	Quiet Enjoyment	94

ARTICLE XXXI

31.1	Landlord’s Financing	95
31.2	Attornment	96
31.3	Compliance with Facility Mortgage Documents	96

ARTICLE XXXII

32.1	Hazardous Substances	98
32.2	Notices	98
32.3	Remediation	98
32.4	Indemnity by Tenant	99
32.5	Environmental Inspections	100
32.6	Survival	100

ARTICLE XXXIII

33.1	Memorandum of Lease	100
33.2	Tenant Financing	100

ARTICLE XXXIV

34.1	Expert Valuation Process	101

ARTICLE XXXV

35.1	Notices	103

ARTICLE XXXVI

36.1	Transfer of Tenant’s Property and Operational Control of the Facility	104
36.2	Determination of Successor Tenant and Gaming Assets FMV	104
36.3	Operation Transfer	106
36.4	Power of Attorney	106

ARTICLE XXXVII

37.1	Attorneys’ Fees	107

ARTICLE XXXVIII

38.1	Brokers	107

ARTICLE XXXIX

39.1	Anti-Terrorism Representations	107

ARTICLE XL

40.1	GLP REIT Protection	108

ARTICLE XLI

41.1	Survival	109
41.2	Severability	109
41.3	Non-Recourse; Consequential Damages	109
41.4	Successors and Assigns	110
41.5	Governing Law	110
41.6	Waiver of Trial by Jury	110
41.7	Amendment and Restatement; Entire Agreement	110
41.8	Headings	111
41.9	Counterparts	111
41.10	Interpretation	111
41.11	Time of Essence	111
41.12	Further Assurances	111
41.13	Gaming Regulations	111
41.14	Host Community Agreement	112

v

EXHIBITS AND SCHEDULES

EXHIBIT A – FACILITY

EXHIBIT B-1 – LEGAL DESCRIPTION

EXHIBIT B-2 – DEVELOPMENT LAND

EXHIBIT C – GAMING LICENSES

EXHIBIT D – FORM OF GUARANTY OF LEASE

EXHIBIT E – FORM OF NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT F – FORM OF SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

EXHIBIT G – EFFECTIVE DATE DEUTSCHE CREDIT AGREEMENT

SCHEDULE A – DISCLOSURE ITEMS

SCHEDULE B – PROPERTY AGREEMENTS

SCHEDULE 6.4 – GUARANTORS UNDER THE LEASE

AMENDED AND RESTATED LEASE

This AMENDED AND RESTATED LEASE (this “Lease”) is entered into as of July 17, 2025 (the “Effective Date”), by and between GLP CAPITAL, L.P., a Pennsylvania limited partnership (together with its permitted successors and assigns, “Landlord”), and BALLY’S CHICAGO OPERATING COMPANY, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Tenant”).

RECITALS

A.           Landlord (as successor-in-interest to BACHIL001 LLC, a Delaware limited liability company) and Tenant are parties to that certain Ground Lease, dated as of November 18, 2022 (as amended prior to the Effective Date, the “Existing Lease”) pursuant to which Landlord leases the Leased Property (as hereinafter defined) to Tenant, and Tenant leases the Leased Property from Landlord.

B.            Landlord and Tenant desire to amend and restate the Existing Lease in its entirety on the terms and conditions set forth herein, and in connection therewith, Landlord desires to continue to lease the Leased Property (as hereinafter defined) to Tenant, and Tenant hereby agrees to continue to lease the Leased Property from Landlord.

C.            The Leased Property includes, without limitation, that certain Gaming Facility currently known as Bally’s Chicago and to be constructed at 777 W. Chicago Avenue in Chicago, Illinois (the “Facility”).

D.            Capitalized terms used in this Lease and not otherwise defined herein are defined in Article II hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

1.1          Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s rights and interest in and to the following with respect to the Facility (collectively, the “Leased Property”):

(a)           the real property or properties described in Exhibit B-1 attached hereto (collectively, the “Land”);

(b)           all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind now or hereafter located on the Land or connected thereto including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures of the Facility (collectively, the “Leased Improvements”);

[Signature Page to Lease]

(c)           all easements, rights and appurtenances relating to the Land and the Leased Improvements; and

(d)           all equipment, machinery, fixtures, and other items of property, including all components thereof, that (i) are now or hereafter located in, on or used in connection with and permanently affixed to or otherwise incorporated into the Leased Improvements and (ii) qualify as Long-Lived Assets, together with all replacements, modifications, alterations and additions thereto (collectively, the “Fixtures”).

The Leased Property is leased subject to all covenants, conditions, restrictions, easements and other matters affecting the Leased Property as of the Commencement Date and such subsequent covenants, conditions, restrictions, easements and other matters as may be agreed to by Landlord or Tenant in accordance with the terms of this Lease, whether or not of record, including any matters which would be disclosed by an inspection or accurate survey of the Leased Property.

1.2          Single, Indivisible Lease. Notwithstanding anything contained herein to the contrary, this Lease constitutes one indivisible lease of the Leased Property and not separate leases governed by similar terms. The Leased Property constitutes one economic unit, and the Rent and all other provisions have been negotiated and agreed to be based on a demise of all of the Leased Property to Tenant as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. Except as expressly provided in this Lease for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Lease apply equally and uniformly to all of the Leased Property as one unit. An Event of Default with respect to any portion of the Leased Property is an Event of Default as to all of the Leased Property. The parties intend that the provisions of this Lease shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Leased Property and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Lease under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible and non-severable lease and executory contract dealing with one legal and economic unit and that this Lease must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Leased Property.

Landlord and Tenant intend that this Lease be an indivisible true lease that affords the parties hereto the rights and remedies of landlord and tenant hereunder and does not represent a financing arrangement. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property. Except as otherwise required by a change in tax law or any change in accounting rules or regulations or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law), Landlord and Tenant hereby acknowledge and agree that this Lease shall be treated as an operating lease for all purposes and not as a synthetic lease, financing lease or loan and that Landlord shall be entitled to all the benefits of ownership of the Leased Property, including depreciation for all federal, state and local tax purposes.

If, notwithstanding (a) the form and substance of this Lease and (b) the intent of the parties, and the language contained herein providing that this Lease shall at all times be construed, interpreted and applied to create an indivisible lease of all of the Leased Property, any court of competent jurisdiction finds that this Lease is a financing arrangement, this Lease shall be considered a secured financing agreement and Landlord’s title to the Leased Property shall constitute a perfected first priority lien in Landlord’s favor on the Leased Property to secure the payment and performance of all the obligations of Tenant hereunder (and to that end, Tenant hereby grants, assigns and transfers to the Landlord a security interest in all right, title or interest in or to any and all of the Leased Property, as security for the prompt and complete payment and performance when due of Tenant’s obligations hereunder). Tenant authorizes Landlord, at the expense of Tenant, to make any filings or take other actions as Landlord reasonably determines are necessary or advisable in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord, and to subordinate to the Landlord the lien of any Permitted Leasehold Mortgagee, with respect to the Leased Property (it being understood that nothing herein shall affect the rights of a Permitted Leasehold Mortgagee under Article XVII hereof). At any time and from time to time upon the request of the Landlord, and at the expense of the Tenant, Tenant shall promptly execute, acknowledge and deliver such further documents and do such other acts as the Landlord may reasonably request in order to effect fully this Lease or to more fully perfect or renew the rights of the Landlord with respect to the Leased Property. Upon the exercise by the Landlord of any power, right, privilege or remedy pursuant to this Lease which requires any consent, approval, recording, qualification or authorization of any governmental authority, Tenant will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Landlord may be required to obtain from Tenant for such consent, approval, recording, qualification or authorization.

1.3          Term. The “Term” of this Lease is the Initial Term plus all Renewal Terms, to the extent exercised. The initial term of this Lease (the “Initial Term”) commenced on the Effective Date (the “Commencement Date”) and shall end on July 31, 2040, subject to renewal as set forth in Section 1.4 below.

1.4          Renewal Terms. The term of this Lease may be extended for four (4) separate, but consecutive, “Renewal Terms” of five (5) years each if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a Notice that it desires to exercise its right to extend this Lease for one (1) Renewal Term (a “Renewal Notice”); and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Renewal Notice or on the last day of the then current Term. During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect, except that the number of Renewal Terms remaining shall be decreased on account of Tenant’s exercise of such Renewal Term such that the Initial Term plus all properly exercised Renewal Terms shall not be extended beyond July 31, 2060. If Tenant fails to timely deliver a Renewal Notice, then Tenant shall have no further rights under this Section 1.4, and Landlord shall be under no further obligation to offer to renew or extend the Term.

ARTICLE II

2.1          Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article II have the meanings assigned to them in this Article and include the plural as well as the singular; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease; (iv) the word “including” shall have the same meaning as the phrase “including, without limitation,” and other similar phrases; (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision; (vi) all Exhibits, Schedules and other attachments annexed to the body of this Lease are hereby deemed to be incorporated into and made an integral part of this Lease; (vii) the word “or” is not exclusive; and (viii) for the calculation of any financial ratios or tests referenced in this Lease (including the Adjusted Revenue to Rent Ratio and the Indebtedness to EBITDA Ratio), this Lease, regardless of its treatment under GAAP, shall be deemed to be an operating lease and the Rent payable hereunder shall be treated as an operating expense and shall not constitute Indebtedness or interest expense.

“AAA” has the meaning set forth in Section 34.1(b).

“Accounts” means all accounts, including deposit accounts and any Facility Mortgage Reserve Account (to the extent actually funded by Tenant), all rents, profits, income, revenues or rights to payment or reimbursement derived from the use of any space within the Leased Property and/or from goods sold or leased or services rendered from the Leased Property (including, without limitation, from goods sold or leased or services rendered from the Leased Property by any subtenant) and all accounts receivable, in each case whether or not evidenced by a contract, document, instrument or chattel paper and whether or not earned by performance, including without limitation, the right to payment of management fees and all proceeds of the foregoing.

“Additional Charges” means all Impositions and all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease and, in the event of any failure on the part of Tenant to pay any of those items, except where such failure is due to the acts or omissions of Landlord, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items.

“Adjusted Revenue” means for any Test Period, Net Revenue (i) minus expenses other than Specified Expenses and (ii) plus Specified Proceeds, if any; provided, however, that for purposes of calculating Adjusted Revenue, Net Revenue shall not include Gaming Revenues, Retail Sales, Hospitality and Leisure Revenues or Promotional Allowances of any subtenants or sub-subtenants of Tenant (unless such subtenants or sub-subtenants are Subsidiaries of Tenant) and shall include payments to Tenant or its Subsidiaries under subleases or sub-subleases of this Lease, licenses or other access rights from subtenants and sub-subtenants (unless such subtenants or sub-subtenants are Subsidiaries of Tenant). Adjusted Revenue for the Leased Property shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Lease since the beginning of any Test Period of Tenant as if each such increase or decrease had been effected on the first day of such Test Period.

For purposes of calculating the Adjusted Revenue to Rent Ratio during any Covenant Suspension Period, (a) subject to clause (b) below, if the Facility is closed to the public for more than thirty (30) consecutive days, as a result of an Unavoidable Delay during any fiscal quarter of any Test Period, then (i) the Adjusted Revenue attributable to the Facility in respect of such fiscal quarter shall be excluded from the calculation of Adjusted Revenue for such Test Period and (ii) the Adjusted Revenue attributable to the Facility during any fiscal quarters of such Test Period during which the Facility is not closed to the public for more than thirty (30) consecutive days, shall be annualized as follows for purposes of calculating Adjusted Revenue for such Test Period: (A) if the Facility is not closed to the public for more than thirty (30) consecutive days in any of the remaining three (3) fiscal quarters of such Test Period, then the aggregate Adjusted Revenue attributable to the Facility for such quarters shall be multiplied by 4/3, (B) if the Facility is not closed to the public for more than thirty (30) consecutive days in only two (2) fiscal quarters of such Test Period, then the aggregate Adjusted Revenue attributable to the Facility for such quarters shall be multiplied by 2 and (C) if the Facility is not closed to the public for more than thirty (30) consecutive days in only one (1) fiscal quarter of such Test Period, then the Adjusted Revenue attributable to the Facility for such quarter shall be multiplied by 4 and (b) notwithstanding clause (a) above, for purposes of calculating the Adjusted Revenue from and after any Covenant Resumption Date, (i) the Adjusted Revenue for the Test Period ending on the last day of the fiscal quarter in which the Covenant Resumption Date occurs (the “Suspension Initial Test Period”) shall be deemed to be the Adjusted Revenue for the last fiscal quarter of the Suspension Initial Test Period, in each case, multiplied by 4, (ii) the Adjusted Revenue for the first Test Period ending after the Suspension Initial Test Period (the “Suspension Second Test Period”) shall be deemed to be the Adjusted Revenue for the last two fiscal quarters of the Suspension Second Test Period, in each case, multiplied by 2 and (iii) the Adjusted Revenue for the second Test Period ending after the Suspension Initial Test Period (the “Suspension Third Test Period”) shall be deemed to be the Adjusted Revenue for the last three fiscal quarters of the Suspension Third Test Period, in each case, multiplied by 4/3.

“Adjusted Revenue to Rent Ratio” means, at any date of determination, the ratio for any period of Adjusted Revenue to Rent. For purposes of calculating the Adjusted Revenue to Rent Ratio, Adjusted Revenue shall be calculated on a pro forma basis (and shall be calculated to give effect to (x) pro forma adjustments reasonably contemplated by Tenant and (y) such other pro forma adjustments consistent with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Tenant or any Guarantor during any Test Period of Tenant as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such Test Period. In addition, (i) Adjusted Revenue and Rent shall be calculated on a pro forma basis to give effect to any increase or decrease in Rent as a result of the addition or removal of Leased Property to this Lease during any Test Period as if such increase or decrease had been effected on the first day of such Test Period, and (ii) in the event Rent is to be increased in connection with the addition or inclusion of a Long-Lived Asset that is projected to increase Adjusted Revenue, such Rent increase shall not be taken into account in calculating the Adjusted Revenue to Rent Ratio until the first fiscal quarter following the completion of the installation or construction of such Long-Lived Assets.

“Affiliate” means with respect to any corporation, limited liability company, or partnership, the term “Affiliate” shall mean any person which, directly or indirectly, controls or is controlled by or is under common control with such corporation, limited liability company or partnership. For the purposes of this definition and the definition of a “Change in Control”, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

“Alter Domus” means Alter Domus (US) LLC, solely in its capacity as collateral agent under the Apollo Note Purchase Agreement.

“Apollo Note Purchase Agreement” means that certain Note Purchase Agreement, dated as of February 7, 2025, among Tenant’s Parent, as issuer, the subsidiary guarantors from time to time party thereto, the purchasers from time to time party thereto and Alter Domus (US) LLC, as agent and as collateral agent, as the same may be amended, restated, amended and restated, supplemented or modified from time to time.

“Applicable Standards” means the standards generally and customarily applicable from time to time during the Term to similar Gaming Facilities in similar markets that have reasonably similar tax rates, competition, population, demographics, annual capital expenditures and are of an age comparable to the age and quality of the Leased Improvements existing at the time this standard is being applied assuming that Tenant has complied at all times in all material respects with its repair and maintenance obligations under this Lease.

“Appointing Authority” has the meaning set forth in Section 34.1(b).

“Award” means all compensation, sums or anything of value awarded, paid or received on a total or partial Taking.

“Base Building Systems” means the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, and fire control and suppression, sprinkler/life safety systems of the Leased Improvements.

“Bally’s Chicago” means Bally’s Chicago, Inc., a Delaware corporation.

“Bally’s Indenture” means that certain Indenture, dated as of August 20, 2021, among Tenant’s Parent, the subsidiary guarantors party thereto from time to time and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Bally’s Lease 1” means that certain Master Lease, dated as of June 3, 2021, by and between Landlord and Bally’s Management Group, LLC (f/k/a Twin River Management Group, Inc.), as amended by that certain First Amendment to Master Lease, dated as of April 1, 2022, that certain Second Amendment to Master Lease dated as of January 2, 2023, that certain Third Amendment to Master Lease dated as of December 16, 2024 and that certain Fourth Amendment to Master Lease, effective as of July 1, 2025, as the same may be further amended, modified, or amended and restated from time to time.

“Bally’s Lease 2” means that certain Master Lease, dated as of December 16, 2024 by and between Landlord (or its Affiliates) and Bally’s Management Group, LLC, as amended by that certain First Amendment to Master Lease, effective as of July 1, 2025, as the same may be further amended, modified, or amended and restated from time to time.

“Bally’s Leases” means, collectively, Bally’s Lease 1 and Bally’s Lease 2.

“Bally’s Revolving Credit Facility” means the revolving credit facilit(y)(ies) under the Deutsche Credit Agreement.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York or the City of Chicago, Illinois are authorized, or obligated, by law or executive order, to close.

“Capital Improvements” means with respect to the Facility, any and all improvements or alterations, expansions, additions or modifications of the Leased Improvements (as existing from time to time), including without limitation (i) improvements and structural alterations, and modifications to or on the Leased Property, (ii) the construction of one or more additional structures either annexed to any portion of any of the Leased Improvements or built upon the Land, (iii) the expansion of existing improvements, which are constructed on any parcel or portion of the Land, including, but not limited to, the construction of a new wing or new story or addition to the Facility, (iv) modifications to, or the addition of, parking areas, driveways, curb cuts and other access points on the Land to and from any public-right-of-way, and (v) any new buildings or structures constructed on any parcel or portion of the Leased Property, all of which shall constitute a portion of the Leased Improvements in accordance with Section 10.4;

“Cash” means cash and cash equivalents and all instruments evidencing the same or any right thereto and all proceeds thereof.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, any asset for which Tenant or any of its Subsidiaries (directly or through Tenant’s Parent) receives cash insurance proceeds or proceeds of a condemnation award or other similar compensation (excluding proceeds of business interruption insurance). “Casualty Event” shall include, but not be limited to, any taking of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any applicable law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of Tenant or any of its Subsidiaries or any part thereof by any governmental authority, civil or military.

“Change in Control” means (i) the failure of the Ownership and Control Requirement to be satisfied at any time during the OCR Period, (ii) from and after the expiration of the OCR Period, any of one or more Person(s) or “group(s)” (within the meaning of Rules 13d- 3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), in one or more transactions (a) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect Equity Interests of Tenant’s Parent, (b) shall have acquired direct or indirect beneficial ownership or control of fifty percent (50%) or more on a fully diluted basis of the direct or indirect voting power in the Equity Interests of Tenant’s Parent that are entitled to vote in an election of directors or equivalent body, as applicable, of Tenant’s Parent, (c) shall have caused the election of a majority of the members of the board of directors or equivalent body of Tenant’s Parent, which such members have not been nominated by a majority of the members of the board of directors or equivalent body of Tenant’s Parent as such were constituted immediately prior to such election, or (d) shall have increased or decreased the number of members of the board of directors or equivalent body of Tenant or Tenant’s Parent, which increase or decrease has not been authorized by the shareholders and/or equity holders, as the case may be, of Tenant or the shareholders or equity holders of Tenant’s Parent (in each case, being the shareholders and/or equity holders as of the date hereof) in accordance with the certificate of formation and operating agreement of Tenant or the certificate of incorporation and bylaws of Tenant’s Parent, respectively, (iii) the direct or indirect sale by Tenant or Tenant’s Parent of all or substantially all of Tenant’s assets, whether held directly or through Subsidiaries, relating to the Facility in one transaction or in a series of related transactions (excluding sales to Tenant or its Subsidiaries), (iv) (a) Tenant ceasing to be a wholly-owned Subsidiary (directly or indirectly) of Tenant’s Parent or (b) Tenant’s Parent ceasing to control one hundred percent (100%) of the voting power in the Equity Interests of Tenant, or (v) Tenant’s Parent (or any subsidiary of Tenant’s Parent) consolidates with, or merges with or into, any Person (other than another Subsidiary of Tenant’s Parent or Tenant’s Parent), or any Person (other than another Subsidiary of Tenant’s Parent or Tenant’s Parent) consolidates with, or merges with or into, Tenant’s Parent, in any such event pursuant to a transaction in which any of the outstanding Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent or such other Person is either converted into or exchanged for cash, securities or other property (including exchanged for a majority (if applicable, as determined by voting power in an election of directors or equivalent body) of the outstanding Equity Interests in Tenant’s Parent), other than any such transaction where the Equity Interests of Tenant’s Parent ordinarily entitled to vote in an election of directors of Tenant’s Parent outstanding immediately prior to such transaction constitute or are converted into or exchanged into or exchanged for a majority (if applicable, as determined by voting power in an election of directors or any equivalent body) of the outstanding Equity Interests, including, such Equity Interests as are ordinarily entitled to vote in an election of directors or equivalent body of such surviving or transferee Person (immediately after giving effect to such transaction). Notwithstanding anything herein to the contrary, no Change in Control shall be deemed to have occurred as a result of any IPO of Bally’s Chicago so long as (a) after giving effect to such IPO Tenant’s Parent continues to own and control, (directly or indirectly, including through Equity Interests in Bally’s Chicago or any other managing member, member, general partner, limited partner or other holder of Equity Interests of Tenant) more than seventy percent (70%) of Tenant’s economic and voting Equity Interests and (b) such IPO complies in all material respects with any and all requirements under the Host Community Agreement.

“Chicago Project” means the construction and development of the Facility upon the Leased Property, pursuant to and in accordance with the terms set forth in the Development Agreement.

“City” means the City of Chicago.

“Code” means the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” has the meaning set forth in Section 1.3.

“Competing Facility” means a Gaming Facility (other than the Facility) within the Restricted Area; provided, however, that a “Competing Facility” shall not include (i) with respect to Tenant, any Gaming Facility located within the terminals of Chicago O’Hare International Airport or Chicago Midway International Airport with, in each case, fewer than 500 machines, in the aggregate, and which such machines are only available to ticketed passengers, and (ii) with respect to Landlord, (A) Hollywood Casino Aurora and (B) Hollywood Casino Joliet.

“Completion” has the meaning set forth in the Development Agreement.

“Condemnation” means the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.

“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

“Confidential Information” means any and all financial, technical, proprietary, confidential, and other information, including data, reports, interpretations, forecasts, analyses, compilations, studies, summaries, extracts, records, know-how, statements (written or oral) or other documents of any kind, that contain information concerning the business and affairs of a party or its affiliates, divisions and subsidiaries, which such party or its Related Persons provide to the other party or its Related Persons, whether furnished before or after the Commencement Date, and regardless of the manner in which it was furnished, and any material prepared by a party or its Related Persons, in whatever form maintained, containing, reflecting or based upon, in whole or in part, any such information; provided, however, that “Confidential Information” shall not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the other party or its Related Persons in breach of this Lease; (ii) was or becomes available to the other party or its Related Persons on a non-confidential basis prior to its disclosure hereunder as evidenced by the written records of the other party or its Related Persons, provided that the source of the information is not bound by a confidentiality agreement or otherwise prohibited from transmitting such information by a contractual, legal or fiduciary duty; or (iii) was independently developed by the other party without the use of any Confidential Information, as evidenced by the written records of the other party.

“Consolidated Interest Expense” means for any period, interest expense of Tenant and its Subsidiaries that are Guarantors for such period as determined on a consolidated basis for Tenant and its Subsidiaries that are Guarantors in accordance with GAAP.

“Contribution Agreement” means that certain Contribution Agreement, dated September 6, 2022, by and among UTGR, Inc, a Delaware corporation, Twin River-Tiverton, LLC, a Delaware limited liability company, Premier Entertainment Biloxi LLC, a Delaware limited liability company, Twin River Management Group, Inc., a Delaware corporation, Tenant’s Parent, and Landlord, as the same may be amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time following the Commencement Date.

“Cosmetic Alterations” means all Capital Improvements that are solely cosmetic or decorative in nature, including painting, carpeting, flooring, light fixtures and other finishes that do not affect the structural components of the Facility or any mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, fire control and suppression, sprinkler/life safety and other common service systems of the Facility.

“Covenant Failure” means a Minimum RCF Covenant Failure and/or a Net Leverage Covenant Failure.

“Covenant Resumption Date” means the first day following the end of a Covenant Suspension Period.

“Covenant Suspension Period” means, if on the last day of any Test Period the Facility is closed to the public due to an Unavoidable Delay for a period in excess of thirty (30) consecutive days, then the period commencing on (and including) the last day of any such Test Period and continuing until (but excluding) the last day of the first full consecutive fiscal quarter throughout which the foregoing trigger is no longer in effect and the Facility is open to the public. Notwithstanding the foregoing, Tenant may, in its sole discretion, elect that any Covenant Suspension Period end on any date prior to the date that such Covenant Suspension Period would otherwise end absent such election.

“Covenant Trigger” means a Minimum RCF Covenant Trigger and/or a Net Leverage Covenant Trigger.

“CPI” means the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average, All Items, or, if that index is not available at the time in question, the index designated by such Department as the successor to such index, and if there is no index so designated, an index for an area in the United States that most closely corresponds to the entire United States, published by such Department, or if none, by any other instrumentality of the United States.

“CPI Increase” means the percentage equal to (i) the most recently published CPI as of the beginning of the relevant Lease Year, divided by (ii) the most recently published CPI as of the beginning of the first Lease Year; provided, however, for purposes of calculating any escalation in Rent, clause (ii) shall be the most recently published CPI as of the beginning of the prior Lease Year. For purposes of Sections 10.4, 13.6 and 16.1(q), if the product is less than one, the CPI Increase shall be equal to one.

“CPR Institute” has the meaning set forth in Section 34.1(b).

“Cross-Default Restriction” means any prohibition of, or restriction upon the ability to cross-collateralize and/or the ability to cross-default this Lease with Bally’s Lease 1 and Bally’s Lease 2.

“Date of Taking” means the date the Condemnor has the right to possession of the property being condemned.

“Debt Agreement” means, if designated by Tenant to Landlord in writing to be included in the definition of “Debt Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, deeds of trust, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, bond indentures, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and in each case, (i) entered into from time to time by Tenant and/or its Affiliates (including Tenant’s Parent), (ii) as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time, (iii) which may be secured by assets of Tenant and its Subsidiaries, including, but not limited to, their Cash, Accounts, Tenant’s Property, real property and leasehold estates in real property (including this Lease), and (iv) which shall provide Landlord, in accordance with Section 17.3 hereof, the right to receive copies of notices of Specified Debt Agreement Defaults thereunder and opportunity to cure any breaches or defaults by Tenant thereunder within the cure period, if any, that exists under such Debt Agreement. Each of the Deutsche Credit Agreement and the Apollo Note Purchase Agreement is hereby deemed a “Debt Agreement”.

“Deferred Rent” has the meaning set forth in Section 3.1.

“Deferred Rent Repayment Date” has the meaning set forth in Section 3.1.

“Deutsche Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2021, among Tenant’s Parent, as borrower, the subsidiary guarantors from time to time party thereto, the other parties from time to time party thereto, and Deutsche Bank AG New York Branch, in its capacity as administrative agent and collateral agent, as amended by that certain First Amendment to Credit Agreement dated as of June 23, 2023, as the same may be amended, restated, amended and restated, supplemented, or modified from time to time.

“Deutsche Collateral Agent” means Deutsche Bank AG New York Branch, in its capacity as collateral agent under the Deutsche Credit Agreement.

“Development Agreement” means that certain Development Agreement, dated as of the Effective Date, by and between Landlord and Tenant, with respect to the development and construction of the Chicago Project.

“Development Land” means that certain portion of the Land shown as the hash-marked area on Exhibit B-2, together with all Leased Property with respect thereto.

“Development Period Rent” has the meaning set forth in the Development Agreement.

“Discretionary Transferee” means a transferee that meets all of the following requirements set forth in clauses (a) through (d) below: (a) such transferee has (1) at least five (5) years of experience (directly or through one or more of its Subsidiaries) operating one or more casinos with revenues in the immediately preceding fiscal year of at least Six Hundred Million Dollars ($600,000,000) (excluding any revenues derived from iGaming) in the aggregate that is not in the business, and that does not have an Affiliate in the business, of leasing properties to gaming operators, or (2) in the case of a Permitted Leasehold Mortgagee Foreclosing Party only, agreement(s) in place in a form reasonably satisfactory to Landlord to retain for a period of eighteen (18) months (or more) after the effective time of the transfer at least (i) eighty percent (80%) of Tenant’s and its Subsidiaries’ personnel employed at the Facility who have employment contracts as of the date of the relevant agreement to transfer and (ii) seventy percent (70%) of Tenant’s and Tenant’s Parent’s ten (10) (in the aggregate between both Tenant and Tenant’s Parent) most highly compensated corporate employees as of the date of the relevant agreement to transfer based on total compensation determined in accordance with Item 402 of Regulation S-K of the Securities and Exchange Act of 1934, as amended; (b) such transferee (directly or through one or more of its Subsidiaries) is licensed or certified by each gaming authority with jurisdiction over any portion of the Leased Property as of the date of any proposed assignment or transfer to such entity (or will be so licensed upon its assumption of this Lease); (c) such transferee is Solvent, and if such transferee has a Parent Company, the Parent Company of such transferee is Solvent, and (d) (i) other than in the case of a Permitted Leasehold Mortgagee Foreclosing Party, (x) the Parent Company of such transferee, if such transferee has a Parent Company, or the Discretionary Transferee, if such transferee does not have a Parent Company, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control under Section 22.2(c)(i) or Section 22.2(c)(ii)), the Indebtedness to EBITDA Ratio of such Parent Company (or Discretionary Transferee, as applicable) on a consolidated basis in accordance with GAAP is less than 7:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from a two nationally recognized rating agencies with respect to such entity’s long term, unsecured debt has provided a Guaranty or (ii) with respect to a Permitted Leasehold Mortgagee Foreclosing Party, such Permitted Leasehold Mortgagee Foreclosing Party or Permitted Leasehold Designee, as applicable, and if applicable, any Parent Company of such Permitted Leasehold Mortgagee Foreclosing Party or Permitted Leasehold Mortgagee Designee, has sufficient assets so that, after giving effect to its assumption of Tenant’s obligations hereunder or the applicable assignment (including pursuant to a Change in Control), either (x) the Indebtedness to EBITDA Ratio of such Permitted Leasehold Mortgagee Foreclosing Party (or Permitted Leasehold Mortgagee Designee, as applicable) and, if applicable, such Parent Company on a consolidated basis in accordance with GAAP is less than 7:1 on a pro forma basis based on projected earnings and after giving effect to the proposed transaction or (y) an entity that has an investment grade credit rating from two nationally recognized rating agencies with respect to such entity’s long term, unsecured debt has provided a Guaranty.

“Disease Event Closure Order” has the meaning set forth in Section 3.1.

“Dollars and $” means the lawful money of the United States.

“EBITDA” means, for any Test Period, the consolidated net income or loss of Tenant’s Parent or the Parent Company of a Discretionary Transferee (or, in the case of (x) a Permitted Leasehold Mortgagee Foreclosing Party, such Permitted Leasehold Mortgagee Foreclosing Party or (y) a Discretionary Transferee that does not have a Parent Company, such Discretionary Transferee), as applicable, on a consolidated basis for such period, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses and (9) unusual or non-recurring gains or items of income or loss.

“Effective Date” has the meaning set forth in the preamble.

“Effective Date Deutsche Credit Agreement” means the Deutsche Credit Agreement as in effect on the Effective Date and attached hereto as Exhibit G.

“Emergency” means the imminent threat of injury to persons or imminent threat of damage to property, including, without limitation, in respect of security and life safety.

“Encumbrance” means any mortgage, deed of trust, lien, encumbrance or other matter affecting title to any of the Leased Property, or any portion thereof or interest therein.

“End of Term Gaming Asset Transfer Notice” has the meaning set forth in Section 36.1.

“End of Term Notice Deadline” has the meaning set forth in Section 36.1.

“Environmental Costs” has the meaning set forth in Section 32.4.

“Environmental Laws” means any and all applicable federal, state, county, municipal and local laws, statutes, ordinances, rules, regulations, guidances, policies, orders, codes, decrees or judgments, whether statutory or common law, as amended from time to time, now or hereafter in effect, or promulgated, pertaining to the environment, public health and safety and industrial hygiene, including, without limitation, (i) the use, generation, manufacture, production, storage, release, discharge, disposal, handling, treatment, removal, decontamination, cleanup, transportation or regulation of any Hazardous Substance, (ii) greenhouse gas, carbon energy, carbon emissions, utility (including, gas, oil and water) or other environmental emissions, releases, discharges, usage limits or the like that are applicable to the Leased Property, and (iii) the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Safe Drinking Water Act and the Occupational Safety and Health Act.

“Equity Interests” means, with respect to any Person, any and all interest of equity in such Person, regardless of whether held legally or beneficially, including, without limitation, any and all shares, interests, participations or other equivalents, including stock, membership interests and partnership interests (however designated, whether voting or nonvoting) of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Equity Rights” means, with respect to any Person, any then outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of any additional Equity Interests of any class, or partnership or other ownership interests of any type in, such Person; provided, however, that a debt instrument convertible into or exchangeable or exercisable for any Equity Interests shall not be deemed an Equity Right.

“Event of Default” has the meaning set forth in Section 16.1.

“Excess Chicago IPO Proceeds” has the meaning set forth in that certain letter agreement, dated as of the Effective Date, between Tenant and Landlord.

“Exempt Capital Improvements” means (i) all Cosmetic Alterations, (ii) any Capital Improvements that are necessary to promptly respond to an Emergency and render the Leased Property to a safe condition; provided, however, any Capital Improvements required to repair or remedy an Emergency shall not constitute an “Exempt Capital Improvement” under this clause (ii) (without limiting any other clauses of this definition), and (iii) routine repair and maintenance of (but not the replacement of) the Leased Property performed pursuant to Section 9.1(a) that does not constitute a Capital Improvement.

“Existing Lease” has the meaning set forth in Recital A.

“Expert” means an independent third party professional, with expertise in respect of a matter at issue, appointed by the agreement of Landlord and Tenant or otherwise in accordance with Article XXXIV hereof.

“Facility” has the meaning set forth in Recital C.

“Facility Mortgage” has the meaning set forth in Section 13.1.

“Facility Mortgage Documents” means with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan agreement, debt agreement, credit agreement or indenture, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, or lease or other financing vehicle entered into pursuant thereto.

“Facility Mortgage Reserve Account” has the meaning set forth in Section 31.3(b).

“Facility Mortgagee” has the meaning set forth in Section 13.1.

“Financial Statements” means (i) for a Fiscal Year, consolidated statements of Tenant’s Parent and its consolidated subsidiaries (as defined by GAAP) of income, stockholders’ equity and comprehensive income and cash flows for such period and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared in accordance with GAAP and audited by a “big four” or other nationally recognized accounting firm, and (ii) for a fiscal quarter, consolidated statements of Tenant’s Parent and its consolidated subsidiaries (as defined by GAAP) of income, stockholders’ equity and comprehensive income and cash flows for such period and for the period from the beginning of the Fiscal Year to the end of the applicable fiscal quarter and the related consolidated balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year and prepared in accordance with GAAP.

“Fiscal Year” means the annual period commencing January 1 and terminating December 31 of each year.

“Fixtures” has the meaning set forth in Section 1.1(d).

“Foreclosure Assignment” has the meaning set forth in Section 22.2(c)(iv).

“Foreclosure COC” has the meaning set forth in Section 22.2(c)(iv).

“Foreclosure Purchaser” has the meaning set forth in Section 31.1.

“GAAP” means generally accepted accounting principles consistently applied in the preparation of financial statements, as in effect from time to time (except with respect to any financial ratio defined or described herein or the components thereof, for which purposes GAAP shall refer to such principles as in effect as of the Commencement Date).

“Gaming” means casino, race track, racino, video lottery terminal, or other gambling activities, including, but not limited to, the operation of slot machines, video lottery terminals, table games, sports wagering, sports betting or other applicable types of wagering.

“Gaming Assets FMV” has the meaning set forth in Section 36.1.

“Gaming Authority” means any federal, state, local and other governmental, regulatory, permitting, licensing, and administrative authorities, agencies, boards and officials responsible for, or involved in, the regulation of Gaming or similar activities (including, without limitation, the Illinois Gaming Board), and all state and local regulatory, permitting, and licensing bodies with authority over Gaming in the State of Illinois and its political subdivisions.

“Gaming Equipment” means any and all gaming devices (electronic, video, or otherwise), gaming device parts inventory and other related gaming equipment and supplies authorized by the applicable Gaming Authorities to be used in connection with the operation of a casino, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, electronic betting systems, interactive gaming systems, inter-casino linked systems, on-line slot metering systems, and associated equipment, together with all improvements and/or additions thereto, in each case, which are located at the Leased Property and used or usable in the Gaming operations conducted at the Leased Property.

“Gaming Facility” means facility at which there are Gaming operations.

“Gaming License” means any license, permit, approval, finding of suitability or other authorization issued by a state regulatory agency to operate, carry on or conduct any Gaming on the Leased Property, or required by any Gaming Regulation, including each of the licenses, permits or other authorizations set forth on Exhibit C, as amended from time to time.

“Gaming Regulation(s)” means any and all laws, statutes, ordinances, rules, regulations, policies, orders, codes, decrees or judgments, and Gaming License conditions or restrictions, as amended from time to time, now or hereafter in effect or promulgated, pertaining to the operation, control, maintenance or Capital Improvement of a Gaming Facility or the conduct of a person or entity holding a Gaming License, including, without limitation, any requirements imposed by a regulatory agency, commission, board or other governmental body pursuant to the jurisdiction and authority granted to it under applicable law.

“Gaming Revenues” has the meaning set forth in the definition of Net Revenue.

“GLP” means Gaming and Leisure Properties, Inc.

“Greenfield Project” has the meaning set forth in Section 7.3(a).

“Ground Leased Property” means the real property leased pursuant to a Ground Lease.

“Ground Lease” means, individually or collectively, as the context requires, any lease pertaining to real property that constitutes all or a portion of the Leased Property, including any parking lot or other lease, pursuant to which Landlord is a tenant and which lease (i) has been approved by Tenant, (ii) is in existence as of the Effective Date and listed on Schedule A hereto, or (iii) from and after Tenant’s assignment of the Medinah Temple Sublease to Landlord in accordance with Section 2.9 of the Development Agreement, the Medinah Temple Sublease.

“Ground Lessor” has the meaning set forth in Section 8.4(a).

“Guarantor” means any Person that guaranties the payment or collection of all or any portion of the amounts payable by Tenant, or the performance by Tenant of all or any of its obligations, under this Lease, including any replacement guarantor consented to by Landlord in connection with the assignment of this Lease or a sublease of Leased Property pursuant to Article XXII.

“Guaranty” means the Initial Guaranty, the Subsequent Guaranty, and any other guaranty in form and substance reasonably satisfactory to the Landlord executed by a Guarantor in favor of Landlord (as the same may be amended, supplemented or replaced from time to time) pursuant to which such Guarantor agrees to guaranty all of the obligations of Tenant hereunder.

“Handling” has the meaning set forth in Section 32.4.

“Hazardous Substances” means, collectively, any petroleum, petroleum product or by product, polychlorinated biphenyls, asbestos, lead-based paint, mold or any other contaminant, pollutant or hazardous or toxic substance, material or waste regulated or listed pursuant to any Environmental Law.

“Hospitality and Leisure Revenues” has the meaning set forth in the definition of Net Revenue.

“Host Community Agreement” has the meaning set forth in Section 41.14.

“Identified Repairs” means those repairs identified in any Property Report or other notice delivered by Landlord to Tenant that (i) (a) affect the fire/sprinkler system or other life-safety related building systems, (b) constitute an Emergency or (c) are otherwise reasonably required in order to prevent bodily injury or damage to the Leased Property (such repairs under this clause (i) being a “Life Safety Repair”), or (ii) are required to maintain the Leased Property in the condition required under this Lease, including, but not limited to, in compliance with all Legal Requirements (including, Environmental Laws).

“iGaming” means online, mobile or internet-based Gaming (including online gaming or internet-based sports-related gaming or wagering).

“Impartial Appraiser” has the meaning set forth in Section 13.2.

“Impositions” means collectively, all (1) taxes, including capital stock, franchise, margin and other state taxes of Landlord, (2) ad valorem, real property, transfer, sales, use, gross receipts, transaction privilege, rent or similar taxes, (3) assessments including assessments for public improvements or benefits, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term, (4) ground rents (pursuant to the Ground Leases), (5) all obligations of Tenant under the Host Community Agreement, (6) all obligations of Landlord and its Affiliates under the documents listed on Schedule B hereto (collectively, with all other covenants, conditions, restrictions or other agreements recorded in the applicable real property records for the Facility, the “Property Agreements”), (7) water, sewer and other utility levies and charges, (8) excise tax levies, (9) fees including license, permit, inspection, authorization and similar fees, and (10) all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent and Additional Charges and all interest and penalties thereon attributable to any failure in payment by Tenant (other than failures arising from the acts or omissions of Landlord) which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (i) Landlord or Landlord’s interest in the Leased Property, (ii) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (iii) any occupancy, operation, use or possession of, or sales from or activity conducted on or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof; provided, however, that Impositions shall not include and nothing contained in this Lease shall be construed to require Tenant to pay (a) any tax based on net or overall gross income (whether denominated as a franchise or capital stock or other tax) imposed on Landlord or any other Person, (b) any transfer, or net revenue tax of Landlord or any other Person except Tenant and its successors, (c) any tax imposed with respect to the sale, exchange or other disposition by Landlord of any Leased Property or the proceeds thereof, or (d) any principal, interest or other amounts due on, or any mortgage recording taxes or other amounts relating to the incurrence of, any indebtedness on or secured by the Leased Property owed to a Facility Mortgagee for which Landlord or its Subsidiaries is the obligor; provided, further, Impositions shall include any tax, assessment, tax levy or charge set forth in clause (a) or (b) that is levied, assessed or imposed in lieu of, or as a substitute for, any Imposition.

“Indebtedness” of any Person, means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all obligations under any agreement with respect to any swap, forward, future or derivative transaction or option or similar arrangement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or combination of transactions, (g) all guarantees by such Person of any of the foregoing and (h) all indebtedness of the nature described in the foregoing clauses (a)-(g) of any partnership of which such Person is a general partner.

“Indebtedness to EBITDA Ratio” means at any date of determination, the ratio of (a) Indebtedness of the applicable (x) Discretionary Transferee or Parent Company of the Discretionary Transferee or (y) in the case of a Permitted Leasehold Mortgagee Foreclosing Party, the Permitted Leasehold Mortgagee Foreclosing Party (such Discretionary Transferee, Parent Company, or Permitted Leasehold Mortgagee Foreclosing Party, as applicable the “Relevant Party”) on a consolidated basis, as of such date (excluding (1) Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness and (2) Indebtedness referred to in clauses (d), (g) or (h) of the definition of Indebtedness solely to the extent such Indebtedness relates to Indebtedness of the type referenced in clauses (e) or (f) of the definition of Indebtedness), to (b) EBITDA of the Relevant Party for the Test Period most recently ended prior to such date for which financial statements are available. For purposes of calculating the Indebtedness to EBITDA Ratio, EBITDA shall be calculated on a pro forma basis (and shall be calculated, except for pro forma adjustments reasonably contemplated by the potential transferee which may be included in such calculations, otherwise in accordance with Regulation S-X under the Securities Act) to give effect to any material acquisitions and material asset sales consummated by the Relevant Party and its Subsidiaries since the beginning of any Test Period of the Relevant Party as if each such material acquisition had been effected on the first day of such Test Period and as if each such material asset sale had been consummated on the day prior to the first day of such period. In addition, for the avoidance of doubt, (i) if the Relevant Party or any Subsidiary of the Relevant Party has incurred any Indebtedness or repaid, repurchased, acquired, defeased or otherwise discharged any Indebtedness since the end of the most recent Test Period for which financial statements are available, Indebtedness shall be calculated (for purposes of this definition) after giving effect on a pro forma basis to such incurrence, repayment, repurchase, acquisition, defeasance or discharge and the applications of any proceeds thereof as if it had occurred prior to the first day of such Test Period and (ii) the Indebtedness to EBITDA Ratio shall give pro forma effect to the transactions whereby the applicable Discretionary Transferee becomes party to this Lease or the Change in Control transactions permitted under Section 22.2(c) and shall include the Indebtedness and EBITDA of Tenant and its Subsidiaries for the relevant period.

“Initial Guaranty” means that certain Guaranty of Lease, dated as of Effective Date, in the form attached as Exhibit D hereto by and among Landlord and each of the Guarantors set forth on Schedule 6.4 and such other parties as may become a party thereto from time to time, as the same may be amended, supplemented or replaced from time to time in accordance with the terms of this Lease.

“Initial Term” has the meaning set forth in Section 1.3.

“Initial Test Period” means the Test Period ending on the last day of the fiscal quarter in which the eighteen (18) month anniversary of the Opening Date occurs.

“Insurance Requirements” means the terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and of any insurance board, association, organization or company necessary for the maintenance of any such policy.

“Investment Fund” means a bona fide private equity fund or bona fide investment vehicle arranged by and managed by or controlled by, or under common control with, a private equity fund (excluding any private equity fund investment vehicle the primary assets of which are Tenant and its Subsidiaries and/or this Lease and assets related thereto) that is engaged in making, purchasing, funding or otherwise investing in a diversified portfolio of businesses and companies and is organized primarily for the purpose of making equity investments in companies.

“IPO” means a public offering and sale of equity securities of the Tenant or Bally’s Chicago pursuant to an effective registration in accordance with applicable requirements, including any business combination with a special purpose acquisition company entered into with the intent of effectuating or replicating a public offering of the securities of Tenant or Bally’s Chicago, as applicable.

“Land” has the meaning set forth in Section 1.1(a).

“Landlord” has the meaning set forth in the preamble.

“Landlord Representatives” has the meaning set forth in Section 23.4.

“Landlord Tax Returns” has the meaning set forth in Section 4.1(b).

“Lease” has the meaning set forth in the preamble.

“Lease Year” means each period of twelve (12) full calendar months during the Term commencing on the Commencement Date or any anniversary thereof, provided, however, if the Commencement Date does not fall on the first day of a calendar month, the first Lease Year shall consist of the partial calendar month following the Commencement Date and the succeeding twelve (12) full calendar months, and each succeeding Lease Year shall consist of a one-year period commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell.

“Leased Improvements” has the meaning set forth in Section 1.1(b).

“Leased Property” has the meaning set forth in Section 1.1.

“Leasehold Estate” has the meaning set forth in Section 17.1(a).

“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions (including common law, Gaming Regulations, Environmental Laws, and the Host Community Agreement) affecting either the Leased Property, Tenant’s Property and all Capital Improvements or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Leased Property and Tenant’s Property, (ii) in any way adversely affect the use and enjoyment thereof, or (iii) regulate the transport, handling, use, storage or disposal or require the cleanup or other treatment of any Hazardous Substance.

“Life Safety Repair” has the meaning set forth in the definition of Identified Repairs.

“Lincoln Contribution Condition” has the meaning set forth in Section 23.3(d).

“Lincoln Net Sales Proceeds” means the net cash proceeds of the Lincoln Contribution (as defined in the Contribution Agreement) actually received by Tenant’s Parent and its applicable Affiliates in the amount set forth in the settlement statements for the Lincoln Contribution (as defined in the Contribution Agreement).

“Liquor Authority” has the meaning set forth in Section 41.13(a).

“Liquor Laws” has the meaning set forth in Section 41.13(a).

“Long-Lived Assets” means (i) with respect to property owned by Tenant as of the Commencement Date, if any, all property capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as initially reflected on the books and records of Tenant at or about the time of acquisition thereof or (ii) with respect to those assets purchased, replaced or otherwise maintained by Tenant after the Commencement Date, such asset capitalized in accordance with GAAP with an expected life of not less than fifteen (15) years as of or about the time of the acquisition thereof, as classified by Tenant in accordance with GAAP.

“Major Alteration(s)” means any Capital Improvement that (a) includes the construction of any additional structures upon the Leased Property, (b) affects the Structural Elements of the Facility, including, without limitation, by adding any new Structural Elements, enlarging any existing Structural Elements, or modifying the footprint of the Leased Improvements, (c) has or could be reasonably expected to have a material effect on Base Building Systems, (d) requires a demolition permit, (e) the performance thereof requires Tenant, Tenant’s Parent or their respective Affiliates and/or Subsidiaries to deliver a completion guaranty to any Permitted Leasehold Mortgagee or (f) the cost of which is reasonably expected to equal or exceed Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00).

“Material Indebtedness” means, at any time, Indebtedness of any one or more of the Tenant (and its Subsidiaries) and any Guarantor in an aggregate principal amount exceeding (i) after financial statements are available for the Initial Test Period, ten percent (10%) of Adjusted Revenue of Tenant and the Guarantors that are Subsidiaries of Tenant on a consolidated basis over the most recent Test Period for which financial statements are available or (ii) until financial statements are available for the Initial Test Period, Fifty-Five Million One Hundred Thousand Dollars ($55,100,000).

“Maximum Foreseeable Loss” has the meaning set forth in Section 13.2.

“Medinah Temple Sublease” means that certain Sublease Agreement dated as of November 28, 2022 by and among Medinah Holdings, LLC, an Illinois limited liability company, Medinah Building LLC, an Illinois limited liability company, and Tenant.

“Minimum RCF Capacity” has the meaning set forth in Section 23.3(c).

“Minimum RCF Covenant Failure” means a Minimum RCF Covenant Trigger shall have occurred and either (1) Landlord has the right consummate the Lincoln Contribution and Tenant fails to timely satisfy the conditions set forth in Section 23.3(d)(2), or (2) Landlord does not have the right to consummate the Lincoln Contribution.

“Minimum RCF Covenant Trigger” means the failure of the Minimum RCF Covenant to be satisfied at any time the Minimum RCF Covenant is in effect pursuant to Section 23.3(c).

“Minimum Undrawn Amount” means an amount equal to (x) $387,595,062.47 minus (y) the sum of (i) the aggregate amount of funding of Tenant by Tenant’s Parent after July 1, 2024 that is actually applied toward the development and construction of the Chicago Project, plus (ii) any Excess Chicago IPO Proceeds, plus (iii) the amount of loan proceeds actually received by Tenant after deducting reasonable out of pocket costs and expenses actually incurred by Tenant, without duplication, in connection therewith from any Chicago Project-level financing obtained by the Tenant and, if secured by Tenant’s Leasehold Estate, entered into in accordance with Section 17.1(a) of this Lease.

“Net Debt” means, as of any date of determination, an amount equal to (a) the aggregate outstanding principal amount of all Indebtedness of Tenant’s Parent minus (b) the sum of (i) all Cash on hand of Tenant’s Parent and (ii) the cash in cage of Tenant in excess of the minimum amount required by the applicable Gaming Authority.

“Net Leverage Covenant Failure” means a Net Leverage Covenant Trigger shall have occurred and either (1) Landlord has the right consummate the Lincoln Contribution and Tenant fails to timely satisfy the conditions set forth in Section 23.3(d)(2), or (2) Landlord does not have the right to consummate the Lincoln Contribution.

“Net Leverage Covenant Trigger” means the failure of the Net Leverage Covenant to be satisfied on the last day of two consecutive fiscal quarters (the last day of the first such fiscal quarter, the “Initial Breach”) followed by a third failure of the Net Leverage Covenant to be satisfied on the last day of any fiscal quarter that ends on or prior to the fifth anniversary of the Initial Breach.

“Net Leverage Ratio” means as of any date of determination, the ratio of (a) Net Debt as of such date to (b) EBITDA of Tenant’s Parent for the Test Period most recently ended on or prior to such date.

“Net Revenue” means the sum of, without duplication, (i) the amount received by Tenant (and its Subsidiaries and its subtenants) from patrons at the Facility for gaming, less refunds and free promotional play provided to the customers and invitees of Tenant (and its Subsidiaries and subtenants) pursuant to a rewards, marketing, and/or frequent users program, and less amounts returned to patrons through winnings at the Facility (the amounts in this clause (i), “Gaming Revenues”); plus (ii) the gross receipts of Tenant (and its Subsidiaries and subtenants) for all goods and merchandise sold, the charges for all services performed, or any other revenues generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Facility for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding any Gaming Revenues (the amounts in this clause (ii), “Retail Sales”); plus (iii) all online or internet-based revenue (including online gaming or internet-based sports related gaming) generated by Tenant (and its Subsidiaries and subtenants) in, at, or from the Facility; plus (iv) the gross receipts of Tenant (and its Subsidiaries and subtenants) for accommodations, use of event spaces, conference centers and banquet halls, food and beverage, sports and entertainment services and other similar items, including, without limitation receipts from any hotel, restaurant, banquet or concert hall, theater, other entertainment venue, or golf course or club constituting any portion of the Leased Property (the amounts in this clause (iv), “Hospitality and Leisure Revenues”); less (v) the retail value of accommodations, food and beverage, and other services furnished without charge to guests of Tenant (and its Subsidiaries and subtenants) at the Facility (the amounts in this clause (v), “Promotional Allowance”). For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. For the absence of doubt, if Gaming Revenues, Retail Sales, Hospitality and Leisure Revenues or Promotional Allowances of a Subsidiary or subtenant, as applicable, are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such Subsidiary or subtenant, as applicable, pursuant to any sublease with such Subsidiary or subtenant, as applicable, shall not also be taken into account for purposes of calculating Net Revenues. Notwithstanding the foregoing, Net Revenue shall not include Gaming Revenues, Retail Sales, Hospitality and Leisure Revenues or Promotional Allowances from the subtenants or sub-subtenants thereunder and shall include the rent received by Tenant or its Subsidiaries thereunder (unless the subtenant or sub-subtenant is a Subsidiary of the Tenant in which case the Gaming Revenues, Retail Sales, Hospitality and Leisure Revenues and Promotional Allowances shall be included in Net Revenue but the rent payable by such subtenant or sub-subtenant shall not be included in Net Revenue).

“New Lease” has the meaning set forth in Section 17.1(f).

“Notice” means a notice given in accordance with Article XXXV.

“Notice of Termination” has the meaning set forth in Section 17.1(f).

“OCR COC” has the meaning set forth in Section 22.2(c)(v).

“OCR Period” means that certain period which commences on the Effective Date and thereafter continues until the earliest to occur of (i) the date that Landlord has consented to such transaction(s) that triggered the failure of the Ownership and Control Requirement, (ii) the date that such requirement no longer applies by virtue of the proviso set forth in the definition of Ownership and Control Requirement provided that the underlying transactions triggering the proviso complied with the requirements of this Lease, and (iii) a OCR COC has occurred that complies with Section 22.2(c)(v) of this Lease.

“OFAC” has the meaning set forth in Section 39.1.

“Officer’s Certificate” means a certificate of Tenant or Landlord, as the case may be, signed by an officer of such party authorized to so sign by resolution of its board of directors or by its sole member or by the terms of its by-laws or operating agreement, as applicable.

“Opening Date” has the meaning set forth in the Development Agreement.

“Overdue Rate” means on any date, a rate equal to five (5) percentage points above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law.

“Ownership and Control Requirement” means, as of any given date, that all of the following are satisfied: (i) Permitted Holders shall beneficially own not less than 25% of the Equity Interests in Tenant’s Parent, and (ii) Permitted Holders shall hold the voting power (and such Permitted Holders have no agreement or understanding with any other Person (written, oral or otherwise) to vote at such Person’s or any other Person’s direction) to appoint 60% or more of the board of directors or equivalent body of Tenant’s Parent; provided, that it shall not constitute a failure of the Ownership and Control Requirement if either or both of clauses (i) and/or (ii) of this definition are not satisfied and, as of the date of such failure, and only for so long thereafter as, more than five (5) Persons (or groups of Persons), in the aggregate, (x) beneficially own more than 51% of the Equity Interests in Tenant’s Parent and (y) hold the voting power to appoint a majority of the board of directors or equivalent body of Tenant’s Parent. For purposes of this definition of “Ownership and Control Requirement”, references to “beneficially own” means within the meaning of Section 13 of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5 under the Exchange Act or any successor provision.

“Parent Company” means with respect to any Person, any other Person (other than an Investment Fund) (x) as to which such Person is a Subsidiary; and (y) which is not a Subsidiary of any other Person (other than an Investment Fund).

“Payment Date” means any due date for the payment of the installments of Rent or any other sums payable under this Lease.

“Permitted Holder” means any one or more of (a) Soohyung Kim, (b) Person(s) “controlled” (as such term is defined in the definition of “Affiliate” herein) by Soohyung Kim, and (c) any group consisting solely of Persons referred to clauses (a) and (b) of this definition; provided, that upon the death or incapacitation of Soohyung Kim, Standard General, L.P. shall automatically be substituted for Soohyung Kim in clauses (a) and (b) of this definition.

“Permitted Institution” means a commercial national banking institution in the business of generally acting as a real estate lender, agent or trustee or similar representative under Debt Agreements.

“Permitted Leasehold Mortgage” means the document creating or evidencing an encumbrance on Tenant’s leasehold interest (or a subtenant’s subleasehold interest) in the Leased Property, granted to or for the benefit of a Permitted Leasehold Mortgagee as security for the obligations under a Debt Agreement.

“Permitted Leasehold Mortgagee” means a Permitted Institution that is acting on behalf of one or more lenders or noteholders under a Debt Agreement, in each case as and only to the extent that such Person has the power to act on behalf of all such lenders and noteholders under the applicable Debt Agreement pursuant to the terms thereof. Notwithstanding the foregoing to the contrary, (i) Deutsche Collateral Agent shall be a Permitted Leasehold Mortgagee for those assets under which Deutsche Collateral Agent has satisfied the requirements of Section 17.1(a) of this Lease and for so long as such requirements remain satisfied, and (ii) Alter Domus (but not any successor or assign thereof unless, in each case, such successor or assign is a Permitted Leasehold Mortgagee and has independently satisfied the requirements set forth in Section 17.1(a)) and any and all requirements to obtain the consent of Landlord with respect thereto shall be a Permitted Leasehold Mortgagee for only so long as the following conditions remain satisfied: (a) Alter Domus shall remain the sole collateral agent under the Apollo Note Purchase Agreement, (b) Alter Domus shall have satisfied each of the requirements set forth in Section 17.1(a) and only for so long as such requirements remain satisfied, (c) the Apollo Note Purchase Agreement is and thereafter remains a “Debt Agreement” complying with the requirements set forth in the definition thereof, including without limitation the requirement set forth in clause (iv) thereof, and (d) each Permitted Leasehold Mortgage that secures the Apollo Note Purchase Agreement (1) is granted only in favor of Alter Domus in its capacity as collateral agent, (2) permits only Alter Domus the right to exercise remedies thereunder, and (3) complies with, and thereafter continues to comply with, the requirements set forth in this Lease, including those set forth in Section 17.1(a); provided, however, in no event shall Alter Domus constitute a Permitted Leasehold Mortgagee from and after the date that is the earliest to occur of (i) January 30, 2029, and (ii) thirty (30) days in the case of a monetary default, or ninety (90) days in the case of a non-monetary default, as the case may be, following Alter Domus’ receipt of a Termination Notice pursuant to Section 17.1(d) unless Alter Domus timely complies with the requirements set forth in Section 17.1(d) and then only for so long thereafter as Alter Domus continues to comply with the requirements set forth in Article XVII.

“Permitted Leasehold Mortgagee Designee” means an entity designated by a Permitted Leasehold Mortgagee and acting for the benefit of the Permitted Leasehold Mortgagee, or the lenders, noteholders or investors represented by the Permitted Leasehold Mortgagee.

“Permitted Leasehold Mortgagee Foreclosing Party” means a Permitted Leasehold Mortgagee that forecloses on this Lease and assumes this Lease or a Subsidiary of a Permitted Leasehold Mortgagee that assumes this Lease in connection with a foreclosure on this Lease by a Permitted Leasehold Mortgagee.

“Person or person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other form of entity.

“Pre-Opening Expense” means, with respect to any fiscal period, the amount of expenses (including Consolidated Interest Expense) incurred with respect to capital projects which are appropriately classified as “pre-opening expenses” on the applicable financial statements of Tenant’s Parent or Tenant and their respective Subsidiaries for such period.

“Primary Gaming Use” means (i) use as a casino including the operation of slot machines and table games or (ii) if Tenant no longer wishes to use the Leased Property for the uses set forth in clause (i), then thereafter with Landlord’s prior written consent, such other prevailing Gaming industry use lawfully permitted at any time.

“Primary Intended Use” means (a) initially, the construction of the Chicago Project, (b) following Completion of the Chicago Project, the Primary Gaming Use; provided, however, so long as the primary use of the Facility remains in compliance with clauses (a) and (b) above, then the uses of the Facility may include ancillary Gaming uses consistent with prevailing Gaming industry use lawfully permitted at any time, including video lottery terminals, sports wagering and sports betting, (c) provided that the Leased Property remains in compliance with clauses (a) and (b) above, other lawfully permitted ancillary uses in support of Gaming, including hotels, restaurants, bars, retail shopping, golf courses, recreational vehicle parks, banquet facilities, and employee support facilities and (d) with respect to the Development Land, the uses permitted by Air-Rights Waterway-Business-Residential Planned Development No. 1426, as amended, provided that, (i) only so long as such uses are ancillary uses in support of the Primary Intended Use of the Leased Property and (ii) no Gaming is conducted on the Development Land. Notwithstanding the foregoing, the Primary Intended Use may include Gaming prior to Completion if all Gaming Licenses necessary to conduct such Gaming remain in full force and effect; provided, however, following Completion, any Gaming conducted at the Facility must comply with the Primary Gaming Use in accordance with clause (b) above.

“Prime Rate” means on any date, a rate equal to the annual rate on such date publicly announced by JPMorgan Chase Bank, N.A. (provided that if JPMorgan Chase Bank, N.A. ceases to publish such rate, the Prime Rate shall be determined according to the Prime Rate of another nationally known money center bank reasonably selected by Landlord), to be its prime rate for ninety (90)-day unsecured loans to its corporate borrowers of the highest credit standing, but in no event greater than the maximum rate then permitted under applicable law.

“Proceeding” has the meaning set forth in Section 23.1(b)(v).

“Prohibited Persons” has the meaning set forth in Section 39.1.

“Promotional Allowance” has the meaning set forth in the definition of Net Revenue.

“Property Agreements” has the meaning set forth in the definition of Impositions.

“Qualified Successor Tenant” has the meaning set forth in Section 36.2.

“Refinancing Transaction” means the first refinancing, restructuring, recapitalization, extension, amendment, or modification of the Deutsche Credit Agreement to occur after the Commencement Date with approval from lenders holding more than fifty percent (50%) of the aggregate commitments and loans under the Deutsche Credit Agreement.

“Related Persons” means, with respect to a party, such party’s Affiliates and Subsidiaries and the directors, officers, employees, agents, advisors and controlling persons of such party and its Affiliates and Subsidiaries.

“Relevant Party” has the meaning set forth in the definition of Indebtedness to EBITDA Ratio.

“Remediate” has the meaning set forth in Section 32.3.

“Remediation” has the meaning set forth in Section 32.3.

“Renewal Notice” has the meaning set forth in Section 1.4.

“Renewal Term” means a period for which the Term is renewed in accordance with Section 1.4.

“Rent” means:

(A)          Commencing on the Effective Date, an annual amount equal to Twenty Million Dollars ($20,000,000); provided, however, commencing on first day of the second (2nd) Lease Year and on each anniversary thereafter (each such day, an “Adjustment Date”), subject to clause (C) below, (a) if the CPI Increase is at least 0.5% for any Lease Year, the Rent for such Lease Year shall increase by an amount equal to the greater of (i) 1% of the annual Rent as of the immediately preceding Lease Year and (ii) the CPI Increase (up to an amount not to exceed 2% of the annual Rent as of the immediately preceding Lease Year), and (b) if the CPI Increase is less than 0.5% for such Lease Year, then the Rent shall not increase for such Lease Year.

(B)           In addition to the Rent then in effect under clause (A) above, commencing on the date of the Initial Advance (as defined in the Development Agreement) until the Rent Conversion Trigger Date, an amount equal to the Development Period Rent, provided, however, in no event shall there be a double payment of Development Period Rent due under the Development Agreement and this Lease.

(C)          On the Rent Conversion Trigger Date, the Rent then in effect under clause (A) above shall be increased by an annual amount equal to the sum of (1) the product of (i) Final Total Hard Cost Amount (as defined in the Development Agreement) that has been advanced by Landlord to Tenant, multiplied by (ii) 8.50% (the “Unescalated Development Funding Increase”), plus (2) an amount equal to 2.0% of the Unescalated Development Funding Increase (the “Escalation Increase”, and together with the Unescalated Development Funding Increase, the “Development Funding Increase”), which amount shall thereafter escalate on each Adjustment Date after the Rent Conversion Trigger Date in accordance with clause (A) above; provided, however, that (a) in the event that the Development Funding Increase was added to the Rent due under clause (A) on a date other than an Adjustment Date, on the first Adjustment Date occurring after the Rent Conversion Trigger Date, the portion of the Rent attributable to the Development Funding Increase shall escalate by an amount equal to (x) the percentage by which the Rent under clause (A) above increases on such Adjustment Date, multiplied by (y) the product of (i) the number of days elapsing from and including the Rent Conversion Trigger Date to, but excluding, such Adjustment Date divided by 365, and (ii) the Development Funding Increase, (b) the Development Funding Increase payable under this clause (C) during the Lease Year in which the Rent Conversion Trigger Date occurs shall be prorated as to the remaining portion of such Lease Year, (c) if the Rent Conversion Trigger Date occurs after the fifth (5th) Business Day of the calendar month in which the Rent Conversion Trigger Date occurs, then the monthly installment of the Development Funding Increase due in respect of such calendar month shall be paid in arrears with the monthly installment of Rent due and payable in the immediately following calendar month (together with the monthly installment of the Development Funding Increase then due and payable) and (d) if the Rent Conversion Trigger Date is determined in accordance with clause (b) of the definition thereof, then Final Total Hard Cost Amount for purposes of this definition shall be deemed to be the total outstanding amount of Project Funding (as defined in the Development Agreement) that has been advanced by Landlord to Tenant (or shall be deemed advanced by Landlord to Tenant, including, without limitation, any sums expended by Landlord pursuant to Section 6.3(b) thereunder) as of the date of the termination of the Development Agreement; provided, however, if as the result of Landlord exercising its remedies pursuant to Section 6.3(b) of the Development Agreement, the Final Total Hard Cost Amount is not determined as of the Rent Conversion Trigger Date, then (i) Landlord and Tenant shall recalculate the Development Funding Increase upon the determination of such Final Total Hard Cost Amount (the “Adjusted Development Funding Increase”) and thereafter determine how much Rent would have been due and payable by Tenant commencing on the Rent Conversion Trigger Date through the date of such determination if such Rent had been calculated using the Adjusted Development Funding Increase, and (ii) Tenant shall thereafter promptly pay to Landlord the difference between the Rent actually paid by Tenant for such period and the Rent that should have been paid as determined pursuant to clause (d)(i) hereof.

(D)          As applicable during the Term, Rent shall be increased (i) pursuant to Section 10.4 in respect of Capital Improvements funded by Landlord (which increases shall, in each case, be subject to the escalations provided in the foregoing clause (A)), and (ii) to the extent not duplicative of the Rent due and payable under clauses (B) and (C) above, at such other times and in such other amounts as determined in accordance with the Development Agreement. Rent shall be subject to further adjustment as and to the extent provided in Section 15.5.

“Rent Conversion Trigger Date” means the date that is ninety (90) days after the earlier of (a) the determination of the Final Total Hard Cost Amount and (b) the earlier termination of the Development Agreement.

“Representative” means with respect to the lenders or holders under a Debt Agreement, a Person designated as agent or trustee or a Person acting in a similar capacity or as representative for such lenders or holders.

“Restricted Area” means the geographical area that at any time during the Term is within a sixty (60) mile radius of the Facility.

“Restricted Information” has the meaning set forth in Section 23.1(c).

“Restricted Payment” means dividends (in cash, property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, repurchase or other acquisition of, any Equity Interests or Equity Rights (other than outstanding securities convertible into Equity Interests) of Tenant, but excluding dividends, payments or distributions paid through the issuance of additional shares of Equity Interests and any redemption, retirement or exchange of any Equity Interest through, or with the proceeds of, the issuance of Equity Interests of Tenant.

“Retail Sales” has the meaning set forth in the definition of Net Revenue.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Senior Lender” has the meaning set forth in Section 17.1(n).

“Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, on a going-concern basis, is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person, on a going-concern basis, is not less than the amount that will be required to pay the probable liability of such Person on its debts (including contingent liabilities) as they become absolute and matured, (c) such Person has not incurred, and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Accounting Standards Codification No. 450).

“Specified Debt Agreement Default” means any event or occurrence under a Debt Agreement or Material Indebtedness that enables or permits the lenders or holders (or Representatives of such lenders or holders) to accelerate the maturity of the Indebtedness outstanding under a Debt Agreement or Material Indebtedness.

“Specified Expenses” means, for any Test Period, (i) Rent incurred for the same Test Period, and (ii) the (1) income tax expense, (2) Consolidated Interest Expense, (3) depreciation and amortization expense, (4) any nonrecurring, unusual, or extraordinary items of income, cost or expense, including but not limited to, (a) any gains or losses attributable to the early extinguishment or conversion of indebtedness, (b) gains or losses on discontinued operations and asset sales, disposals or abandonments and (c) impairment charges or asset write-offs including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (5) any non-cash items of expense (other than to the extent such non-cash items of expense require an accrual or reserve for future cash expenses (provided that if such accrual or reserve is for contingent items, the outcome of which is subject to uncertainty, such non-cash items of expense may, at the election of the Tenant, be added to net income and deducted when and to the extent actually paid in cash)), (6) any Pre-Opening Expenses, (7) non-cash valuation adjustments, (8) any expenses related to the repurchase of stock options, and (9) expenses related to the grant of stock options, restricted stock, or other equivalent or similar instruments; in the case of each of clauses (1) through (9), of Tenant and the Subsidiaries of Tenant that are Guarantors on a consolidated basis for such period.

“Specified Proceeds” means, for any Test Period, to the extent not otherwise included in Net Revenue, the amount of insurance proceeds (calculated net of any applicable deductible and the reasonable out-of-pocket costs and expenses actually incurred by Tenant, if any, to collect such proceeds) received during such period by Tenant or its Subsidiaries in respect of any Casualty Event; provided, however, that for purposes of this definition, (i) if the Facility had been in operation for at least one complete fiscal quarter the amount of insurance proceeds plus the Net Revenue (excluding such insurance proceeds), if any, attributable to the Facility for such period shall not exceed an amount equal to the Net Revenue attributable to the Facility for the Test Period ended immediately prior to the date of such Casualty Event (calculated on a pro forma annualized basis to the extent the Facility was not operational for the full previous Test Period) and (ii) if the Facility had not been in operation for at least one complete fiscal quarter, the amount of insurance proceeds plus the Net Revenue attributable to the Facility for such period shall not exceed the Net Revenue reasonably projected by Tenant to be derived from the Facility for such period.

“Standard General” means Standard General L.P., a Delaware limited partnership.

“State” means the State of Illinois.

“Structural Elements” means the structural (i.e., load bearing) components of the Leased Improvements, including footings, foundations, exterior structural walls, interior structural columns and other load-bearing elements of the Leased Improvements.

“Subsequent Guaranty” has the meaning set forth in Section 6.4.

“Subsidiary” means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time of determination owned by such Person and/or one or more Subsidiaries of such Person, and (ii) any partnership, limited liability company, association, joint venture or other entity in which such person and/or one or more Subsidiaries of such person has more than a fifty percent (50%) equity interest at the time of determination. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Lease shall refer to a Subsidiary or Subsidiaries of Tenant.

“Successor Tenant” has the meaning set forth in Section 36.1.

“Successor Tenant Rent” has the meaning set forth in Section 36.2.

“Suspension Initial Test Period” has the meaning set forth in the definition of Adjusted Revenue.

“Suspension Second Test Period” has the meaning set forth in the definition of Adjusted Revenue.

“Suspension Third Test Period” has the meaning set forth in the definition of Adjusted Revenue.

“Taking” has the meaning set forth in Section 15.1(a).

“Tax Distributions” means, without duplication: (a) with respect to any taxable year for which a Person is treated as a partnership or disregarded entity (other than a disregarded entity described in clause (b)) for U.S. federal or other applicable tax purposes, the payment of pro rata distributions to any direct or indirect owner of such Person with respect to the federal, state and local tax liabilities of any such Person’s direct and/or indirect owners (as the case may be) related to their shares of such Person’s taxable income, assuming that they were subject to tax at the highest combined U.S. federal, state and local marginal tax rate applicable to any such owner for such taxable year, and (b) with respect to any taxable year for which such Person is treated as a member of a consolidated, combined, or similar group of corporations for tax purposes (or treated as disregarded from such a member), the payment of dividends or other distributions to any direct or indirect parent of such Person that files a consolidated, combined or similar tax return that includes such Person and its Subsidiaries (by virtue of such parent being the common parent of a consolidated, combined or similar tax group of which such Person and/or its Subsidiaries are members) in an amount equal to the portion of the group’s tax liability attributable to the income of such Person and its Subsidiaries, which amount shall in any case not exceed the amount that such Person and its Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if such Person and its Subsidiaries paid such taxes as a stand-alone taxpayer (or standalone group). Notwithstanding the foregoing, with respect to any Person, substantially all the income of which is reported on the consolidated tax returns of Bally’s Corporation, (x) if such Person is a member of such consolidated group, such Person shall be deemed to be a member of a consolidated group with Bally’s Corporation as the parent for purposes of this definition and (y) if not, any Tax Distributions under this paragraph related to such person shall be calculated at corporate (and not individual) tax rates.

“Temporary Facility” means that certain Gaming Facility commonly known as Bally’s Chicago located at 600 N. Wabash Avenue in Chicago, Illinois and which Gaming Facility is currently operated by an Affiliate of Tenant.

“Tenant” has the meaning set forth in the preamble.

“Tenant Capital Improvement” means a Capital Improvement funded by Tenant, as compared to Landlord.

“Tenant COC” has the meaning set forth in Section 22.2(c)(ii).

“Tenant Parent COC” has the meaning set forth in Section 22.2(c)(i).

“Tenant Representatives” has the meaning set forth in Section 23.4.

“Tenant Subsidiary Guarantor” has the meaning set forth in Section 6.4.

“Tenant’s Parent” means (i) initially, Bally’s Corporation, and (ii) following the occurrence of the transfer of any direct or indirect interest in Tenant or this Lease (including a Change in Control) that is permitted under this Lease, the Parent Company (if any) of Tenant.

“Tenant’s Property” means all assets (other than the Leased Property and property owned by a third party) primarily related to or used in connection with the operation of the business conducted on or about the Leased Property, together with all replacements, modifications, additions, alterations and substitutes therefor.

“Term” has the meaning set forth in Section 1.3.

“Termination Notice” has the meaning set forth in Section 17.1(d).

“Test Period” means with respect to any Person, for any date of determination, the period of the four (4) most recently ended consecutive fiscal quarters of such Person.

“Testing Condition” means a condition that is satisfied as of the date that Tenant’s Parent shall no longer have any publicly traded equity security requiring periodic reporting of financial statements in accordance with the rules and regulations of the SEC.

“Transferred Items” has the meaning set forth in Section 36.1.

“Unavoidable Delay” means any of the following events: any pandemic (including, without limitation, COVID-19) or other actual or potential epidemic, contagion or other disease outbreak, which results in a governmental or quasi-governmental order or mandate that directly prohibits Tenant’s performance under this Lease, strikes, lock-outs, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty, condemnation or other causes beyond the reasonable control of the party responsible for performing an obligation hereunder; provided that lack of funds shall not be deemed a cause beyond the reasonable control of a party.

“Unrestricted Subsidiary” means each Subsidiary of Tenant’s Parent that is an “Unrestricted Subsidiary” (under and as defined in the Deutsche Credit Agreement).

“Unrestricted Subsidiary Guarantor” means each Unrestricted Subsidiary that becomes a Guarantor under any Guaranty.

“Unrestricted Subsidiary Guarantor Release Date” has the meaning set forth in Section 6.4.

“Unsuitable for Its Primary Intended Use” means the state or condition of the Facility such that by reason of damage or destruction, or a partial taking by Condemnation, the Facility cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its Primary Intended Use, taking into account, among other relevant factors, the amount of square footage and the estimated revenue affected by such damage or destruction.

ARTICLE III

3.1          Rent. During the Term, Tenant will pay to Landlord the Rent and Additional Charges in lawful money of the United States of America and legal tender for the payment of public and private debts, in the manner provided in Section 3.3. The Rent during any Lease Year is payable in advance (except that the Development Period Rent is payable in arrears) in consecutive monthly installments on the fifth (5th) Business Day of each calendar month during that Lease Year. Unless otherwise agreed by the parties, Rent and Additional Charges shall be prorated as to any partial months at the beginning and end of the Term. The parties agree that any Rent (including any Development Period Rent) that is payable prior to the Rent Conversion Trigger Date shall be allocated to the rental period beginning on the Rent Conversion Trigger Date and ending on the last day of the calendar year that includes the Rent Conversion Trigger Date, and any Rent payable on or subsequent to the Rent Conversion Trigger Date shall be allocated to the period in which such Rent is payable.  For avoidance of doubt, zero Rent shall be allocated to any period prior to the Rent Conversion Trigger Date. The above allocation is intended to be a “specific allocation” under Treas. Reg. section 1.467-1(c)(2)(ii)(A).  The parties agree that the Development Period Rent payable prior to the Rent Conversion Trigger Date is “fixed rent” within the meaning of Treas. Reg. section 1.467-1(h)(3) because it is fixed and determinable as of the date of Completion at which time the construction of the Leased Improvements is complete and possession of such Leased Improvements fully transfer to Tenant. Notwithstanding anything contained in this Lease to the contrary, in the event that the Facility is closed to the public as a result of a governmental order or mandate due to, or resulting from, any actual, potential, or threatened pandemic, epidemic, contagion or other disease outbreak (including, without limitation, COVID-19) (such order or mandate being, a “Disease Event Closure Order”) and such closure continues for a period in excess of five (5) consecutive days, then Tenant shall be entitled to defer the payment of any Deferred Rent (as defined herein) until the earlier to occur of (such earlier date being, the “Deferred Rent Repayment Date”) (i) the fifth (5th) anniversary of the Disease Event Closure Order, and (ii) the expiration of the Term or the earlier termination of this Lease. For purposes of this Section 3.1, “Deferred Rent” shall be an amount equal to (a) the annual Rent for the Lease Year in which the Facility was closed due to a Disease Event Closure Order, multiplied, by (b) a fraction, the numerator of which is the number of days that the Facility was closed to the public as the result of the Disease Event Closure Order through the date that the Disease Event Closure Order is lifted, inclusive, and the denominator of which is 365. Any and all Deferred Rent shall be immediately due and payable on the Deferred Rent Repayment Date and the late payment thereof shall be subject to late charges and interest as set forth under Section 3.2 and shall constitute an Event of Default hereunder.

3.2          Late Payment of Rent. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within five (5) days after its due date, Tenant will pay Landlord on demand a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law; provided, however, that in no event shall any late charge be assessed on the full amount of Rent due pursuant to Section 16.3. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Thereafter, if any installment of Rent other than Additional Charges payable to a Person other than Landlord shall not be paid within ten (10) days after its due date, the amount unpaid, including any late charges previously accrued, shall bear interest at the Overdue Rate from the due date of such installment to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.

3.3          Method of Payment of Rent. Rent and Additional Charges to be paid to Landlord shall be paid by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. Landlord shall provide Tenant with appropriate wire transfer information in a Notice from Landlord to Tenant. If Landlord directs Tenant to pay any Rent to any party other than Landlord, Tenant shall send to Landlord simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.

3.4          Net Lease. Landlord and Tenant acknowledge and agree that (i) this Lease is and is intended to be what is commonly referred to as a “net, net, net” or “triple net” lease, and (ii) the Rent shall be paid absolutely net to Landlord, so that this Lease shall yield to Landlord the full amount or benefit of the installments of Rent and Additional Charges throughout the Term with respect to the Facility, all as more fully set forth in Article IV and subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges. If Landlord commences any proceedings for non-payment of Rent, Tenant will not interpose any counterclaim or cross complaint or similar pleading of any nature or description in such proceedings unless Tenant would lose or waive such claim by the failure to assert it. This shall not, however, be construed as a waiver of Tenant’s right to assert such claims in a separate action brought by Tenant. The covenants to pay Rent and other amounts hereunder are independent covenants, and Tenant shall have no right to hold back, offset or fail to pay any such amounts for default by Landlord or for any other reason whatsoever, except as provided in Section 3.1.

ARTICLE IV

4.1          Impositions. (a) Subject to Article XII relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost may be added for non-payment. Tenant shall make such payments directly to the taxing authorities or other applicable third parties entitled to such payment where feasible, and promptly furnish to Landlord copies of official receipts or other satisfactory proof evidencing such payments. Tenant’s obligation to pay Impositions shall be absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof subject to Article XII. If any Imposition may, at the option of the taxpayer, lawfully be paid in installments, whether or not interest shall accrue on the unpaid balance of such Imposition, Tenant may pay the same, and any accrued interest on the unpaid balance of such Imposition, in installments as the same respectively become due and before any fine, penalty, premium, further interest or cost may be added thereto. For the avoidance of doubt, Tenant shall be responsible for the payment of all Impositions that are due and payable as of the Commencement Date regardless as to whether such Impositions are attributable to a period preceding the Commencement Date.

(b)           Landlord or GLP shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock and any other returns required to be filed by or in the name of Landlord (the “Landlord Tax Returns”), and Tenant or Tenant’s Parent shall prepare and file all other tax returns and reports as may be required by Legal Requirements with respect to or relating to the Leased Property and Leased Improvements (including all Capital Improvements), and Tenant’s Property.

(c)           Any refund due from any taxing authority in respect of any Imposition paid by or on behalf of Tenant or Tenant’s Affiliates, including prior to the Commencement Date, shall be paid over to or retained by Tenant.

(d)           Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. If any property covered by this Lease is classified as personal property for tax purposes, Tenant shall file all personal property tax returns in such jurisdictions where it must legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, shall provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns, Tenant shall be provided with copies of assessment notices indicating a value in excess of the reported value in sufficient time for Tenant to file a protest.

(e)           Billings for reimbursement by Tenant to Landlord of personal property or real property taxes and any taxes or other Impositions due under the Landlord Tax Returns, if and to the extent Tenant is responsible for such taxes or other Impositions under the terms of this Section 4.1, shall be accompanied by copies of a bill therefor and payments thereof which identify the personal property or real property or other tax obligations of Landlord with respect to which such payments are made.

(f)            Impositions imposed or assessed in respect of the tax-fiscal period during which the Term terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such termination, and Tenant’s obligation to pay its prorated share thereof in respect of a tax-fiscal period during the Term shall survive such termination. Landlord will not voluntarily enter into agreements that will result in additional Impositions without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to customary additional Impositions that other property owners of properties similar to the Leased Property customarily consent to in the ordinary course of business); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement.

4.2          Utilities.

(a)           Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in the Leased Property (including all Capital Improvements), including any such charges that remain outstanding as of the Commencement Date. Tenant shall also pay or reimburse Landlord for all costs and expenses of any kind whatsoever which at any time with respect to the Term hereof with respect to the Facility may be imposed against Landlord by reason of any of the covenants, conditions and/or restrictions affecting the Leased Property or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits the Leased Property or any Capital Improvement, including any and all costs and expenses associated with any utility, drainage and parking easements. Landlord will not enter into agreements that will encumber the Leased Property without Tenant’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the use or future development of the Facility as a Gaming Facility or increase Additional Charges payable under this Lease); provided Tenant is given reasonable opportunity to participate in the process leading to such agreement. Tenant will not enter into agreements that will encumber the Leased Property after the expiration of the Term without Landlord’s consent, which shall not be unreasonably withheld (it being understood that it shall not be reasonable to withhold consent to encumbrances that do not adversely affect the value of the Leased Property or the Facility); provided Landlord is given reasonable opportunity to participate in the process leading to such agreement.

(b)           Landlord has determined that the Leased Improvements, including, without limitation, any future Capital Improvements, should be environmentally sensitive and sustainable. Tenant shall submit to Landlord, upon Landlord’s reasonable written request, any energy and utility consumption data and costs as they appear on Tenant’s utility bills for purposes of regulatory compliance, benchmarking, energy management, building environmental performance labeling and other related purposes, in a format available to Tenant without additional cost, provided, however, Tenant shall not be required to produce documents or reports not readily available to Tenant or regularly produced by Tenant unless required by Legal Requirements. Whether by present or future law or pursuant to this Lease, Landlord may be obligated to provide data for the amount of utilities consumed and/or the actual carbon, greenhouse gas, utility (including, gas, oil and water) or other environmental emissions, releases, discharges, usages or the like emitted from the Leased Property or to demonstrate compliance with other applicable Legal Requirements, including, without limitation, the number of actual units consumed, by utility type per month, and associated start and end dates for such consumption, and in such case, upon Landlord’s reasonable written request, Tenant shall provide Landlord with all such data and documentation relating to the Leased Property that Landlord is required to report to the applicable Governmental Authority or utility provider.

4.3          Impound Account. At Landlord’s option following the occurrence and during the continuation of an Event of Default or a default by Tenant of Section 23.3(d) hereof (to be exercised by thirty (30) days’ prior written notice to Tenant); and provided Tenant is not already being required to impound such payments in accordance with the requirements of Section 31.3(b) below, Tenant shall be required to deposit, at the time of any payment of Rent, an amount equal to one-twelfth of the sum of (i) Tenant’s estimated annual real and personal property taxes required pursuant to Section 4.1 hereof (as reasonably determined by Landlord), and (ii) Tenant’s estimated annual maintenance expenses and insurance premium costs pursuant to Articles IX and XIII hereof (as reasonably determined by Landlord). Such amounts shall be applied to the payment of the obligations in respect of which said amounts were deposited in such order of priority as Landlord shall reasonably determine, on or before the respective dates on which the same or any of them would become delinquent. Such amount shall be deposited in an interest-bearing segregated account with a banking institution and the reasonable cost of such bank for administering such impound account shall be paid by Tenant. Nothing in this Section 4.3 shall be deemed to affect any right or remedy of Landlord hereunder.

ARTICLE V

5.1          No Termination, Abatement, etc. Except as otherwise specifically provided in this Lease, Tenant shall remain bound by this Lease in accordance with its terms and shall not seek or be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent. Except as may be otherwise specifically provided in this Lease, the respective obligations of Landlord and Tenant shall not be affected by reason of (i) any damage to or destruction of the Leased Property or any portion thereof from whatever cause or any Condemnation of the Leased Property, any Capital Improvement or any portion thereof; (ii) other than as a result of Landlord’s willful misconduct or gross negligence, the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Leased Property, any Capital Improvement or any portion thereof, the interference with such use by any Person or by reason of eviction by paramount title; (iii) any claim that Tenant has or might have against Landlord by reason of any default or breach of any warranty by Landlord hereunder or under any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (iv) any bankruptcy, insolvency, reorganization, consolidation, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; or (v) for any other cause, whether similar or dissimilar to any of the foregoing, other than a discharge of Tenant from any such obligations as a matter of law. Tenant hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law (a) to modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (b) which may entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder except in each case as may be otherwise specifically provided in this Lease. Notwithstanding the foregoing, nothing in this Article V shall preclude Tenant from bringing a separate action against Landlord for any matter described in the foregoing clauses (ii), (iii) or (v) and Tenant is not waiving other rights and remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease or by termination of this Lease as to all or any portion of the Leased Property other than by reason of an Event of Default. Tenant’s agreement that, except as may be otherwise specifically provided in this Lease, any eviction by paramount title as described in item (ii) above shall not affect Tenant’s obligations under this Lease, shall not in any way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord for any damages incurred by any such eviction, Tenant shall be entitled to a credit for any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant to Landlord under this Section 5.1, and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided that such assignment does not adversely affect Landlord’s rights under any such policy and provided further, that Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such assignment except to the extent such liability, cost or expense arises from the gross negligence or willful misconduct of Landlord.

ARTICLE VI

6.1          Ownership of the Leased Property.

(a)           Landlord and Tenant acknowledge and agree that they have executed and delivered this Lease with the understanding that (i) the Leased Property is the property of Landlord, (ii) Tenant has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease, (iii) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease, (iv) the business relationship created by this Lease and any related documents is and at all times shall remain that of landlord and tenant, (v) this Lease has been entered into by each party in reliance upon the mutual covenants, conditions and agreements contained herein, and (vi) none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership between Landlord and Tenant, to make them joint venturers, to make Tenant an agent, legal representative, partner, subsidiary or employee of Landlord, or to make Landlord in any way responsible for the debts, obligations or losses of Tenant.

(b)           Each of the parties hereto covenants and agrees, subject to Section 6.1(c), not to (i) file any income tax return or other associated documents; (ii) file any other document with or submit any document to any governmental body or authority; (iii) enter into any written contractual arrangement with any Person; or (iv) release any financial statements of Tenant, in each case that takes a position other than that this Lease is a “true lease” with Landlord as owner of the Leased Property and Tenant as the tenant of the Leased Property, including (x) treating Landlord as the owner of such Leased Property eligible to claim depreciation deductions under Sections 167 or 168 of the Code with respect to such Leased Property, (y) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (z) Landlord reporting the Rent payments as rental income under Section 61 of the Code, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).

(c)           If Tenant should reasonably conclude that GAAP or the SEC require treatment different from that set forth in Section 6.1(b) for applicable non-tax purposes, then (x) Tenant shall promptly give prior Notice to Landlord, accompanied by a written statement that references the applicable pronouncement that controls such treatment and contains a brief description and/or analysis that sets forth in reasonable detail the basis upon which Tenant reached such conclusion, and (y) notwithstanding Section 6.1(b), Tenant may comply with such requirements.

(d)           The Rent is the fair market rent for the use of the Leased Property and was agreed to by Landlord and Tenant on that basis, and the execution and delivery of, and the performance by Tenant of its obligations under, this Lease does not constitute a transfer of all or any part of the Leased Property.

(e)           Tenant waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a lease of all of the Leased Property. Tenant stipulates and agrees (1) not to challenge the validity, enforceability or characterization of the lease of the Leased Property as a true lease and/or as a single, unseverable instrument pertaining to the lease of all, but not less than all, of the Leased Property, and (2) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in Section 3.4 or this Section 6.1, in each case except as otherwise required by a change in law or a “determination” within the meaning of Section 1313(a) of the Code (or similar provision of state or local law).

6.2          Ownership of the Tenant Capital Improvements. Landlord and Tenant acknowledge and agree that, subject to the Development Agreement, a portion of the Chicago Project may be funded in part by Tenant, in which event Landlord and Tenant shall reasonably agree as to which portion of the Chicago Project shall constitute “Tenant Capital Improvements” for purposes of this Lease. Landlord hereby acknowledges and agrees that during the Term, and for the purposes of this Section 6.2, any Tenant Capital Improvements shall be owned in fee by Tenant, as the same may be altered, expanded and/or improved from time to time in accordance with the terms of this Lease, provided, however, Tenant’s rights with respect to the Tenant Capital Improvements are subject to all of Tenant’s obligations specified in this Lease pertaining to the Leased Property and the Landlord’s reversionary interest in such Tenant Capital Improvements as more fully provided herein. Any of Tenant’s trade fixtures, or other property that is permanently affixed to the Tenant Capital Improvements at any point in time such that it is an integral part of the Tenant Capital Improvements, shall be deemed a part of the Tenant Capital Improvements and shall not constitute any portion of the Leased Property during the Term for the purposes of this Lease. Subject to Section 10.4, Section 16.2 and Article XXXVI, on the expiration or earlier termination of this Lease, all Tenant Capital Improvements then located on the Land shall automatically vest in, revert to, and become the property of Landlord without requirement of consent or other act of, Tenant and without the necessity of executing a deed, bill of sale, conveyance, or other act or agreement of Tenant, and except to the extent Landlord is required to compensate Tenant in accordance with Section 10.4, or Article XXXVI, without any payment of any kind or nature by Landlord to Tenant or to any other Person, including any Person claiming a lien against all or any portion of Tenant’s interest in this Lease, and Tenant shall thereafter have no further rights thereto or interest therein. If the Tenant Capital Improvements revert to Landlord pursuant to the terms of this Lease, if requested by Landlord, Tenant shall, without charge to Landlord, promptly execute, acknowledge, and deliver to Landlord a deed and bill of sale (in form and content acceptable to Landlord and with respect to such Tenant Capital Improvements) that (a) conveys all of Tenant’s right, title, and interest in and to such Tenant Capital Improvements remaining on the Land after the termination of this Lease; and (b) conveys or assigns (to the extent conveyable or assignable), as the case may be, all of Tenant’s rights and obligations under any plans, records, registers, permits, and all other papers and documents reasonably conveyable or assignable and that may be necessary or appropriate for the proper operation and management of the Tenant Capital Improvements.

6.3          Tenant’s Property. Tenant shall, at all times during the entire Term, own (or lease), install and maintain (or cause its Subsidiaries to own (or lease), install and maintain) on the Leased Property adequate and sufficient Tenant’s Property, including without limitation, adequate and sufficient furniture, fixtures and equipment, including without limitation, Gaming Equipment, and personal property necessary for the conduct of the Primary Intended Use. Tenant shall maintain (or cause its Subsidiaries to maintain) all of such Tenant’s Property in good order, condition and repair, in all cases as shall be necessary and appropriate in order to operate the Facility for the Primary Intended Use in compliance with all applicable licensure and certification requirements and in compliance with all applicable Legal Requirements, Insurance Requirements and Gaming Regulations. If any of Tenant’s Property requires replacement in order to comply with the foregoing, Tenant shall replace (or cause a Subsidiary to replace) it with similar property of the same or better quality at Tenant’s (or such Subsidiary’s) sole cost and expense. Subject to the foregoing, Tenant and its Subsidiaries may sell, transfer, convey or otherwise dispose of Tenant’s Property (other than Gaming Licenses and subject to this Section 6.3 and Section 6.4) in their discretion in the ordinary course of its business and Landlord shall have no rights to such Tenant’s Property. Tenant shall, upon Landlord’s request, from time to time but not more frequently than one time per Lease Year, provide Landlord with a list of the material Tenant’s Property located at the Facility. In the case of any such Tenant’s Property that is leased (rather than owned) by Tenant (or its Subsidiaries), Tenant shall use commercially reasonable efforts to ensure that the lease agreements pursuant to which Tenant (or its Subsidiaries) leases such Tenant’s Property are assignable to third parties in connection with any transfer by Tenant (or its Subsidiaries) to a replacement lessee or operator at the end of the Term. Tenant shall remove all of Tenant’s Property from the Leased Property at the end of the Term, except to the extent Tenant has transferred ownership of such Tenant’s Property to a Successor Tenant or Landlord. Any Tenant’s Property left on the Leased Property at the end of the Term whose ownership was not transferred to a Successor Tenant shall be deemed abandoned by Tenant and shall become the property of Landlord. Notwithstanding anything to the contrary contained herein, the assignment or transfer of Tenant’s Property is conditioned upon and subject to compliance with applicable Gaming Regulations, including, without limitation, the receipt of all necessary Gaming Licenses by the designated assignee or transferee.

6.4          Guarantors. (i) Each of Tenant’s Subsidiaries (collectively, the “Tenant Subsidiary Guarantors”), (ii) each wholly-owned domestic Subsidiary of Tenant’s Parent that is, as of the Effective Date, an Unrestricted Subsidiary and listed on Schedule 6.4, (iii) each wholly-owned foreign Subsidiary of Tenant’s Parent that is, as of the Effective Date, an Unrestricted Subsidiary if (1) such Subsidiary has a net worth of at least $50,000,000, and (2) such Subsidiary is not prohibited by any applicable law from guaranteeing this Lease, (iv) Bally’s Chicago and (v) prior to the Unrestricted Subsidiary Guarantor Release Date, (1) each other wholly-owned domestic Subsidiary of Tenant’s Parent that is or becomes an Unrestricted Subsidiary from and after the Effective Date (excluding (x) Bally’s Foundation North America, Inc. and (y) until the closing of the transactions described in the definitive transaction agreement disclosed by Tenant’s Parent in its current report on Form 8-K dated July 1, 2025, PE Sub Holdings LLC) and (2) each wholly-owned foreign Subsidiary of Tenant’s Parent that is or becomes an Unrestricted Subsidiary from and after the Effective Date if (A) such Subsidiary has a net worth of at least $50,000,000, and (B) such Subsidiary is not prohibited by any applicable law from guaranteeing this Lease, in each case shall be a Guarantor under this Lease and shall execute and deliver to the Landlord the Guaranty in the form attached hereto as Exhibit D. The Guarantors as of the Effective Date are set forth on Schedule 6.4 attached hereto. If at any time Tenant becomes a “Restricted Subsidiary” under and as defined in the Effective Date Deutsche Credit Agreement and the Bally’s Indenture as in effect on the Effective Date, then Tenant shall (a) provide written notice thereof within five (5) Business Days following such occurrence and (b) cause Tenant’s Parent to execute and deliver a Guaranty of this Lease and the Development Agreement (the “Subsequent Guaranty”) in the form attached hereto as Exhibit D. Neither Tenant’s Parent nor any Unrestricted Subsidiary Guarantor shall (directly or indirectly) enter into any agreement or make or approve any decision or take any action whereby the effect of such agreement, decision or action (x) restricts such Unrestricted Subsidiary Guarantor’s ability to guarantee this Lease or the Development Agreement or (y) restricts Tenant’s Parent ability to guarantee this Lease or the Development Agreement (including Tenant’s Parent’s ability to enter into the Subsequent Guaranty) on or prior to the stated maturity date of the Bally’s Revolving Credit Facility as in effect on the Commencement Date, in each case without the Landlord’s prior written consent. Upon the execution and delivery of the Subsequent Guaranty (the date of such execution and delivery, the “Unrestricted Subsidiary Guarantor Release Date”), each Unrestricted Subsidiary Guarantor shall automatically and immediately be released from the Initial Guaranty without any further action by any Person (provided that upon request by Tenant, Landlord shall deliver instruments of termination reasonably satisfactory to Tenant and Landlord). Further, subject to Landlord’s prior written consent, which consent shall be granted in Landlord’s sole discretion, upon any Unrestricted Subsidiary Guarantor becoming a “Restricted Subsidiary” under and as defined in the Effective Date Deutsche Credit Agreement and the Bally’s Indenture, the Initial Guaranty shall immediately and automatically terminate with respect to such Unrestricted Subsidiary Guarantor without any further action by any Person (provided that upon request by Tenant, Landlord shall deliver instruments of termination reasonably satisfactory to Tenant and Landlord). For the avoidance of doubt, (1) neither Bally’s Chicago nor any Tenant Subsidiary Guarantor shall be released from the Initial Guaranty as a result of the occurrence of the Unrestricted Subsidiary Guarantor Release Date and (2) any Subsidiary of Tenant that becomes a party to the Initial Guaranty shall remain a guarantor under the Initial Guaranty with the same force and effect as if originally named as a Guarantor herein and the rights and obligations of each Subsidiary of Tenant party to the Initial Guaranty shall remain in full force and effect notwithstanding the termination and release of the Unrestricted Subsidiary Guarantors under the Initial Guaranty. In addition, if any material Gaming License or other license or other material asset necessary to operate any portion of the Leased Property is owned by a Subsidiary of Tenant, Tenant shall within five (5) Business Days after the date such Subsidiary acquires such Gaming License, other license or other material asset, notify the Landlord thereof and cause such Subsidiary (if it is not already a Guarantor) to become a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord.

6.5          Refinancing Transaction. Tenant hereby represents and warrants that the Deutsche Credit Agreement, the Bally’s Indenture and the Apollo Note Purchase Agreement are the only Debt Agreements that include a Cross-Default Restriction. Following the Commencement Date, Tenant shall not enter into, or modify or amend any Debt Agreement to impose any Cross Default Restrictions upon Tenant, Tenant’s Parent, and their respective Affiliates and Subsidiaries. Tenant shall furnish to Landlord written notice of any Refinancing Transaction within ten (10) days after the closing of such Refinancing Transaction.

ARTICLE VII

7.1          Condition of the Leased Property. Tenant acknowledges that immediately prior to the Effective Date Tenant was in possession of, and operating, the Leased Property and Tenant acknowledges receipt and delivery of possession of the Leased Property, and confirms that Tenant has examined and otherwise has knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same (except as included in the disclosures on Schedule A) to be in good order and repair and, to the best of Tenant’s knowledge, free from Hazardous Substances not in compliance with Legal Requirements and satisfactory for its purposes hereunder. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Leased Property “as is” in its present condition and during the Term of this Lease Tenant shall be solely responsible for the repair and maintenance of any condition of the Leased Property in existence on the Effective Date. Tenant waives any claim or action against Landlord in respect of the condition of the Leased Property including, without limitation, the condition of the Leased Improvements, their compliance with Legal Requirements, the presence of Hazardous Substances, if any, and any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE ON THE LEASED PROPERTY OR ANY PART THEREOF, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT INCLUDING ALL RESPONSIBILITY AND LIABILITY FOR ANY REMEDIATION AND COMPLIANCE WITH ALL ENVIRONMENTAL LAWS.

7.2          Use of the Leased Property.

(a)            Tenant shall use or cause to be used the Leased Property and the improvements thereon for its Primary Intended Use. Tenant shall not use the Leased Property or any portion thereof or any Capital Improvement for any use other than the Primary Intended Use without the prior written consent of Landlord, which consent Landlord may withhold in its sole discretion.

(b)           Tenant shall not commit or suffer to be committed any waste on the Leased Property (including any Capital Improvement thereto) or cause or permit any nuisance thereon or to, except as required by law, take or suffer any action or condition that will diminish the ability of the Leased Property to be used as a Gaming Facility after the expiration or earlier termination of the Term.

(c)           Tenant shall neither suffer nor permit the Leased Property or any portion thereof to be used in such a manner as (i) might reasonably tend to impair Landlord’s title thereto or to any portion thereof, (ii) may make possible a claim of adverse use or possession, or an implied dedication of the Leased Property or any portion thereof, (iii) shall result in the occurrence of a default continuing beyond applicable notice and cure periods (as set forth in the Host Community Agreement) of the Host Community Agreement that shall give the City the right to terminate the Host Community Agreement or (iv) would be reasonably expected to result in the loss, revocation, suspension or termination of the Gaming License.

(d)           From and after Completion (as defined in the Development Agreement) of the Chicago Project, Tenant shall continuously operate the Facility for the Primary Intended Use during the Term; provided, however, that Tenant shall not be deemed to be in breach of such covenant of continuous operation to the extent that any cessation of operations at the Facility is due to any of the following (each of the foregoing, a “Permitted Go Dark Event”): (i) any Unavoidable Delay (but only for so long as such Unavoidable Delay remains in effect), (ii) temporary closures necessitated by any Casualty Event or Condemnation, (iii) temporary closures to the extent necessary or reasonably advisable in connection with the making of any Capital Improvements in accordance with the terms and conditions hereof, or (iv) Tenant’s election if such cessation would not reasonably be expected to have a material adverse effect on Tenant, the Facility or the Leased Property, taken as a whole, provided that (A) in the case of any closures under clauses (ii) or (iii), such temporary closure shall only be for so long as is reasonably necessary for Tenant to perform its obligations hereunder and (B) in the case of any closures under clauses (iii) or (iv), no Event of Default has occurred and is continuing immediately prior to or after the date that operations are ceased or as a result of such cessation.

(e)           Notwithstanding anything contained in this Lease to the contrary, prior to the Opening Date, Tenant shall not (i) commence and/or perform any construction or development activities upon the Development Land, it being understood that no portion of the Chicago Project shall be constructed on the Development Land without the Landlord’s prior written consent, and (ii) directly or indirectly (by operation of law or otherwise) transfer, sell, encumber, pledge, assign, hypothecate or sublet all or any part or of, or interest in, the Development Land. From and after the Opening Date, Tenant shall have the right to use the Development Land in accordance with the terms of this Lease; provided, however, that the use of the Development Land (including, without limitation, the construction and development of any structures or other improvements, and/or sublease of the Development Land) for any purpose other than the Primary Intended Use shall require Landlord’s prior written consent.

7.3          Competing Business.

(a)           Tenant’s Obligations for Greenfields. Tenant agrees that during the Term, neither Tenant nor any of its Affiliates shall (i) build or otherwise participate in the development of a new Gaming Facility (including a facility that has been shut down for a period of more than twelve (12) months) located within the Restricted Area of the Facility (a “Greenfield Project”) or (ii) acquire or operate any Competing Facility, unless Tenant shall first offer Landlord the opportunity to include the Greenfield Project or the Competing Facility, as the case may be, as a Leased Property under this Lease on terms to be negotiated by the parties (which terms with respect to Landlord funding the development of any such Greenfield Project shall include the terms set forth in Section 10.4 hereof regarding Capital Improvements). Within thirty (30) days of Landlord’s receipt of notice from Tenant providing the opportunity to fund and include as Leased Property under this Lease a Greenfield Project or a Competing Facility, as the case may be, on terms to be negotiated by the parties, Landlord shall notify Tenant as to whether it intends to participate in such Greenfield Project or acquire such Competing Facility, as applicable, and, if Landlord indicates such intent, the parties shall negotiate in good faith the terms and conditions upon which this would be effected, including the terms of any amendment to this Lease and any development, funding or purchase agreement, which Landlord might require. Should Landlord notify Tenant that it does not intend to pursue such Greenfield Project or Competing Facility (or should Landlord decline to notify Tenant of its affirmative response within such thirty (30) day period), or if the parties despite good faith efforts on both sides fail to reach agreement on the terms under which such opportunity would be jointly pursued under this Lease and such new Greenfield Project or Competing Facility, would become a portion of the Leased Property hereunder, in any event, within forty-five (45) days after Landlord’s notice to Tenant of Landlord’s intent to participate in such Greenfield Project or Competing Facility, then Tenant shall have no further obligation to Landlord with respect to, and may pursue, such Greenfield Project or Competing Facility, as applicable. Notwithstanding anything to the contrary in this Section 7.3(a), Tenant and its Affiliates shall not be restricted under this Section 7.3(a) from expanding the Facility under this Lease (subject to Tenant’s compliance with the terms of Section 10.4 and the other provisions of Article X).

(b)           Landlord’s Obligations for Greenfields. Landlord agrees that during the Term, neither Landlord nor any of its Affiliates shall, without the prior written consent of the Tenant (which consent may be withheld in Tenant’s sole discretion), build or otherwise participate in the development of a Greenfield Project within the Restricted Area. Notwithstanding anything to the contrary in this Section 7.3(b), (i) Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from acquiring, financing or providing refinancing for any facility that is in operation or has been in operation at any time during the twelve month period prior to the time in question, and (ii) subject to the provisions of Section 7.3(d) hereof, Landlord and its Affiliates shall not be restricted under this Section 7.3(b) from expanding any Competing Facility existing at the time in question.

(c)           Tenant’s Rights Regarding Facility Expansions. Tenant shall be permitted to construct Capital Improvements in accordance with the terms of Article X hereof.

(d)           Landlord’s Rights Regarding Facility Expansions. Landlord shall be permitted to finance expansions of any Competing Facility within the Restricted Area that is already in existence at any time in question.

(e)           Landlord’s Rights to Acquire or Finance Existing Facilities. Landlord shall not be restricted under this Section 7.3 from acquiring or providing any kind of financing or refinancing to any Competing Facility within the Restricted Area that is already in existence at any time in question.

(f)            No Restrictions Outside of Restricted Area. Each of Landlord and Tenant shall not be restricted from participating in opportunities, including, without limitation, developing, building, purchasing or operating Gaming Facilities, outside the Restricted Area at any time.

ARTICLE VIII

8.1          Representations and Warranties. Each party represents and warrants to the other that: (i) this Lease and all other documents executed or to be executed by it in connection herewith have been duly authorized and shall be binding upon it; (ii) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the State of Illinois; and (iii) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.

8.2          Compliance with Legal and Insurance Requirements, etc.

(a)           Subject to Article XII regarding permitted contests, Tenant, at its sole cost and expense, shall promptly (a) comply in all material respects with all Legal Requirements, Insurance Requirements and Property Agreements regarding the use, operation, maintenance, repair and restoration of the Leased Property (including all Capital Improvements thereto) and Tenant’s Property whether or not compliance therewith may require structural changes in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) procure, maintain and comply in all material respects with all Gaming Regulations and Gaming Licenses, and other authorizations, licenses and permits required for the use of the Leased Property (including all Capital Improvements) and Tenant’s Property for the applicable Primary Intended Use and any other use of the Leased Property (including Capital Improvements then being made) and Tenant’s Property, and for the proper erection, installation, operation and maintenance of the Leased Property and Tenant’s Property.

(b)           In the event that a Gaming Authority or other regulatory agency, commission, board or other governmental body notifies Tenant that it is in jeopardy, or Tenant has reason to believe that it is in jeopardy, of losing a Gaming License material to the continued operation of the Facility, Tenant shall promptly notify Landlord of the same in writing. In an emergency or in the event of a breach by Tenant of its obligations under this Section 8.2 which is not cured within any applicable cure period, Landlord may, but shall not be obligated to, enter upon the Leased Property and take such reasonable actions and incur such reasonable costs and expenses to effect such compliance as it deems advisable to protect its interest in the Leased Property, and Tenant shall reimburse Landlord for all such reasonable costs and expenses incurred by Landlord in connection with such actions. Tenant covenants and agrees that the Leased Property and Tenant’s Property shall not be used for any unlawful purpose. In the event that a Gaming Authority or other regulatory agency, commission, board or other governmental body notifies Tenant that it is in jeopardy of losing a Gaming License material to the continued operation of the Facility, and, assuming no Event of Default has occurred and is continuing, Tenant shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual revocation of such Gaming License) Tenant shall be required to sell (i) if permitted by applicable law, the Gaming License, and to the extent such sale is not permitted by applicable law Tenant shall use reasonable best efforts to transfer the applicable Gaming License or to cause the issuance of a new or replacement Gaming License, pursuant to the procedures permitted by applicable state law and Gaming Regulations, and (ii) Tenant’s Property related to the Facility to a successor operator of the Facility determined by Landlord choosing one and Tenant choosing three (for a total of four) potential operators and Landlord indicating the reasonable, market terms under which it would agree to lease the Facility to such potential operators, which in Landlord’s reasonable discretion may contain reasonable variations in terms to the extent required to account for credit quality differences among the potential operators (e.g., Landlord may require different letter of credit terms and amounts, but may not set different rent terms). Tenant will then be entitled to auction off Tenant’s Property relating to the Facility and Landlord will thereafter be entitled to lease the Facility to the potential successor that is the successful bidder. In the event of a new lease from Landlord to the successor, this Lease shall automatically terminate.

(c)           Landlord shall comply with any Gaming Regulations or other regulatory requirements required of it as owner of the Facility taking into account its Primary Intended Use (except to the extent Tenant fulfills or is required to fulfill any such requirements hereunder). In the event that a regulatory agency, commission, board or other governmental body notifies Landlord that it is in jeopardy of failing to comply with any such Gaming Regulation or other regulatory requirements material to the continued operation of the Facility for its Primary Intended Use, Landlord shall be given reasonable time to address the regulatory issue, after which period (but in all events prior to an actual cessation of the use of the Facility for its Primary Intended Use as a result of the failure by Landlord to comply with such regulatory requirements) Landlord shall be required to sell the Leased Property to the highest bidder (and Tenant or any Affiliate of Tenant shall be entitled to be one of the bidders) and this Lease shall remain in effect between Tenant and such successor Landlord; provided that if Tenant is the bidder it shall not be required to agree to lease the Facility. In the event during the period in which Landlord conducts such auction such regulatory agency notifies Landlord and Tenant that Tenant may not pay any portion of the Rent to Landlord, Tenant shall be entitled to fund such amount into an escrow account, to be released to Landlord or the party legally entitled thereto at or upon resolution of such regulatory issues and otherwise on terms reasonably satisfactory to the parties. Notwithstanding anything in the foregoing to the contrary, no transfer of Tenant’s Property used in the conduct of gaming (including the purported or attempted transfer of a Gaming License) or the operation of a Gaming Facility for its Primary Intended Use shall be effected or permitted without receipt of all necessary approvals and/or Gaming Licenses in accordance with applicable Gaming Regulations.

8.3          Zoning and Uses. Without the prior written consent of Landlord, which shall not be unreasonably withheld unless the action for which consent is sought could adversely affect the Primary Intended Use of the Facility (in which event Landlord may withhold its consent in its sole and absolute discretion), Tenant shall not (i) initiate or support any limiting change in the permitted uses of the Leased Property (or to the extent applicable, limiting zoning reclassification of the Leased Property); (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to the Leased Property or use or permit the use of the Leased Property; (iii) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances (other than Permitted Leasehold Mortgages) upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property; (iv) execute or file any subdivision plat affecting the Leased Property, or institute, or permit the institution of, proceedings to alter any tax lot comprising the Leased Property; or (v) permit or suffer the Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement (provided that the proscription in this clause (v) is not intended to and shall not restrict Tenant in any way from complying with any obligation it may have under applicable Legal Requirements, including, without limitation, Gaming Regulations and the Host Community Agreement, to afford to the public access to the Leased Property).

8.4          Compliance with Ground Leases.

(a)           This Lease, to the extent affecting and solely with respect to the Ground Leased Property, is and shall be subject and subordinate to all of the terms and conditions of each Ground Lease. Tenant hereby acknowledges that Tenant has reviewed and agreed to all of the terms and conditions of each Ground Lease. Tenant hereby agrees that Tenant shall not do, or fail to do, anything that would cause any violation of any Ground Lease. Without limiting the foregoing, (i) Tenant shall pay Landlord on demand as an Additional Charge hereunder all rent required to be paid by, and other monetary obligations of, Landlord as tenant under each Ground Lease (and, at Landlord’s option, Tenant shall make such payments directly to the applicable Ground Lessor); provided, however, such Additional Charges payable by Tenant shall exclude any additional costs under any Ground Lease which are caused solely by Landlord after the Commencement Date without consent or fault of or omission by Tenant, (ii) to the extent Landlord is required to obtain the written consent of the lessor under any Ground Lease (each, a “Ground Lessor”) to alterations of or the subleasing of all or any portion of the Ground Leased Property pursuant to such Ground Lease, Tenant shall likewise obtain such Ground Lessor’s written consent to alterations of or the subleasing of all or any portion of the Ground Leased Property (and Landlord will use commercially reasonable efforts to submit such requests to such Ground Lessor and cooperate, at no cost or expense to Landlord, with the reasonable requests of Tenant and such Ground Lessor to facilitate such requests), and (iii) Tenant shall carry and maintain general liability, automobile liability, property and casualty, worker’s compensation and employer’s liability insurance in amounts and with policy provisions, coverages and certificates as required of Landlord as tenant under each Ground Lease.

(b)            In the event of cancellation or termination of any Ground Lease for any reason whatsoever whether voluntary or involuntary (by operation of law or otherwise) prior to the expiration date of this Lease, including extensions and renewals granted thereunder, then, at the applicable Ground Lessor’s option, Tenant shall make full and complete attornment to such Ground Lessor with respect to the obligations of Landlord to such Ground Lessor in connection with the Ground Leased Property for the balance of the term of such Ground Lease (notwithstanding that this Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of such Ground Lease). Tenant’s attornment shall be evidenced by a written agreement which shall provide that the Tenant is in direct privity of contract with such Ground Lessor (i.e., that all obligations previously owed to Landlord under this Lease with respect to such Ground Lease or the Ground Leased Property shall be obligations owed to such Ground Lessor for the balance of the term of this Lease, notwithstanding that this Lease shall have expired with respect to the Ground Leased Property as a result of the cancellation or termination of such Ground Lease) and which shall otherwise be in form and substance reasonably satisfactory to such Ground Lessor. Tenant shall execute and deliver such written attornment within thirty (30) days after request by such Ground Lessor. Unless and until such time as an attornment agreement is executed by Tenant pursuant to this Section 8.4(b), nothing contained in this Lease shall create, or be construed as creating, any privity of contract or privity of estate between any Ground Lessor and Tenant. For the avoidance of doubt, if Landlord acquires any Ground Lessor’s interest in any Leased Property hereunder, this Lease shall at all times remain in full force and effect with respect to such Leased Property notwithstanding the fact that such Ground Lease may have been terminated as a result thereof.

(c)           Nothing contained in this Lease amends, or shall be construed to amend, any provision of any Ground Lease.

ARTICLE IX

9.1          Maintenance and Repair. (a) Tenant, at its expense and without the prior consent of Landlord, shall maintain the Leased Property and Tenant’s Property, and every portion thereof, and all private roadways, sidewalks and curbs appurtenant to the Leased Property, and which are under Tenant’s control in good order and repair (consistent with, or better than, the Applicable Standards) whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of the Leased Property and Tenant’s Property, and, with reasonable promptness, make all reasonably necessary and appropriate repairs thereto of every kind and nature, including those necessary to ensure continuing compliance with the Applicable Standards, all Legal Requirements and Insurance Requirements, if any, whether interior or exterior, structural or non-structural, mechanical or non-mechanical, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the Commencement Date. All repairs shall be at least equivalent in quality to the original work. Tenant will not take or omit to take any action the taking or omission of which would reasonably be expected to materially impair the value or the usefulness of the Leased Property or any part thereof or any Capital Improvement thereto for its Primary Intended Use.

(b)           Without limiting any other right contained in this Lease, from time to time, Landlord may, or may engage third party experts to, examine and inspect the Leased Property in accordance with Section 24.1 and shall have the right to cause a property condition report (the “Property Report”) to be prepared in respect of the Leased Property and Leased Improvements (including any Capital Improvements thereto), which Property Report shall be at Landlord’s sole cost and expense unless (i) Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article IX or Article X, (ii) such Property Report indicates that Tenant is in breach of its obligations under this Lease, or (iii) Tenant or Landlord has received notice from a Governmental Authority of a violation of Legal Requirements pertaining to the condition of the Leased Property (a “Repair Violation Notice”). Landlord shall provide Tenant a copy of any and all Property Reports it obtains in connection with the Leased Property.

(c)           Upon receipt of written notice from Landlord that there exist any Identified Repairs (a “Landlord Repair Notice”), Tenant acknowledges and agrees that Tenant shall be required to perform such Identified Repairs at its sole cost and expense pursuant to this Section 9.1. Other than Life-Safety Repairs, which Tenant shall promptly commence upon receipt of the applicable Landlord Repair Notice, all Identified Repairs shall commence no later than the time period set forth in the Landlord Repair Notice (the “Outside IR Commencement Date”), which time period shall be a commercially reasonable time period in light of the Identified Repairs to be performed, but in no event less than the cure period set forth in Section 16.1(p), and following commencement thereof, Tenant shall diligently pursue such Identified Repairs (including the Life-Safety Repairs) to completion. Notwithstanding the foregoing, nothing herein shall be deemed to negate Tenant’s obligations to complete any such Identified Repairs within the timeframes dictated by a Governmental Authority in any Repair Violation Notice. All Identified Repairs shall be completed in accordance with the terms of this Lease, including, but not limited to, Article X to the extent that such repairs are integrated into a Capital Improvement project and any requirement to obtain the prior written consent of Landlord with respect to such Identified Repairs. Landlord shall not be liable to Tenant for any information contained in any Property Report nor shall Landlord be liable or responsible for Tenant’s failure to take any action recommended in such Property Report. Notwithstanding the foregoing, with respect to any condition classified as a Life-Safety Repair, Tenant shall act promptly to prevent bodily injury or imminent damage to property, including the Leased Property, and Tenant may take such actions as may reasonably be required to render the Leased Property in a safe condition without Landlord’s prior written consent; provided, however, the actual repair of such Emergency condition shall remain subject to the requirements of Article X if applicable. The Property Report shall not invalidate or shift any obligations of Tenant to maintain the Leased Property in accordance with this Section 9.1.

(d)           Landlord shall not under any circumstances be required to (i) build or rebuild any improvements on the Leased Property; (ii) make any repairs, replacements, alterations, restorations or renewals of any nature to the Leased Property, whether ordinary or extraordinary, structural or non-structural, mechanical or non-mechanical, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto; or (iii) maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or hereafter enacted.

(e)           Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof or any Capital Improvement thereto; or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property, or any portion thereof or upon the estate of Landlord in any Capital Improvement thereto.

(f)            Without limiting Tenant’s obligations to maintain the Leased Property and Tenant’s Property under this Lease, within thirty (30) days after the end of each calendar year (commencing with the calendar year in which the fifth (5th) anniversary of the Opening Date occurs), Tenant shall provide Landlord with evidence satisfactory to Landlord in the reasonable exercise of Landlord’s discretion that Tenant has in such calendar year spent, with respect to the Leased Property and Tenant’s Property at the Facility, an aggregate amount equal to at least 1.0% of its actual Net Revenue from the Facility for such calendar year on installation or restoration and repair or other improvement of items at the Facility, which installations, restorations and repairs and other improvements are capitalized in accordance with GAAP with an expected life of not less than three (3) years; provided that, in the event an Unavoidable Delay occurs during the time during which Tenant is required to make the foregoing expenditures and such Unavoidable Delay actually prevents or delays Tenant’s performance of such installations, restorations, repairs or other improvements, then the relevant period in which Tenant was obligated to perform such installations, restorations, repairs or other improvements shall be extended, on a day-for-day basis, for the same amount of time that such Unavoidable Delay actually delayed Tenant’s ability to perform such installations, restorations, repairs or other improvements. If Tenant fails to make at least the above amount of expenditures and fails within sixty (60) days after receipt of a written demand from Landlord to either (i) cure such deficiency or (ii) obtain Landlord’s written approval, in its reasonable discretion, of a repair and maintenance program satisfactory to cure such deficiency, then the same shall be deemed an Event of Default hereunder.

(g)           Tenant shall, upon the expiration or earlier termination of the Term, vacate and surrender the Leased Property (including all Capital Improvements, subject to the provisions of Article X), in each case with respect to the Facility, to Landlord in the condition in which such Leased Property was originally received from Landlord and Capital Improvements were originally introduced to the Facility, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease (including Section 14.2 and 15.1) and except for ordinary wear and tear.

9.2          Encroachments, Restrictions, Mineral Leases, etc. If any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way, or shall violate any restrictive covenant or other agreement affecting the Leased Property, or any part thereof or any Capital Improvement thereto, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, or the use of the Leased Property or any Capital Improvement thereto is impaired, limited or interfered with by reason of the exercise of the right of surface entry or any other provision of a lease or reservation of any oil, gas, water or other minerals, then promptly upon the request of Landlord or any Person affected by any such encroachment, violation or impairment, each of Tenant and Landlord, subject to their right to contest the existence of any such encroachment, violation or impairment, shall protect, indemnify, save harmless and defend the other party hereto from and against fifty percent (50%) of all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment; provided, however, Landlord shall have no obligation to protect, indemnify, save harmless or defend Tenant from or against any losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) with respect to any encroachments, violation or impairment that result from the act or omissions of Tenant or its employees, agents and contractors. In the event of an adverse final determination with respect to any such encroachment, violation or impairment, either (a) each of Tenant and Landlord shall be entitled to obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Landlord or Tenant or (b) Tenant at the shared cost and expense of Tenant and Landlord on a 50-50 basis shall make such changes in the Leased Improvements, and take such other actions, as Tenant in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such encroachment, violation or impairment. Tenant’s (and Landlord’s) obligations under this Section 9.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and, to the extent the recovery thereof is not necessary to compensate Landlord and Tenant for any damages incurred by any such encroachment, violation or impairment, Tenant shall be entitled to fifty percent (50%) of any sums recovered by Landlord under any such policy of title or other insurance up to the maximum amount paid by Tenant under this Section 9.2 and Landlord, upon request by Tenant, shall assign Landlord’s rights under such policies to Tenant; provided such assignment does not adversely affect Landlord’s rights under any such policy. Landlord agrees to use reasonable efforts to seek recovery under any policy of title or other insurance under which Landlord is an insured party for all losses, liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys’, consultants’ and experts’ fees and expenses) based on or arising by reason of any such encroachment, violation or impairment as set forth in this Section 9.2; provided, however, that in no event shall Landlord be obligated to institute any litigation, arbitration or other legal proceedings in connection therewith unless Landlord is reasonably satisfied that Tenant has the financial resources needed to fund such litigation and Tenant and Landlord have agreed upon the terms and conditions on which such funding will be made available by Tenant, including, but not limited to, the mutual approval of a litigation budget.

ARTICLE X

10.1        Construction of Capital Improvements to the Leased Property – The Chicago Project. Following the Commencement Date, Tenant shall diligently pursue and complete the construction and development of, and open, the Chicago Project, in accordance with the terms and conditions of the Development Agreement. Landlord and Tenant hereby acknowledge and agree that Section 2.9 of the Development Agreement requires Tenant to use commercially reasonable efforts to assign its interest as subtenant under the Medinah Temple Sublease to Landlord, and following such assignment, Landlord and Tenant shall enter into an amendment to this Lease pursuant to which the Premises (under and as defined in the Medinah Temple Sublease) shall become a part of the Leased Property hereunder. In the event that Tenant fails to comply with the terms of this Section 10.1, which failure results in an Event of Default, Landlord shall be entitled to exercise any and all rights available to it under the terms of this Lease as well as under the Development Agreement.

10.2        Construction of Capital Improvements to the Leased Property. From and after the Completion (as defined in the Development Agreement) of the Chicago Project, prior to commencing any Capital Improvement (other than Exempt Capital Improvements), Tenant shall provide Landlord (A) copies of the plans and specifications in respect of all contemplated Capital Improvements if plans and specifications would customarily be prepared in connection with Capital Improvements of a similar type, scope and scale, which plans and specifications shall be prepared in a high-grade professional manner and shall adequately demonstrate: (i) compliance with all applicable Legal Requirements; (ii) that such Capital Improvements are of equal or better quality than the existing Leased Improvements they are improving, altering or modifying; and (iii) if such Capital Improvement is a Permitted Alteration (as defined below), that such Capital Improvement does not have an adverse effect on the use of the Leased Property for its Primary Intended Use, and (B) a written description of such Capital Improvement (including projected cost of construction, anticipated commencement date and projected completion date), and periodically provide updated documentation and information as Landlord may reasonably request.

Tenant shall not commence any Capital Improvement, including, without limitation, any Capital Improvements which are reasonably required for Tenant to avail itself of any tax abatement or incentive pursuant to, or are otherwise reasonably required so that Tenant may comply with, any written agreement between Tenant and a governmental or quasi-governmental authority having jurisdiction over the Leased Property in effect as of the Commencement Date, without the prior written consent of Landlord, (not to be unreasonably withheld), except the following Capital Improvements shall not require Landlord’s prior written consent: (i) Exempt Capital Improvements, and (ii) other Capital Improvements that (1) are not Major Alterations, (2) are of equal or better quality than the existing Leased Improvements they are improving, altering or modifying, (3) do not have an adverse effect on the use of the Leased Property for the Primary Intended Use, and (4) comply with all requirements set forth in Section 10.3 (this clause (ii) being “Permitted Alterations”). Notwithstanding the foregoing, no Capital Improvement shall be permitted without Landlord’s consent if such Capital Improvement will result in the Leased Property becoming a “limited use” property for purposes of United States federal income taxes.

Following a review of the information provided by Tenant pursuant to this Section 10.1 above, for those Capital Improvements for which Landlord consent is required, Landlord may reasonably request additional information prior to determining if such project will be approved. For the avoidance of doubt, it shall be reasonable for Landlord to condition its approval of any Capital Improvement for which Landlord’s consent is required upon any or all of the following terms and conditions:

(a)           Such construction shall be effected pursuant to detailed plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(b)           In the case of Capital Improvements that are Major Alterations, if such Capital Improvement is of a type that would reasonably be expected to require the services of an architect or engineer in connection with customary construction practices for projects of similar size, scope and complexity, such construction shall be conducted under the supervision of a licensed architect or engineer selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed;

(c)           In the case of Capital Improvements that are Major Alterations that cost more than Ten Million Dollars ($10,000,000), upon request by Landlord, Landlord’s receipt, from the general contractor and major subcontractor(s) of a performance and payment bond (or, if Tenant elects in lieu of performance and payment bond covering any major subcontractor, Sub-guard insurance, which policy shall be in form reasonably satisfactory to Landlord and which shall include a financial interest endorsement naming Landlord as a beneficiary) for the full value of such construction, which such bond shall name Landlord as an additional obligee and otherwise be in form and substance and issued by a Person reasonably satisfactory to Landlord; and

(d)           In the case of Capital Improvements that are Major Alterations that cost more than Ten Million Dollars ($10,000,000), such construction shall not be undertaken unless Tenant demonstrates to the reasonable satisfaction of Landlord the financial ability to complete the construction without materially adversely affecting its cash flow position or financial viability.

10.3        Construction Requirements for All Capital Improvements. Whether or not Landlord’s review and approval is required, all Capital Improvements (including Exempt Capital Improvements) shall comply with the following requirements:

(a)           Such construction shall not be commenced until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required to be obtained prior to such commencement, including those permits and authorizations required pursuant to any Gaming Regulations, and Landlord shall join in the application for such permits or authorizations whenever such action is necessary; provided, however, that (i) any such joinder shall be at no cost or expense to Landlord; and (ii) any plans required to be filed in connection with any such application which require the approval of Landlord as hereinabove provided shall have been so approved by Landlord;

(b)           Other than Exempt Capital Improvements, (i) such construction shall not and, in the case of Major Alterations of a type that would reasonably be expected to require the services of an architect or engineer in connection with customary construction practices for projects of similar size, scope and complexity, Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the design of such construction (as illustrated through the applicable corresponding construction documents) shall not, impair the structural strength of any component of the Facility or overburden the electrical, water, plumbing, HVAC or other building systems of any such component in a manner that would violate applicable building codes or prudent industry practices, and (ii) Tenant’s general contractor, or the general manager of the Leased Property if there is no general contractor, shall certify to Landlord that, in such person’s opinion, such construction is in compliance with the applicable design and corresponding construction documents;

(c)           If such Capital Improvement is a Major Alteration and such Major Alteration is of a type that would reasonably be expected to require the services of an architect or engineer in connection with customary construction practices for projects of similar size, scope and complexity, Tenant’s licensed architect or engineer shall certify to Landlord that such architect or engineer believes that the detailed plans and specifications conform to, and comply with, in all material respects all applicable building, subdivision and zoning codes, laws, ordinances and regulations imposed by all governmental authorities having jurisdiction over the Leased Property;

(d)           During and following completion of such construction, the parking and other amenities which are located at the Facility or on the Land shall remain adequate for the operation of the Facility for its Primary Intended Use and in no event shall such parking be less than that which is required by applicable Legal Requirements (including any variances with respect thereto); provided, however, with Landlord’s prior consent and at no additional expense to Landlord, (i) to the extent additional parking is not already a part of a Capital Improvement, Tenant may construct additional parking on the Land in accordance with this Article X; or (ii) Tenant may acquire or lease off-site parking to serve the Facility as long as such parking shall be reasonably proximate to, and dedicated to, or otherwise made available to serve the Facility;

(e)           All work done in connection with such construction shall be done promptly and using materials and in a manner that results in such Capital Improvement being in a condition and quality that is at least as good as the condition and quality of the remaining areas of the Facility (assuming that Tenant has complied in all material respects with obligations to maintain the Facility in accordance with the Applicable Standards) and in conformity with all Legal Requirements, including, without limitation, any applicable minority or women owned business requirements and Insurance Requirements, if any; and

(f)            If typically recommended to be obtained in accordance with customary and prudent industry standards or otherwise obtained by Tenant in connection with such construction, promptly following the completion of construction (other than construction relating to an Exempt Capital Improvement), Tenant shall deliver to Landlord “as built” drawings of such Capital Improvements, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work, and copies of any new or revised certificates of occupancy.

10.4        Landlord’s Right of First Offer to Fund. Tenant may request that Landlord fund or finance the construction and acquisition of any Capital Improvement that constitutes a Major Alteration and/or a Long-Lived Assets (along with reasonably related fees and expenses, such as title fees, costs of permits, legal fees and other similar transaction related costs) if the cost of such Capital Improvements constituting a Major Alteration or Long-Lived Assets is expected to be in excess of the product of (i) $5,000,000 and (ii) the CPI Increase. In connection with Tenant’s request Tenant shall provide to Landlord any information about such Capital Improvements which Landlord may reasonably request (including any specifics regarding the terms upon which Tenant will be seeking financing for such Capital Improvements). Landlord may, but shall be under no obligation to, provide the funds necessary to meet the request. Within ten (10) Business Days of receipt of a request to fund a proposed Capital Improvement pursuant to this Section 10.4, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Capital Improvement and, if so, the terms and conditions upon which it would do so (including the terms with respect to any increases in Rent hereunder due to such Capital Improvements). If Landlord agrees to fund such proposed Capital Improvement, Tenant shall have ten (10) Business Days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Capital Improvement (or declines to provide Tenant written notice within such ten (10) Business Day period of the terms of its proposal to fund such Capital Improvements), Tenant may thereafter secure outside financing or utilize then existing available financing for such Capital Improvement within a six-month period, after which six-month period (if Tenant has not secured outside financing or determined to utilize then existing available financing) Tenant may again request that Landlord fund or finance the construction and acquisition of such Capital Improvement. If Tenant constructs a Capital Improvement with its then existing available financing or outside financing obtained in accordance with this Section 10.4, except as may otherwise be expressly provided in this Lease to the contrary, (i) during the Term, such Capital Improvements shall be deemed part of the Leased Property and the Facility solely for the purpose of calculating Net Revenues hereunder and shall for all other purposes be Tenant’s Property (for such period of time, such Capital Improvements are referred to as “Tenant Capital Improvements”) and (ii) following expiration or termination of the Term, shall be either (A) at the option of Landlord, purchased by Landlord for its then fair market value or (B) if not purchased by Landlord, Tenant shall be entitled to either remove such Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord, or receive fair value for such Tenant Capital Improvements in accordance with Article XXXVI; provided, however, if Tenant fails to find a purchaser for fair market value and Tenant does not elect to remove such Tenant Capital Improvements in accordance with this clause (B), then such Tenant Capital Improvement shall automatically be deemed a part of the Leased Property for all purposes and be surrendered by Tenant to Landlord, all at no cost to Landlord; and provided, further, any Tenant Capital Improvements constructed in connection with the Chicago Project shall not be removed by Tenant. If Landlord agrees to fund a proposed Capital Improvement and Tenant accepts the terms thereof, such Capital Improvements shall be deemed part of the Leased Property and the Facility for all purposes at all times.

ARTICLE XI

11.1        Liens. Subject to the provisions of Article XII relating to permitted contests, Tenant will not directly or indirectly create or allow to remain and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any Capital Improvement thereto or upon the Gaming Licenses (including indirectly through a pledge of shares in the direct or indirect entity owning an interest in the Gaming Licenses) or any attachment, levy, claim or encumbrance in respect of the Rent, excluding, however, (i) this Lease; (ii) the matters that existed as of the Commencement Date with respect to the Facility and disclosed on Schedule A; (iii) restrictions, liens and other encumbrances which are consented to in writing by Landlord (such consent not to be unreasonably withheld); (iv) liens for Impositions which Tenant is not required to pay hereunder; (v) subleases permitted by Article XXII; (vi) liens for Impositions not yet delinquent or being contested in accordance with Article XII, provided that Tenant has provided appropriate reserves as required under GAAP and any foreclosure or similar remedies with respect to such Impositions have not been instituted and no notice as to the institution or commencement thereof has been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; (vii) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed under any related contract for more than sixty (60) days after the completion of the action giving rise to such lien unless being contested in accordance with Article XII and such reserve or other appropriate provisions as shall be required by law or GAAP shall have been made therefor and no foreclosure or similar remedies with respect to such liens has been instituted and no notice as to the institution or commencement thereof have been issued except to the extent such institution or commencement is stayed no later than the earlier of (x) ten (10) Business Days after such notice is issued or (y) five (5) Business Days prior to the institution or commencement thereof; or (2) any such liens are in the process of being contested as permitted by Article XII; (viii) any liens created by Landlord; (ix) liens related to equipment leases or equipment financing for Tenant’s Property which are used or useful in Tenant’s business on the Leased Property, provided that the payment of any sums due under such equipment leases or equipment financing shall either (1) be paid as and when due in accordance with the terms thereof, or (2) be in the process of being contested as permitted by Article XII and provided that a lien holder’s removal of any such Tenant’s Property from the Leased Property shall be made in accordance with the requirements set forth in this Section 11.1; (x) liens granted as security for the obligations of Tenant and its Affiliates under a Debt Agreement; provided, however, in no event shall the foregoing be deemed or construed to permit Tenant to encumber its leasehold interest (or a subtenant to encumber its subleasehold interest) in the Leased Property or its direct or indirect interest (or the interest of any of its Subsidiaries) in the Gaming Licenses (other than, in each case, to a Permitted Leasehold Mortgagee, for which no consent shall be required), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion; and provided, further, that Tenant shall be required to provide Landlord with fully executed copies of any and all Permitted Leasehold Mortgages and related principal Debt Agreements; (xi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Leased Property, in each case whether now or hereafter in existence, not individually or in the aggregate materially interfering with the conduct of the business on the Leased Property, taken as a whole; and (xii) liens granted as security for the obligations of Landlord and its Affiliates under any Facility Mortgage. For the avoidance of doubt, the parties acknowledge and agree that Tenant has not granted any liens in favor of Landlord as security for its obligations hereunder (except to the extent contemplated in the final paragraph of Section 1.2) and nothing contained herein shall be deemed or construed to prohibit the issuance of a lien on the Equity Interests in Tenant (it being agreed that any foreclosure by a lien holder on such interests in Tenant shall be subject to the restriction on Change in Control set forth in Article XXII) or to prohibit Tenant from pledging its Accounts and other Tenant’s Property and other property of Tenant, including fixtures and equipment installed by Tenant at the Facility, as collateral in connection with financings from equipment lenders (or to Permitted Leasehold Mortgagees); provided that Tenant shall in no event pledge to any Person that is not granted a Permitted Leasehold Mortgage hereunder any of the Gaming Licenses or other of Tenant’s Property to the extent that such Tenant’s Property cannot be removed from the Leased Property without damaging or impairing the Leased Property (other than in a de minimis manner). For the further avoidance of doubt, by way of example, Tenant shall not grant to any lender (other than a Permitted Leasehold Mortgagee) a lien on, and any and all lien holders (including a Permitted Leasehold Mortgagee) shall not have the right to remove, carpeting, internal wiring, elevators, or escalators at the Leased Property, but lien holders may have the right to remove (and Tenant shall have the right to grant a lien on) manual or electronic gaming machines and other gaming equipment (including, without limitation, electronic equipment used to monitor and/or operate gaming machines and other gaming equipment) and electronic or other equipment used to operate player affinity systems, even if the removal thereof from the Leased Property could result in damage; provided any such damage is repaired by the lien holder or Tenant in accordance with the terms of this Lease.

ARTICLE XII

12.1        Permitted Contests. Tenant, upon prior written notice to Landlord, on its own or in Landlord’s name, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision (including pursuant to any Gaming Regulation), Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (i) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the Leased Property or any Capital Improvement thereto; (ii) neither the Leased Property or any Capital Improvement thereto, the Rent therefrom nor any part or interest in either thereof would be in any danger of being sold, forfeited, attached or lost pending the outcome of such proceedings; (iii) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (iv) if any such contest shall involve a sum of money or potential loss in excess of Five Hundred Thousand Dollars ($500,000), upon request of Landlord, Tenant shall deliver to Landlord an opinion of counsel reasonably acceptable to Landlord to the effect set forth in clauses (i), (ii) and (iii) above, to the extent applicable (it being agreed that the matters set forth in clause (i) can be addressed by Tenant paying the contested amount prior to any such contest); (v) in the case of a Legal Requirement, Imposition, lien, encumbrance or charge, Tenant shall give such reasonable security as may be required by Landlord to prevent any sale or forfeiture of the Leased Property or any Capital Improvement thereto or the Rent by reason of such non-payment or noncompliance; (vi) in the case of an Insurance Requirement, the coverage required by Article XIII shall be maintained; (vii) Tenant shall keep Landlord reasonably informed as to the status of the proceedings; and (viii) if such contest be finally resolved against Landlord or Tenant, Tenant shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. The provisions of this Article XII shall not be construed to permit Tenant to contest the payment of Rent or any other amount (other than Impositions or Additional Charges which Tenant may from time to time be required to impound with Landlord) payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and save Landlord harmless from and against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom, except in any instance where Landlord opted to join and joined as a party in the proceeding despite Tenant’s having sent written notice to Landlord of Tenant’s preference that Landlord not join in such proceeding.

ARTICLE XIII

13.1        General Insurance Requirements. During the Term, Tenant shall at all times keep the Leased Property, and all property located in or on the Leased Property, including Capital Improvements, the Fixtures and Tenant’s Property, insured with the kinds and amounts of insurance described below. Each element of insurance described in this Article XIII shall be maintained with respect to the Leased Property and Tenant’s Property and operations thereon. Such insurance shall be written by companies permitted to conduct business in the State of Illinois. All third party liability type policies must name Landlord as an “additional insured.” All property policies shall name Landlord as “loss payee” for its interests in the Facility. All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Property losses shall be payable to Landlord and/or Tenant as provided in Article XIV. In addition, the policies, as appropriate, shall name as an “additional insured” and/or “loss payee” each Permitted Leasehold Mortgagee and as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Leased Property in accordance with the provisions of Article XXXI (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement. Except as otherwise set forth herein, any property insurance loss adjustment settlement shall require the written consent of Landlord, Tenant, and each Facility Mortgagee (to the extent required under the applicable Facility Mortgage Documents) unless the amount of the loss net of the applicable deductible is less than Two Million Five Hundred Thousand Dollars ($2,500,000) in which event no consent shall be required. Evidence of insurance shall be deposited with Landlord and, if requested, with any Facility Mortgagee(s). The insurance policies required to be carried by Tenant hereunder shall insure against all the following risks with respect to the Facility:

(a)           Loss or damage by fire, vandalism, collapse and malicious mischief, extended coverage perils commonly known as “All Risk,” and all physical loss perils normally included in such All Risk insurance, including, but not limited to, sprinkler leakage and windstorm, in an amount not less than the insurable value on a Maximum Foreseeable Loss (as defined below in Section 13.2) basis and including a building ordinance coverage endorsement; provided, that Tenant shall have the right (i) to limit maximum insurance coverage for loss or damage by earthquake (including earth movement) to a minimum amount of One Hundred Million Dollars ($100,000,000) or as may be reasonably requested by Landlord and commercially available, and (ii) to limit maximum insurance coverage for loss or damage by windstorm (including but not limited to named windstorms) to a minimum amount of One Hundred Million Dollars ($100,000,000) or as may be reasonably requested by Landlord and commercially available, provided, however, if during the Term of this Lease Tenant carries insurance coverage with limits higher than specified herein, Landlord shall be loss payee as to the full coverage limits carried by Tenant; provided, further, that in the event the premium cost of any or all of earthquake, flood, windstorm (including named windstorm) or terrorism coverages are available only for a premium that is more than 2.5 times the average premium paid by Tenant (or prior operator of the Facility) over the preceding three years for the insurance policy covering flood, windstorm (including named windstorm) or terrorism contemplated by this Section 13.1(a), then Tenant shall be entitled and required to purchase the maximum insurance coverage it deems most efficient and prudent to purchase and Tenant shall not be required to spend additional funds to purchase additional coverages insuring against such risks; and provided, further, that some property coverages might be sub-limited in an amount less than the Maximum Foreseeable Loss as long as the sub-limits are commercially reasonable and prudent as deemed by Tenant;

(b)           Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Landlord from time to time;

(c)           Flood (when any of the improvements comprising the Leased Property is located in whole or in part within a designated 100-year flood plain area) in an amount not less than the greater of (i) probable maximum loss of a 250 year event, and (ii) One Hundred Million Dollars ($100,000,000), and such other hazards and in such amounts as may be customary for comparable properties in the area;

(d)           Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including 90-days ordinary payroll and Rent payable hereunder with an extended period of indemnity coverage of at least ninety (90) days necessitated by the occurrence of any of the hazards described in Sections 13.1(a), 13.1(b) or 13.1(c), provided that Tenant may self-insure solely for the insurance contemplated under this Section 13.1(d);

(e)           Claims for personal injury or property damage under a policy of commercial general liability insurance with amounts not less than One Hundred Million Dollars ($100,000,000) each occurrence and One Hundred Million Dollars ($100,000,000) in the annual aggregate, provided, however, if during the Term of this Lease Tenant carries insurance coverage with limits higher than specified herein, Landlord shall be an additional insured as to the full coverage limits carried by Tenant, and that such requirements may be satisfied through the purchase of a primary general liability policy and excess liability policies; provided, however, if it would be commercially reasonable to reduce such coverage limits the Landlord and Tenant shall discuss such reduced limits in good faith;

(f)            During such time as Tenant is constructing any improvements, Tenant, at its sole cost and expense, shall carry, or cause to be carried (i) workers’ compensation insurance and employers’ liability insurance covering all persons employed in connection with the improvements in statutory limits, (ii) a completed operations endorsement to the commercial general liability insurance policy referred to above, (iii) builder’s risk insurance, completed value form (or its equivalent), covering all physical loss, in an amount and subject to policy conditions satisfactory to Landlord, and (iv) such other insurance, in such amounts, as Landlord deems reasonably necessary to protect Landlord’s interest in the Leased Property from any act or omission of Tenant’s contractors or subcontractors.

13.2        Maximum Foreseeable Loss. The term “Maximum Foreseeable Loss” shall mean the largest monetary loss within one area that may be expected to result from a single fire with protection impaired, the control of the fire mainly dependent on physical barriers or separations and a delayed manual firefighting by public and/or private fire brigades. If Landlord reasonably believes that the Maximum Foreseeable Loss has increased at any time during the Term, it shall have the right (unless Tenant and Landlord agree otherwise) to have such Maximum Foreseeable Loss redetermined by an impartial national insurance company reasonably acceptable to both parties (the “Impartial Appraiser”), or, if the parties cannot agree on an Impartial Appraiser, then by an Expert appointed in accordance with Section 34.1 hereof. The determination of the Impartial Appraiser (or the Expert, as the case may be) shall be final and binding on the parties hereto, and Tenant shall forthwith adjust the amount of the insurance carried pursuant to this Article XIII to the amount so determined by the Impartial Appraiser (or the Expert, as the case may be), subject to the approval of the Facility Mortgagee, as applicable. Each party shall pay one-half (1/2) of the fee, if any, of the Impartial Appraiser. If Landlord pays the Impartial Appraiser, fifty percent (50%) of such costs shall be Additional Charges hereunder and if Tenant pays such Impartial Appraiser, fifty percent (50%) of such costs shall be a credit against the next Rent payment hereunder. If Tenant has undertaken any structural alterations or additions to the Leased Property having a cost or value in excess of Twenty Five Million Dollars ($25,000,000), Landlord may at Tenant’s expense have the Maximum Foreseeable Loss redetermined at any time after such improvements are made, regardless of when the Maximum Foreseeable Loss was last determined.

13.3        Additional Insurance. In addition to the insurance described above, Tenant shall maintain such additional insurance upon notice from Landlord as may be reasonably required from time to time by any Facility Mortgagee and shall further at all times maintain adequate workers’ compensation coverage and any other coverage required by Legal Requirements for all Persons employed by Tenant on the Leased Property in accordance with Legal Requirements.

13.4        Waiver of Subrogation. All insurance policies carried by either party covering the Leased Property or Tenant’s Property, including, without limitation, contents, fire and liability insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. Each party, respectively, shall pay any additional costs or charges for obtaining such waiver.

13.5        Policy Requirements. All of the policies of insurance referred to in this Article XIII shall be written in form reasonably satisfactory to Landlord and any Facility Mortgagee and issued by insurance companies with a minimum policyholder rating of “A-” and a financial rating of “VII” in the most recent version of Best’s Key Rating Guide, or a minimum rating of “BBB” from Standard & Poor’s or equivalent. If Tenant obtains and maintains the general liability insurance described in Section 13.1(e) above on a “claims made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term. In the event such “claims made” basis policy is canceled or not renewed for any reason whatsoever (or converted to an “occurrence” basis policy), Tenant shall either obtain (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) an extended reporting period of at least three (3) years beyond the expiration of the Term. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, prior to the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Tenant shall obtain, to the extent available on commercially reasonable terms, the agreement of each insurer, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ (or ten (10) days’ in the case of non-payment of premium) written notice before the policy or policies in question shall be altered, allowed to expire or cancelled. Notwithstanding any provision of this Article XIII to the contrary, Landlord acknowledges and agrees that the coverage required to be maintained by Tenant may be provided under one or more policies with various deductibles or self-insurance retentions by Tenant or its Affiliates, subject to Landlord’s approval not to be unreasonably withheld. Upon written request by Landlord, Tenant shall provide Landlord copies of the property insurance policies when issued by the insurers providing such coverage.

13.6        Increase in Limits. If, from time to time after the Commencement Date, Landlord determines in the exercise of its reasonable business judgment that the limits of the personal injury or property damage-public liability insurance then carried pursuant to Section 13.1(e) hereof are insufficient, Landlord may give Tenant Notice of acceptable limits for the insurance to be carried; provided that in no event will Tenant be required to carry insurance in an amount which exceeds the product of (i) the amounts set forth in Section 13.1(e) hereof and (ii) the CPI Increase; and subject to the foregoing limitation, within ninety (90) days after the receipt of such Notice, the insurance shall thereafter be carried with limits as prescribed by Landlord until further increase pursuant to the provisions of this Section 13.6.

13.7        Blanket Policy. Notwithstanding anything to the contrary contained in this Article XIII, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant; provided that the requirements of this Article XIII (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord.

13.8        No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XIII to be furnished by, or which may reasonably be required to be furnished by, Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.

ARTICLE XIV

14.1        Property Insurance Proceeds. Subject to Section 14.5 of this Lease, all proceeds (except business interruption not allocated to rent expenses) payable by reason of any property loss or damage to the Leased Property, or any portion thereof, under any property policy of insurance required to be carried hereunder shall be paid to an escrow account held by a third party depositary reasonably acceptable to Landlord and Tenant (pursuant to an escrow agreement acceptable to the parties and intended to implement the terms hereof), and made available to Tenant upon request for the reasonable out-of-pocket costs of preservation, stabilization, emergency restoration, business interruption, reconstruction and repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof; provided, however, that the portion of such proceeds that are attributable to Tenant’s obligation to pay Rent shall be applied against Rents due by Tenant hereunder; and provided, further, that if the total amount of proceeds payable net of the applicable deductibles is One Million Dollars ($1,000,000) or less, and if no Event of Default has occurred and is continuing, the proceeds shall be paid directly to Tenant and, subject to the limitations set forth in this Article XIV used for the repair of any damage to the Leased Property, it being understood and agreed that Tenant shall have no obligation to rebuild any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner substantially similar to the condition in which it existed prior to the related casualty or otherwise in a manner reasonably satisfactory to Landlord. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property to substantially the same condition as existed immediately before the damage or destruction and with materials and workmanship of like kind and quality and to Landlord’s reasonable satisfaction shall be provided to Tenant within fifteen (15) days after such restoration or reconstruction has been completed. All salvage resulting from any risk covered by insurance for damage or loss to the Leased Property shall belong to Tenant. Tenant shall have the right to prosecute and settle insurance claims, provided that Tenant shall consult with and involve Landlord in the process of adjusting any insurance claims under this Article XIV and any final settlement with the insurance company shall be subject to Landlord’s consent, such consent not to be unreasonably withheld.

14.2        Tenant’s Obligations Following Casualty. (a) If the Facility and/or any Tenant Capital Improvements to the Facility are damaged, whether or not from a risk covered by insurance carried by Tenant, except as otherwise provided herein, (i) Tenant shall restore such Leased Property (excluding any Tenant Capital Improvement, it being understood and agreed that Tenant shall not be required to repair any Tenant Capital Improvement, provided that the Leased Property is rebuilt in a manner reasonably satisfactory to Landlord), to substantially the same condition as existed immediately before such damage and (ii) such damage shall not terminate this Lease.

(b)           If Tenant restores the affected Leased Property and the cost of the repair or restoration exceeds the amount of proceeds received from the insurance required to be carried hereunder, Tenant shall provide Landlord with evidence reasonably acceptable to Landlord that Tenant has available to it any excess amounts needed to restore the Facility. Such excess amounts necessary to restore the Facility shall be paid by Tenant.

(c)           If Tenant has not restored the affected Leased Property and Gaming operations have not commenced or recommenced, as applicable, by the date that is the third anniversary of the date of any casualty, all remaining insurance proceeds shall be paid to and retained by Landlord free and clear of any claim by or through Tenant.

(d)           In the event neither Landlord nor Tenant is required or elects to repair and restore the Leased Property, all insurance proceeds, other than proceeds reasonably attributed to any Tenant Capital Improvements (and, subject to no Event of Default having occurred and being continuing, any business interruption proceeds in excess of Tenant’s Rent obligations hereunder), which proceeds shall be and remain the property of Tenant, shall be paid to and retained by Landlord free and clear of any claim by or through Tenant except as otherwise specifically provided below in this Article XIV.

14.3        No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to pay the Rent and all other charges required by this Lease shall remain unabated during the period required for adjusting insurance, satisfying Legal Requirements, repair and restoration.

14.4        Waiver. Tenant waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property but such waiver shall not affect any contractual rights granted to Tenant under this Article XIV.

14.5        Insurance Proceeds Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that Landlord obtains any Facility Mortgage, the terms of such Facility Mortgage shall provide that any insurance proceeds (excluding business interruption proceeds, which shall continue to be payable to Landlord in payment of Rent) may be held by such Facility Mortgagee and shall be applied to the restoration of the Leased Property and/or disbursed to Tenant to permit Tenant to restore the Leased Property, in the manner required by Section 14.2 and other applicable provisions of this Lease and may not be applied by such Facility Mortgagee to the indebtedness secured by the Facility Mortgage, provided that Tenant satisfies each of the following conditions to the reasonable satisfaction of Landlord and such Facility Mortgagee: (a) at the time of the related casualty, there shall exist no Event of Default; (b) the Leased Property affected by such casualty shall be capable of being restored to the condition required by Section 14.2; (c) Tenant shall demonstrate to Landlord’s and such Facility Mortgagee’s reasonable satisfaction Tenant’s ability to pay the Rent coming due during such repair or restoration period (after taking into account proceeds from business interruption insurance carried by Tenant); (d) Tenant shall have provided to Landlord and such Facility Mortgagee all of the following: (i) an architect’s contract with an architect reasonably acceptable to Landlord and such Facility Mortgagee; (ii) complete plans and specifications for the restoration of the affected portions of the Leased Property, which plans and specifications shall cause the Leased Property to be restored or reconstructed to the condition required under Section 14.2; provided, however, Tenant agrees to incorporate Landlord’s reasonable comments to such plans and specifications; (iii) fixed-price or guaranteed maximum cost construction contracts with contractors reasonably acceptable to Landlord and such Facility Mortgagee for completion of the restoration work in accordance with the aforementioned plans and specifications; (iv) such additional funds (if any) as are necessary from time to time, in Landlord’s and such Facility Mortgagee’s reasonable opinion, to complete the restoration pursuant to the plans and specifications and in the condition required under Section 14.2; and (v) copies of all permits, licenses and approvals necessary to complete the restoration in accordance with the plans and specifications and all Legal Requirements; (e) Tenant shall, promptly following the related casualty, diligently pursue all items required pursuant to clause (d) above and, after obtaining and providing the same to Landlord and any Facility Mortgagee, shall promptly commence and diligently pursue such work to completion; (f) Tenant shall complete (and shall provide to Landlord and any Facility Mortgagee such documentation evidencing the same) the restoration on or before the earliest to occur of (i) three (3) years after the date of the related casualty, and (ii) the expiration of the Term (provided, however, in the event that such restoration or reconstruction cannot be reasonably completed prior to the expiration of the Term, the deadline imposed under this subclause (f) shall include any properly exercised Renewal Term); (g) the Property and the use thereof after the restoration will be in compliance with all applicable Legal Requirements; (h) Tenant shall promptly deliver to Landlord and any Facility Mortgagee all certificates of occupancy, lien waivers and such other documentation reasonably requested by Landlord or any Facility Mortgagee in connection with the restoration and reconstruction of the Leased Property; and (i) Tenant agrees to comply with any commercially reasonable draw or other disbursement requirements imposed by any such Facility Mortgagee.

ARTICLE XV

15.1        Condemnation.

(a)           Total Taking. If the Leased Property is totally and permanently taken by Condemnation (a “Taking”), this Lease shall terminate as of the day before the Date of Taking.

(b)           Partial Taking. If a portion of the Leased Property of, or any Tenant Capital Improvements to, the Facility are taken by Condemnation, this Lease shall remain in effect if the Facility is not thereby rendered Unsuitable for its Primary Intended Use, but if the Facility is thereby rendered Unsuitable for its Primary Intended Use, this Lease shall terminate as of the day before the Date of Taking.

(c)           Restoration. If there is a partial Taking of the Leased Property of, or any Tenant Capital Improvements to, the Facility and this Lease remains in full force and effect with respect to the Facility, Landlord shall make available to Tenant the portion of the Award applicable to restoration of the Leased Property (excluding any Tenant Capital Improvements, it being understood and agreed that Tenant shall not be required to repair or restore any Tenant Capital Improvements, provided that the Leased Property is restored in a manner reasonably satisfactory to Landlord and, whether or not Tenant elects to restore such Tenant Capital Improvements, the portion of such Award attributable thereto shall also be paid to Tenant), and Tenant shall accomplish all necessary restoration whether or not the amount provided by the Condemnor for restoration is sufficient and the Rent shall be reduced by such amount as may be agreed upon by Landlord and Tenant or, if they are unable to reach such an agreement within a period of thirty (30) days after the occurrence of the Taking, then the Rent for the Facility shall be proportionately reduced, based on the proportion of the Facility that was subject to the partial Taking and pursuant to the formula set forth in Section 15.5 hereof. Tenant shall restore such Leased Property (as nearly as possible under the circumstances) to a complete architectural unit of the same general character and condition as such Leased Property existing immediately prior to such Taking.

15.2        Award Distribution. Except as set forth below and except to the extent of restoration proceeds to be made available to Tenant as provided in Section 15.1(c) hereof, the entire Award shall belong to and be paid to Landlord. Tenant shall, however, be entitled to pursue its own claim with respect to the Taking for Tenant’s lost profits value and moving expenses and, the portion of the Award, if any, allocated to any Tenant Capital Improvements (subject to Tenant’s restoring the Leased Property not subject to a Taking in a manner reasonably satisfactory to Landlord) and Tenant’s Property shall be and remain the property of Tenant free of any claim thereto by Landlord.

15.3        Temporary Taking. The taking of the Leased Property, or any part thereof, shall constitute a taking by Condemnation only when the use and occupancy by the taking authority has continued for longer than 180 consecutive days. During any shorter period, which shall be a temporary taking, all the provisions of this Lease shall remain in full force and effect and the Award allocable to the Term shall be paid to Tenant.

15.4        Condemnation Awards Paid to Facility Mortgagee. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Award, or any portion thereof, under the terms of any Facility Mortgage or related financing agreement, such Award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage or related financing agreement. In the event that the Facility Mortgagee elects to apply the Award to the indebtedness secured by the Facility Mortgage in the case of a Taking as to which the restoration provisions apply (or the related financing agreement requires such application), Landlord shall either (i) within ninety (90) days of the notice from the Facility Mortgagee make available to Tenant for restoration of such Leased Property funds (either through refinance or otherwise) equal to the amount applied by the Facility Mortgagee or applicable to restoration of the Leased Property and shall pay to Tenant any amount of the Award allocated to Tenant Capital Improvements, or (ii) sell to Tenant the portion of the Leased Property consisting of the Facility that is not subject to the Taking in exchange for a payment equal to the greater of (1) the difference between (a) the value of the Facility immediately prior to such Taking, based on the average fair market value of similar real estate in the areas surrounding the Facility, and (b) the amount of the Award retained by the Facility Mortgagee, and (2) the value of the remaining portion of the Facility after such Taking, based on the average fair market value of similar real estate in the areas surrounding the Facility.

15.5        Termination of Lease; Abatement of Rent. In the event this Lease is terminated with respect to the affected portion of the Leased Property as a result of a partial Taking (or pursuant to Section 15.4 hereof as a result of a Facility Mortgagee electing to apply a Award to the indebtedness secured by the Facility Mortgage), this Lease shall remain in effect with respect to the remainder of the Leased Property; provided, however, the Rent due hereunder from and after the effective date of such termination shall be equitably reduced by a percentage equal to the percentage the portion of the Leased Property taken bears to the entirety of the Leased Property immediately preceding such partial Taking (taking into account the location and materiality of the land subject to the partial Taking in relation to the operation of the Facility) as reasonably determined by Landlord and Tenant, which Rent adjustment shall commence with the first rent payment date following the effective date of such partial Taking.

ARTICLE XVI

16.1        Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(a)	(i) Tenant shall fail to pay any installment of Rent within four (4) Business Days of when due and such failure is not cured by Tenant within three (3) Business Days after notice from Landlord of Tenant’s failure to pay such installment of Rent when due (and such notice of failure from Landlord may be given any time after such installment is four (4) Business Days late);

(ii)	Tenant shall fail on any two separate occasions in the same Fiscal Year to pay any installment of Rent within four (4) Business Days of when due;

(iii)	Reserved; or

(iv)	Tenant shall fail to pay any Additional Charge within five (5) Business Days after notice from Landlord of Tenant’s failure to make such payment of such Additional Charge when due (and such notice of failure from Landlord may be given any time after such payment is more than one (1) Business Day late);

(b)           a default shall occur under any Guaranty and such default is not cured within any applicable notice and cure period set forth therein or, if no notice or cure periods are provided therein, within fifteen (15) days after notice from Landlord (or in the case of a breach of Paragraph 9 of the Guaranty, the cure periods provided herein with respect to such action or omission);

(c)           Tenant or any Guarantor shall:

(i)	become insolvent, or generally fail to pay, or admit in writing in any legal proceeding its inability to pay, its debts generally as they become due;

(ii)	file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)	make an assignment for the benefit of its creditors;

(iv)	consent to the appointment of a receiver of itself or of the whole or any substantial part of its property;

(v)	file a petition or answer seeking reorganization or arrangement under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof pertaining to debtor relief or insolvency; or

(vi)	take any action to authorize, or in furtherance of, any of the foregoing adopting any resolution or otherwise authorizing any action to approve any of the foregoing.

(d)           Tenant or any Guarantor shall be adjudicated as bankrupt or a court of competent jurisdiction shall enter an order or decree appointing, with or without the consent of Tenant or any Guarantor, a trustee, receiver, liquidator, sequestrator, custodian, or other officer having similar powers over Tenant or any Guarantor or of the whole or substantially all of the Tenant’s or any Guarantor’s property, or approving a petition filed against Tenant or any Guarantor seeking liquidation, reorganization or arrangement of Tenant or any Guarantor under the United States bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be discharged, vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

(e)           Tenant or any Guarantor shall be liquidated, dissolved or wound down or shall have taken any actions to authorize, or in furtherance of, a liquidation, dissolution or wind-down (except that any Guarantor may be liquidated or dissolved into another Guarantor or the Tenant or so long as its assets are distributed following such liquidation or dissolution to such other Guarantor or Tenant);

(f)            the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding relating to more than $1,000,000 and the same shall not be vacated, discharged or stayed pending appeal (or bonded or otherwise similarly secured payment) within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law and the foregoing shall not apply to the lien of real estate Taxes on the Leased Property to the extent that such Taxes are not delinquent or are being contested in accordance with the provisions of Section 12.1 of this Lease;

(g)           Tenant voluntarily ceases operations for its Primary Intended Use at the Facility (except in connection with a Permitted Go Dark Event) and such cessation would reasonably be expected to have a material adverse effect on Tenant, the Facility, or on the Leased Property, in each case, taken as a whole;

(h)           any of the representations or warranties made by Tenant hereunder or by any Guarantor in a Guaranty proves to be untrue when made in any material respect which materially and adversely affects Landlord;

(i)            any event or condition occurs that (1) results in any Material Indebtedness of Tenant or any Guarantor becoming due prior to its stated maturity or enables or permits (with all applicable grace periods, if any, having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or exercise any other remedy (other than any prepayment, repurchase, or redemption, arising out of or relating to a change of control or asset sale or any redemption, repurchase, conversion or settlement with respect to any Indebtedness convertible into Equity Interests pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event that would otherwise constitute an Event of Default, provided that failure to consummate any such required prepayment, redemption, repurchase, conversion or settlement under any Material Indebtedness shall constitute an Event of Default), or (2) the Tenant or any Guarantor shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof (provided that this Section 16.1(i) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is not prohibited under this Lease (and to the extent Landlord’s consent is required hereunder, such consent has been obtained prior to the occurrence of such sale or transfer) and under the document providing for such Indebtedness);

(j)            (i) the Gaming License is at any time terminated, revoked, or suspended, and, provided that such termination, revocation or suspension is reasonably susceptible to be cured within a thirty (30) day period, has remained terminated or revoked or suspended for more than thirty (30) days, or (ii) any applicable license or other agreements material to the Facility’s operation for its Primary Intended Use are at any time terminated or revoked or suspended for more than thirty (30) days (and causes cessation of gaming activity at the Facility) and such termination, revocation or suspension is not stayed pending appeal and would reasonably be expected to have a material adverse effect on Tenant, the Facility, or on the Leased Property, taken as a whole; provided that, the natural expiration of Tenant’s authority to use the Gaming License to conduct gaming activity at the Temporary Facility in accordance with its terms shall not constitute a termination, revocation or suspension of the Gaming License for purposes of this Section 16.1(j) so long as the Gaming License with respect to the Facility remains in full force and effect;

(k)           except to a permitted assignee pursuant to Section 22.2 or a permitted subtenant or Subsidiary that joins as a Guarantor to the Guaranty pursuant to Section 23.3, or with respect to the granting of a permitted pledge hereunder to a Permitted Leasehold Mortgagee, the sale or transfer, without Landlord’s consent, of all or any portion of any Gaming License or similar certificate or license relating to the Leased Property;

(l)            Tenant or any Guarantor, by its acts or omissions, causes the occurrence of a default under any provision (to the extent Tenant has knowledge of such provision and Tenant’s or such Guarantor’s obligations with respect thereto) of any Facility Mortgage, related documents or obligations thereunder by which Tenant is bound in accordance with Section 31.1 or has agreed under the terms of this Lease to be bound, which default is not cured within the applicable time period, if the effect of such default is to cause, or to permit the holder or holders of that Facility Mortgage or Indebtedness secured by that Facility Mortgage (or a trustee or agent on behalf of such holder or holders), to cause, that Facility Mortgage (or the Indebtedness secured thereby) to become or be declared due and payable (or redeemable) prior to its stated maturity (excluding in any case any default related to the financial performance of Tenant or any Guarantor);

(m)          (i) a breach by Tenant of Section 23.3(a) hereof for two consecutive Test Periods ending on the last day of two consecutive fiscal quarters or (ii) a breach of Sections 23.3(d), (e), (f), or (g) hereof;

(n)           the occurrence of a Minimum RCF Covenant Failure or a Net Leverage Covenant Failure, it being understood that, notwithstanding anything to the contrary in this Section 16.1 (including Section 16.1(p)), no breach or default under Section 23.3(b) or Section 23.3(c)(i) shall constitute a default or Event of Default hereunder except to the extent a Minimum RCF Covenant Failure or a Net Leverage Covenant Failure occurs;

(o)           from and after the occurrence of a Refinancing Transaction, (i) an “Event of Default” shall have occurred under and as defined in Bally’s Lease 1 or (ii) an “Event of Default” shall have occurred under and as defined in Bally’s Lease 2;

(p)           if Tenant shall fail to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after written notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within one hundred twenty (120) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law;

(q)           if Tenant or any Guarantor shall fail to pay, bond, escrow or otherwise similarly secure payment of one or more final judgments aggregating in excess of the product of (i) $100 million and (ii) the CPI Increase (and only to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;

(r)            an assignment of Tenant’s interest in this Lease (including pursuant to a Change in Control) shall have occurred without the consent of Landlord to the extent such consent is required under Article XXII or Tenant is otherwise in default of the provisions set forth in Section 22.1 below;

(s)           the occurrence of a “Developer Default” under the Development Agreement;

(t)            a breach of Section 6.4 or Section 6.5 that is not cured by Tenant within fifteen (15) days after the earlier of (i) any officer of Tenant becomes aware of such breach and (ii) written notice thereof from Landlord. For the purposes of subclause (i) Tenant shall provide Landlord prompt written notice upon Tenant’s knowledge of a breach of Section 6.4 and Section 6.5, but in no event shall Tenant’s cure of such breach be delayed by or conditioned on Tenant’s delivery of or Landlord’s receipt of any such notice; and

(u)           a breach by Tenant of the Host Community Agreement that continues beyond the expiration of notice and cure periods such that the City is permitted to exercise (or has exercised) its right to terminate the Host Community Agreement.

No Event of Default (other than a failure to make payment of money) shall be deemed to exist under this Section 16.1 during any time the curing thereof is prevented by an Unavoidable Delay, provided that upon the cessation of the Unavoidable Delay, Tenant remedies the default without further delay.

16.2        Certain Remedies. If an Event of Default shall have occurred and be continuing, Landlord may (a) terminate this Lease by giving Tenant no less than ten (10) days’ notice of such termination and the Term shall terminate and all rights of Tenant under this Lease shall cease, (b) seek damages as provided in Section 16.3 hereof, and/or (c) exercise any other right or remedy at law or in equity available to Landlord as a result of any such Event of Default, including, without limitation, the right to exercise any powers of attorney granted to Landlord hereunder, provided, however, that if any Event of Default described in Section 16.1(c), Section 16.1(d) or Section 16.1(e) has occurred (collectively, the “Insolvent Events”), this Lease shall immediately terminate without notice or demand of any kind. Tenant shall pay as Additional Charges all costs and expenses incurred by or on behalf of Landlord, including reasonable attorneys’ fees and expenses, as a result of any Event of Default hereunder. If an Event of Default shall have occurred and be continuing, whether or not this Lease has been terminated pursuant to the first sentence of this Section 16.2, Tenant shall, to the extent permitted by law (including applicable Gaming Regulations), if required by Landlord to do so, immediately surrender to Landlord possession of all or any portion of the Leased Property (including any Tenant Capital Improvements) as to which Landlord has so demanded and quit the same and Landlord may, to the extent permitted by law (including applicable Gaming Regulations), enter upon and repossess such Leased Property by reasonable force, summary proceedings, ejectment or otherwise, and, to the extent permitted by law (including applicable Gaming Regulations), may remove Tenant and all other Persons and any of Tenant’s Property from such Leased Property.

16.3        Damages. None of (i) the termination of this Lease, (ii) the repossession of the Leased Property (including any Tenant Capital Improvements to the Facility), (iii) the failure of Landlord to relet the Leased Property or any portion thereof, (iv) the reletting of all or any portion of the Leased Property, or (v) the inability of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liabilities and obligations hereunder, all of which shall survive any such termination, repossession or reletting. Landlord and Tenant agree that Landlord shall have no obligation to mitigate Landlord’s damages under this Lease. If any such termination of this Lease occurs (whether or not Landlord terminates Tenant’s right to possession of the Leased Property), Tenant shall forthwith pay to Landlord all Rent due and payable under this Lease to and including the date of such termination. Thereafter:

Tenant shall forthwith pay to Landlord, at Landlord’s option, as and for liquidated and agreed current damages for the occurrence of an Event of Default, either:

(A)          the sum of:

(i)	the worth at the time of award of the unpaid Rent which had been earned at the time of termination to the extent not previously paid by Tenant under this Section 16.3;

(ii)	the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves was in fact avoided or could have been reasonably avoided;

(iii)	the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves was in fact avoided or could be reasonably avoided; plus

(iv)	any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; provided, however, no compensation shall be due for consequential damages or diminution in value of the Land or the buildings resulting from the Event of Default; provided, further, that Tenant shall be responsible for consequential damages resulting solely from Tenant’s holding over and remaining in all or any portion of the Leased Property following the expiration or earlier termination of this Lease and first accruing after the date that is six (6) months following such termination.

As used in clauses (i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the Overdue Rate. As used in clause (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid Rent that Tenant proves could be reasonably avoided.

or

(B)           if Landlord chooses not to terminate Tenant’s right to possession of the Leased Property (whether or not Landlord terminates this Lease), each installment of said Rent and other sums payable by Tenant to Landlord under this Lease as the same becomes due and payable, together with interest at the Overdue Rate from the date when due until paid, and Landlord may enforce, by action or otherwise, any other term or covenant of this Lease (and Landlord may at any time thereafter terminate Tenant’s right to possession of the Leased Property and seek damages under subparagraph (A) hereof, to the extent not already paid for by Tenant under this subparagraph (B)).

16.4        Receiver. Upon the occurrence and continuance of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, but subject to any limitations of applicable law, Landlord shall be entitled, as a matter of right, to the appointment of a receiver or receivers acceptable to Landlord of the Leased Property and of the revenues, earnings, income, products and profits thereof, pending the outcome of such proceedings, with such powers as the court making such appointment shall confer.

16.5        Waiver. If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XVI, Tenant waives, to the extent permitted by applicable law, (i) any right of redemption, re-entry or repossession; and (ii) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

16.6        Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default which are made to Landlord rather than Tenant due to the existence of an Event of Default shall be applied to Tenant’s obligations in the order which Landlord may reasonably determine or as may be prescribed by the laws of the State of Illinois.

ARTICLE XVII

17.1        Permitted Leasehold Mortgagees.

(a)           Requirements. Tenant may, on one or more occasions without Landlord’s prior consent, (directly or indirectly) mortgage, pledge or otherwise encumber Tenant’s estate in and to the Leased Property (the “Leasehold Estate”) or pledge its right, title and interest under this Lease and/or Equity Interests in Tenant or its direct or indirect equity owners as security under any Debt Agreement secured thereby; provided that, prior to the Opening Date, Tenant may not, without Landlord’s prior written consent, so mortgage, pledge or otherwise encumber the Leasehold Estate or pledge its right, title and interest under this Lease and/or Equity Interests in Tenant or its direct or indirect equity owners other than pursuant to a Permitted Leasehold Mortgage granted to a Permitted Leasehold Mortgagee on the terms and conditions set forth in this Section 17.1(a); provided, further, that, no Person shall be entitled to the rights and protections afforded to a Permitted Leasehold Mortgagee or considered a Permitted Leasehold Mortgagee unless (1) such Person is a Permitted Leased Mortgagee or has otherwise been approved by Landlord to receive the benefits of a Permitted Leasehold Mortgagee, (2) such Person delivers to Landlord a written agreement (in form and substance reasonably satisfactory to Landlord) providing (i) that (unless this Lease has been terminated) such Permitted Leasehold Mortgagee and any lenders, noteholders or other investors for whom it acts as representative, agent or trustee, will not use or dispose of any Gaming License for use at a location other than at the Facility to which such Gaming License relates as of the date such Person becomes a Permitted Leasehold Mortgagee, and (ii) an express acknowledgement that, in the event of the exercise by the Permitted Leasehold Mortgagee of its rights under the Permitted Leasehold Mortgage, (a) the Permitted Leasehold Mortgagee shall be required to (except for a transfer that meets the requirements of Section 22.2(c)) secure the approval of Landlord for the replacement of Tenant with respect to the affected portion of the Leased Property and contain the Permitted Leasehold Mortgagee’s acknowledgment that such approval may be granted or withheld by Landlord in accordance with the provisions of Article XXII of this Lease, and (b) prior to the Opening Date, it (or its nominee) shall have accepted and assumed all of the performance of this Lease (unless a New Lease is executed pursuant to the terms of this Article XVII) and the Development Agreement, (3) the underlying Permitted Leasehold Mortgage includes an express acknowledgement that any exercise of remedies thereunder that would affect the Leasehold Estate shall be subject to the terms of this Lease, including, without limitation the requirement that, prior to the Opening Date, it (or its nominee) shall have accepted and assumed all of the performance of this Lease (unless a New Lease is executed pursuant to the terms of this Article XVII) and the Development Agreement, and (4) Tenant provides Landlord with written notice of such Permitted Leasehold Mortgage together with a true copy of such Permitted Leasehold Mortgage and the name and address of the Permitted Leasehold Mortgagee. In the event of any assignment of a Permitted Leasehold Mortgage or in the event of a change of address of a Permitted Leasehold Mortgagee or of an assignee of such Mortgage, written notice of the new name and address shall be provided to Landlord. Any mortgagee of Tenant’s Leasehold Estate must meet the definition of a Permitted Leasehold Mortgagee and satisfy the requirements of this Section 17.1(a) prior to receiving the rights as such under this Lease.

(b)           Acknowledgement of Permitted Leasehold Mortgagee.

(i)            If Tenant shall, on one or more occasions, mortgage Tenant’s Leasehold Estate to a Permitted Leasehold Mortgagee in compliance with Section 17.1(a) above, Landlord and Tenant agree that, following the satisfaction of the requirements set forth in Section 17.1(a), the provisions of this Section 17.1 shall apply in respect to each such Permitted Leasehold Mortgage.

(ii)           Landlord shall promptly upon receipt of all information and documentation required by Section 17.1(a) above acknowledge by an executed and notarized instrument receipt thereof and either confirm the status of the Permitted Leasehold Mortgagee as such or, in the alternative, notify the Tenant and the Permitted Leasehold Mortgagee of the rejection of such items as not conforming with the provisions of this Section 17.1 and specify the specific basis of such rejection.

(iii)          After Landlord has received the items required by Section 17.1(a) above, the Tenant, upon being requested to do so by Landlord, shall with reasonable promptness provide Landlord with copies of the note or other obligation secured by such Permitted Leasehold Mortgage and of any other documents pertinent to the Permitted Leasehold Mortgage as specified by the Landlord. If requested to do so by Landlord, Tenant shall thereafter also provide the Landlord from time to time with a copy of each amendment or other modification or supplement to such instruments. All recorded documents shall be accompanied by the appropriate recording stamp or other certification of the custodian of the relevant recording office as to their authenticity as true and correct copies of official records and all nonrecorded documents shall be accompanied by a certification by Tenant that such documents are true and correct copies of the originals. From time to time upon being requested to do so by Landlord, Tenant shall also notify Landlord of the date and place of recording and other pertinent recording data with respect to such instruments as have been recorded.

(c)           Default Notice. Landlord, upon providing Tenant any notice of: (i) default under this Lease or (ii) a termination of this Lease, shall at the same time provide a copy of such notice to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been sent, in the manner prescribed in Section 35.1 of this Lease, to every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof. From and after such notice has been sent to a Permitted Leasehold Mortgagee, such Permitted Leasehold Mortgagee shall have the same period, with respect to its remedying any default or acts or omissions which are the subject matter of such notice or causing the same to be remedied, as is given Tenant after the giving of such notice to Tenant, plus in each instance, the additional periods of time specified in subsections (d) and (e) of this Section 17.1 to remedy, commence remedying or cause to be remedied the defaults or acts or omissions which are the subject matter of such notice specified in any such notice. Landlord shall accept such performance by or at the instigation of such Permitted Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each Permitted Leasehold Mortgagee (to the extent such action is authorized under the applicable Debt Agreement) to take any such action at such Permitted Leasehold Mortgagee’s option and does hereby authorize entry upon the premises by the Permitted Leasehold Mortgagee for such purpose.

(d)           Notice to Permitted Leasehold Mortgagee. Anything contained in this Lease to the contrary notwithstanding, if any default shall occur which entitles Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease on account of such default unless, following the expiration of the period of time given Tenant to cure such default or the act or omission which gave rise to such default, Landlord shall notify every Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof of Landlord’s intent to so terminate at least thirty (30) days in advance of the proposed effective date of such termination if such default is capable of being cured by the payment of money, and at least ninety (90) days in advance of the proposed effective date of such termination if such default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of subsection (e) below of this Section 17.1 shall apply if, during such thirty (30) or ninety (90) days (as the case may be) Termination Notice period, any Permitted Leasehold Mortgagee shall:

(i)            notify Landlord of such Permitted Leasehold Mortgagee’s desire to nullify such Termination Notice; and

(ii)           pay or cause to be paid all Rent, Additional Charges, and other payments (i) then due and in arrears as specified in the Termination Notice to such Permitted Leasehold Mortgagee and (ii) which may become due during such thirty (30) or ninety (90) day (as the case may be) period (as the same may become due); and

(iii)          comply or in good faith, with reasonable diligence and continuity, commence to comply with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by such Permitted Leasehold Mortgagee, provided, however, that such Permitted Leasehold Mortgagee shall not be required during such ninety (90) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge or encumbrance against the Tenant’s interest in this Lease or the Leased Property, or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee; and

(iv)         during such thirty (30) or ninety (90) day period, the Permitted Leasehold Mortgagee shall respond, with reasonable diligence, to requests for information from Landlord as to the Permitted Leasehold Mortgagee’s (and related lenders’) intent to pay such Rent and other charges and comply with this Lease.

(e)           Procedure on Default.

(i)            If Landlord shall elect to terminate this Lease by reason of any Event of Default of Tenant that has occurred and is continuing, and a Permitted Leasehold Mortgagee shall have proceeded in the manner provided for by subsection (d) of this Section 17.1, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months; provided that such Permitted Leasehold Mortgagee shall, during such six-month period (and during the period of any continuance referred to in subsection 17.1(e)(ii) below):

(1)            pay or cause to be paid the Rent, Additional Charges and other monetary obligations of Tenant under this Lease as the same become due, and continue its good faith efforts to perform or cause to be performed all of Tenant’s other obligations under this Lease, excepting (A) obligations of Tenant to satisfy or otherwise discharge any lien, charge or encumbrance against Tenant’s interest in this Lease or the Leased Property or any of Tenant’s other assets junior in priority to the lien of the mortgage or other security documents held by such Permitted Leasehold Mortgagee and (B) past nonmonetary obligations then in default and not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee; and

(2)            if not enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order, diligently continue to pursue acquiring or selling Tenant’s interest in this Lease and the Leased Property by foreclosure of the Permitted Leasehold Mortgage or other appropriate means and diligently prosecute the same to completion.

(ii)           If at the end of such six (6) month period such Permitted Leasehold Mortgagee is complying with subsection 17.1(e)(i) above, this Lease shall not then terminate, and the time for completion by such Permitted Leasehold Mortgagee of its proceedings shall continue (provided that for the time of such continuance, such Permitted Leasehold Mortgagee is in compliance with subsection 17.1(e)(i) above) (x) so long as such Permitted Leasehold Mortgagee is enjoined or stayed pursuant to a bankruptcy or insolvency proceeding or other judicial order and if so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months after the Permitted Leasehold Mortgagee is no longer so enjoined or stayed from prosecuting the same and in no event longer than twenty-four (24) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof, and (y) if such Permitted Leasehold Mortgagee is not so enjoined or stayed, thereafter for so long as such Permitted Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interests in this Lease by foreclosure of the Permitted Leasehold Mortgage or by other appropriate means with reasonable diligence and continuity but not to exceed twelve (12) months from the date of Landlord’s initial notification to Permitted Leasehold Mortgagee pursuant to Section 17.1(d) hereof. Nothing in this subsection (e) of this Section 17.1, however, shall be construed to extend this Lease beyond the original term thereof as extended by any options to extend the term of this Lease properly exercised by Tenant or a Permitted Leasehold Mortgagee in accordance with Section 1.4, nor to require a Permitted Leasehold Mortgagee to continue such foreclosure proceeding after the default has been cured. If the default shall be cured pursuant to the terms and within the time periods allowed in subsections (d) and (e) of this Section 17.1 and the Permitted Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.

(iii)          If a Permitted Leasehold Mortgagee is complying with subsection 17.1(e)(i) of this Section 17.1, upon the acquisition of Tenant’s Leasehold Estate herein by a Discretionary Transferee this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, provided that such Discretionary Transferee cures all outstanding defaults that can be cured through the payment of money and all other defaults that are reasonably susceptible of being cured.

(iv)          For the purposes of this Section 17.1, the making of a Permitted Leasehold Mortgage shall not be deemed to constitute an assignment or transfer of this Lease nor of the Leasehold Estate hereby created, nor shall any Permitted Leasehold Mortgagee, as such, be deemed to be an assignee or transferee of this Lease or of the Leasehold Estate hereby created so as to require such Permitted Leasehold Mortgagee, as such, to assume the performance of any of the terms, covenants or conditions on the part of the Tenant to be performed hereunder; but the purchaser at any sale of this Lease (including a Permitted Leasehold Mortgagee if it is the purchaser at foreclosure) and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignee or transferee of this Lease and of the Leasehold Estate hereby created under any instrument of assignment or transfer in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall (x) be subject to Article XXII hereof (including the requirement that such purchaser assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed hereunder and meet the qualifications of Discretionary Transferee or be reasonably consented to by Landlord in accordance with Section 22.2(a) hereof) and (y) assume the performance of the terms, covenants or conditions on the part of the Tenant to be performed under the Development Agreement.

(v)           Any Permitted Leasehold Mortgagee or other acquirer of the Leasehold Estate of Tenant pursuant to foreclosure, assignment in lieu of foreclosure or other proceedings in accordance with the requirements of Section 22.2(c) of this Lease may, upon acquiring Tenant’s Leasehold Estate, without further consent of Landlord, sell and assign the Leasehold Estate in accordance with the requirements of Section 22.2(c) of this Lease and enter into Permitted Leasehold Mortgages in the same manner as the original Tenant, subject to the terms hereof.

(vi)          Notwithstanding any other provisions of this Lease, any sale of this Lease and of the Leasehold Estate hereby created in any proceedings for the foreclosure of any Permitted Leasehold Mortgage, or the assignment or transfer of this Lease and of the Leasehold Estate hereby created in lieu of the foreclosure of any Permitted Leasehold Mortgage, shall be deemed to be a permitted sale, transfer or assignment of this Lease and of the Leasehold Estate hereby created to the extent that the successor tenant under this Lease is a Discretionary Transferee and the transfer otherwise complies with the requirements of Section 22.2(c) of this Lease or the transferee is reasonably consented to by Landlord in accordance with Section 22.2(a) hereof.

(f)            New Lease. In the event of the termination of this Lease other than due to a default as to which the Permitted Leasehold Mortgagee had the opportunity (without legal impediment) to, but did not, cure the default as set forth in Sections 17.1(d) and 17.1(e) above, including pursuant to the disaffirmance or rejection of this Lease by Tenant in a bankruptcy, Landlord shall provide each Permitted Leasehold Mortgagee with written notice that this Lease has been terminated (“Notice of Termination”), together with a statement of all sums which would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Leased Property with such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (in each case if a Discretionary Transferee) or any other transferee permitted to be assigned this Lease without consent of the Landlord pursuant to Section 22.2(c)(iv), for the remainder of the term of this Lease, effective as of the date of termination, at the rent and additional rent, and upon the terms, covenants and conditions (including all options to renew but excluding requirements which have already been fulfilled) of this Lease, provided:

(i)            Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall make a binding, written, irrevocable commitment to Landlord for such New Lease within thirty (30) days after the date such Permitted Leasehold Mortgagee receives Landlord’s Notice of Termination of this Lease given pursuant to this Section 17.1(f);

(ii)           Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall pay or cause to be paid to Landlord at the time of the execution and delivery of such New Lease, any and all sums which would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorney’s fees, which Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and which have not otherwise been received by Landlord from Tenant or other party in interest under Tenant; and

(iii)          Such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee shall agree to remedy any of Tenant’s defaults of which said Permitted Leasehold Mortgagee was notified by Landlord’s Notice of Termination (or in any subsequent notice) and which can be cured through the payment of money or are reasonably susceptible of being cured by Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee.

(g)           New Lease Priorities. If more than one Permitted Leasehold Mortgagee shall request a New Lease pursuant to subsection 17.1(f)(i) of this Section 17.1, Landlord shall enter into such New Lease with the Permitted Leasehold Mortgagee whose mortgage is senior in lien, or with its Permitted Leasehold Mortgagee Designee acting for the benefit of such Permitted Leasehold Mortgagee prior in lien foreclosing on Tenant’s interest in this Lease. Landlord, without liability to Tenant or any Permitted Leasehold Mortgagee with an adverse claim, may rely upon a title insurance policy issued by a reputable title insurance company as the basis for determining the appropriate Permitted Leasehold Mortgagee who is entitled to such New Lease.

(h)           Permitted Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require any Permitted Leasehold Mortgagee as a condition to its exercise of the right hereunder to cure any default of Tenant not reasonably susceptible of being cured by such Permitted Leasehold Mortgagee or its Permitted Leasehold Mortgagee Designee (including but not limited to the default referred to in Sections 16.1(c), (d), (e), (f) (if the levy or attachment is in favor of such Permitted Leasehold Mortgagee (provided such levy is extinguished upon foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure) or is junior to the lien of such Permitted Leasehold Mortgagee and would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), (i) (as related to the Indebtedness secured by a Permitted Leasehold Mortgage that is junior to the lien of the Permitted Leasehold Mortgagee and such junior lien would be extinguished by the foreclosure of the Permitted Leasehold Mortgage that is held by such Permitted Leasehold Mortgagee), (m) (if such “Event of Default” under Bally’s Lease 1 or Bally’s Lease 2, as applicable, is not susceptible of being cured by such Permitted Leasehold Mortgagee (including because the Permitted Leasehold Mortgagee is not a “Permitted Leasehold Mortgagee” under Bally’s Lease 1 or Bally’s Lease 2, as applicable)) or (q) (if the judgment is in favor of a Permitted Leasehold Mortgagee other than a Permitted Leasehold Mortgagee holding a Permitted Leasehold Mortgage that is senior to the lien of such Permitted Leasehold Mortgagee) and any other sections of this Lease which may impose conditions of default not susceptible to being cured by a Permitted Leasehold Mortgagee or a subsequent owner of the Leasehold Estate through foreclosure hereof), in order to comply with the provisions of Sections 17.1(d) and 17.1(e), or as a condition of entering into the New Lease provided for by Section 17.1(f).

(i)            Casualty Loss. A standard mortgagee clause naming each Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof may be added to any and all insurance policies required to be carried by Tenant hereunder on condition that the insurance proceeds are to be applied in the manner specified in this Lease and the Permitted Leasehold Mortgage shall so provide; except that the Permitted Leasehold Mortgage may provide a manner for the disposition of such proceeds, if any, otherwise payable directly to the Tenant (but not such proceeds, if any, payable jointly to the Landlord and the Tenant or to the Landlord, to the Facility Mortgagee or to a third-party escrowee) pursuant to the provisions of this Lease.

(j)            Arbitration; Legal Proceedings. Landlord shall give prompt notice to each Permitted Leasehold Mortgagee (for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof) of any arbitration or legal proceedings between Landlord and Tenant involving obligations under this Lease.

(k)            No Merger. The fee title and/or leasehold estate in and to the Leased Property, as applicable, and the Leasehold Estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and/or leasehold estate and said Leasehold Estate by Landlord or by Tenant or by a third party, by purchase or otherwise.

(l)            Notices. Notices from Landlord to the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof shall be provided in the method provided in Section 35.1 hereof to the address furnished Landlord pursuant to Section 17.1(a) hereof, and those from the Permitted Leasehold Mortgagee to Landlord shall be mailed to the address designated pursuant to the provisions of Section 35.1 hereof. Such notices, demands and requests shall be given in the manner described in this Section 17.1 and in Section 35.1 and shall in all respects be governed by the provisions of those sections.

(m)          Limitation of Liability. Notwithstanding any other provision hereof to the contrary, (i) Landlord agrees that any Permitted Leasehold Mortgagee’s liability to Landlord in its capacity as Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against such Permitted Leasehold Mortgagee’s interest in the Leasehold Estate and such Permitted Leasehold Mortgagee’s interest in such other collateral granted to such Permitted Leasehold Mortgagee to secure the obligations under its Debt Agreement to the extent such other collateral is acquired by such Permitted Leasehold Mortgagee by foreclosure or in lieu of foreclosure; provided, however, if necessary to satisfy the Landlord’s claim the Permitted Leasehold Mortgagee shall use diligent efforts to foreclose or acquire by a deed in lieu of such foreclosure such other collateral granted to such Permitted Leasehold Mortgagee, and (ii) each Permitted Leasehold Mortgagee agrees that Landlord’s liability to such Permitted Leasehold Mortgagee hereunder howsoever arising shall be limited to and enforceable only against Landlord’s interest in the Leased Property, and no recourse against Landlord shall be had against any other assets of Landlord whatsoever.

(n)           Sale Procedure. If an Event of Default shall have occurred and be continuing, the Permitted Leasehold Mortgagee for which notice has been properly provided to Landlord pursuant to Section 17.1(a) hereof with the most senior lien on the Leasehold Estate (a “Senior Lender”), to the extent permitted under the Debt Agreement secured by the Permitted Leasehold Mortgage of such Senior Lender, shall have the right to make all determinations and agreements on behalf of Tenant under Article XXXVI (including, without limitation, requesting that the sale process described in Article XXXVI be commenced, the determination and agreement of the Gaming Assets FMV, the Successor Tenant Rent, and the potential Successor Tenants that should be included in the process, and negotiation with such Successor Tenants), in each case, in accordance with and subject to the terms and provisions of Article XXXVI, including without limitation the requirement that Successor Tenant meet the qualifications of Discretionary Transferee.

(o)           Third Party Beneficiary. Each Permitted Leasehold Mortgagee (for so long as such Permitted Leasehold Mortgagee holds a Permitted Leasehold Mortgage) is an intended third-party beneficiary of this Article XVII entitled to enforce the same as if a party to this Lease.

17.2        Landlord’s Right to Cure Tenant’s Default. If Tenant shall fail to make any payment or to perform any act required to be made or performed hereunder when due or within any cure period provided for herein, Landlord, without waiving or releasing any obligation or default, may, but shall be under no obligation to, upon prior written notice to Tenant specifying the default to be cured and that it is curing such default under this Section 17.2 make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand as an Additional Charge.

17.3        Landlord’s Right to Cure Debt Agreement. Tenant agrees to use commercially reasonable efforts to include in any agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) obtained by or entered into by Tenant after the Commencement Date a provision requiring the lender or lenders thereunder (or the Representatives of such lenders) to provide a copy to Landlord of any notices issued by such lender or lenders thereunder or the Representative of such lenders to Tenant of a Specified Debt Agreement Default. In addition, Tenant agrees to use commercially reasonable efforts to include in any such agreement related to Material Indebtedness and any Debt Agreement (or the principal or controlling agreement relating to such Material Indebtedness or series of related Debt Agreements) a provision with the effect that should Tenant fail to make any payment or to perform any act required to be made or performed under an agreement related to Material Indebtedness or under the Debt Agreement when due or within any cure period provided for therein (if any), Landlord may, subject to applicable Gaming Regulations and the terms hereof, upon prior written notice to Tenant specifying the default and that it is curing such default under this Section 17.3, cure any such default by making such payment to the applicable lenders or Representative or otherwise performing such acts within the cure period thereunder (if any) for the account of Tenant, to the extent such default is susceptible to cure by Landlord; provided that Landlord’s right to cure such default shall not be any greater than the rights of the obligors under such Material Indebtedness or Debt Agreement to cure such default. Landlord and Tenant agree that all sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees and expenses, so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be for the account of Tenant and paid by Tenant to Landlord on demand.

ARTICLE XVIII

18.1        Sale of the Leased Property. Landlord shall not voluntarily sell all or portions of the Leased Property (including via entering into a merger transaction other than a merger transaction with GLP or an Affiliate of GLP) during the Term without the prior written consent of Tenant, which consent may not be unreasonably withheld. Notwithstanding the foregoing, Tenant’s consent shall not be required for (A) any transfer to a Facility Mortgagee contemplated under Article XXXI hereof which may include, without limitation, a transfer by foreclosure brought by the Facility Mortgagee or a transfer by deed in lieu of foreclosure (and the first subsequent sale by such Facility Mortgagee to the extent the Facility Mortgagee has been diligently attempting to expedite such first subsequent sale from the time it initiated foreclosure proceedings taking into account the interest of such Facility Mortgagee to maximize the proceeds of such sale), (B) a sale by Landlord of all of the Leased Property to a single buyer or group of buyers, other than to an operator, or an Affiliate of such an operator, of Gaming Facilities (provided that Landlord shall be permitted to sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of such an operator), (C) a merger transaction or sale by Landlord or GLP involving the Facility, other than with an operator, or an Affiliate of an operator, of Gaming Facilities (provided that Landlord or GLP shall be permitted to merge with or sell all of the Leased Property to a real estate investment trust even if such real estate investment trust is an Affiliate of an operator), (D) a sale/leaseback transaction by Landlord with respect to the Leased Property for financing purposes, (E) any sale of all or a portion of the Leased Property or the Facility that does not change the identity of the Landlord hereunder, including without limitation a participating interest in Landlord’s interest under this Lease or a sale of Landlord’s reversionary interest in the Leased Property, or (F) a sale or transfer to an Affiliate of GLP or a joint venture entity in which GLP or its Affiliate is the managing member or partner. Any sale by Landlord of all or any portion of the Leased Property pursuant to this Section 18.1 shall be subject in each instance to all of the rights of Tenant under this Lease and, to the extent necessary, any purchaser or successor Landlord and/or other controlling persons must be approved by all applicable gaming regulatory agencies to ensure that there is no material impact on the validity of any of the Gaming Licenses or the ability of Tenant to continue to use the Facility for Gaming activities in substantially the same manner as immediately prior to Landlord’s sale. In the event that the City’s consent is required to sell, assign or otherwise transfer the Leased Property pursuant to Section 41.14 below, then Tenant shall use its commercially reasonable efforts to cooperate and assist Landlord with obtaining the City’s consent thereto. Notwithstanding anything contained in this Lease to the contrary, but subject to Section 41.14, upon the occurrence of an Event of Default, in addition to all other rights and remedies afforded to Landlord under this Lease or at law or in equity, Landlord shall have the right to sell the Development Land to any Person (other than to an operator, or an Affiliate of such an operator, of Gaming Facilities (provided that Landlord shall be permitted to sell the Development Land to a real estate investment trust even if such real estate investment trust is an Affiliate of such an operator)) and upon such terms and conditions as Landlord shall so desire, in each case without the prior written approval of Tenant.

ARTICLE XIX

19.1        Holding Over. If Tenant shall for any reason remain in possession of the Leased Property after the expiration or earlier termination of the Term without the consent, or other than at the request, of Landlord, such possession shall be as a month-to-month tenant during which time Tenant shall pay as Rent each month the monthly Rent applicable to the prior Lease Year for the Facility multiplied by (A) 150% for the first three months of such holdover and (B) 200% for any succeeding months of such holdover, together with all Additional Charges and all other sums payable by Tenant pursuant to this Lease. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies, to continue its occupancy and use of the Leased Property of, and/or any Tenant Capital Improvements to, the Facility. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE XX

20.1        Risk of Loss. The risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property as a consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Landlord and Persons claiming from, through or under Landlord) is assumed by Tenant, and except as otherwise provided herein no such event shall entitle Tenant to any abatement of Rent.

ARTICLE XXI

21.1        General Indemnification. In addition to the other indemnities contained herein, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including reasonable attorneys’, consultants’ and experts’ fees and expenses, imposed upon or incurred by or asserted against Landlord by reason of: (i) except to the extent caused solely as a result of Landlord’s gross negligence or willful misconduct, any accident, injury to or death of Persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks under the control of Tenant; (ii) any use, misuse, non-use, condition, maintenance or repair by Tenant of the Leased Property; (iii) any failure on the part of Tenant to perform or comply with any of the terms of this Lease; (iv) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by any party thereunder; (v) any claim for malpractice, negligence or misconduct committed by any Person on or working from the Leased Property; and (vi) the violation by Tenant of any Legal Requirement. Any amounts which become payable by Tenant under this Article XXI shall be paid within ten (10) days after liability therefor is determined by a final non appealable judgment or settlement or other agreement of the parties, and if not timely paid shall bear interest at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its sole cost and expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord. For purposes of this Article XXI, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant.

ARTICLE XXII

22.1        Subletting and Assignment. Tenant shall not, without Landlord’s prior written consent, which, except as specifically set forth herein, may be withheld in Landlord’s sole and absolute discretion, voluntarily or by operation of law assign (which term includes any transfer, sale, encumbering, pledge or other transfer or hypothecation) this Lease, sublet all or any part of the Leased Property or engage the services of any Person (other than an Affiliate of Tenant that becomes or is also a Guarantor) for the management or operation of the Facility (provided that the foregoing shall not restrict a transferee of Tenant from retaining a manager necessary for such transferee’s satisfying the requirement set forth in clause (a)(1) of the definition of “Discretionary Transferee”). Tenant acknowledges that Landlord is relying upon the expertise of Tenant in the operation of the Facility and that Landlord entered into this Lease with the expectation that Tenant would remain in and operate the Facility during the entire Term and for that reason, except as set forth herein, Landlord retains sole and absolute discretion in approving or disapproving any assignment or sublease. Any Change in Control shall constitute an assignment of Tenant’s interest in this Lease within the meaning of this Article XXII and the provisions requiring consent contained herein shall apply.

Notwithstanding anything contained herein to the contrary, Tenant hereby acknowledges and agrees that if Tenant’s Parent (or its Subsidiaries and/or Affiliates) seeks to assign (excluding, for purposes of this sentence, any assignment pursuant to a Permitted Leasehold Mortgage, a Foreclosure Assignment or a Foreclosure COC (each as defined in the applicable Bally’s Lease)), directly or indirectly, the Bally’s Leases prior to the Rent Conversion Trigger Date, Landlord shall have the right to require that Tenant assign its interest in this Lease to the assignee of the Bally’s Leases.

22.2        Permitted Assignments. Notwithstanding the foregoing, and subject to Section 40.1, provided that, except in the case of Section 22.2(c)(iv), there is no Event of Default then continuing, Tenant may:

(a)           with Landlord’s prior written consent, which consent shall not be unreasonably withheld, allow to occur or undergo a Change in Control (including without limitation a transfer or assignment of this Lease to any third party in conjunction with a sale by Tenant of all or substantially all of Tenant’s assets relating to the Facility);

(b)           without Landlord’s prior written consent, following the Rent Conversion Trigger Date, assign this Lease or sublease the Leased Property to Tenant’s Parent, a wholly-owned Subsidiary of Tenant’s Parent or a wholly-owned Subsidiary of Tenant if all of the following are first satisfied: (w) such Affiliate becomes a party to the Guaranty as a Guarantor and in the case of an assignment of this Lease, becomes party to and bound by this Lease; (x) Tenant remains fully liable hereunder; (y) the use of the Leased Property continues to comply with the requirements of this Lease; and (z) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; and

(c)           without Landlord’s prior written consent:

(i)            undergo a Change in Control of the type referred to in clauses (ii)(a) or (ii)(b) of the definition of Change in Control (such Change in Control, a “Tenant Parent COC”) if (1) a Person acquiring such beneficial ownership or control is a Discretionary Transferee and (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord;

(ii)           undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant in connection with a Change in Control that does not constitute a Tenant Parent COC or a Foreclosure COC (such Change in Control, a “Tenant COC”) if (1) such Person is a Discretionary Transferee, (2) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms reasonably satisfactory to Landlord, and (3) the Adjusted Revenue to Rent Ratio with respect to the Facility (determined at the proposed effective time of the Change in Control) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1;

(iii)          following the Rent Conversion Trigger Date, assign this Lease to any Person in an assignment that does not constitute a Foreclosure Assignment if (1) such Person is a Discretionary Transferee, (2) such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Lease without amendment or modification other than as provided below, (3) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord, and (4) the Adjusted Revenue to Rent Ratio with respect to the Facility (determined at the proposed effective time of the assignment) for the then most recently preceding four (4) fiscal quarters for which financial statements are available is at least 1.4:1;

(iv)          to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee is in compliance with the requirements of ARTICLE XVII applicable to it (including the requirements to cure any Events of Default that such Permitted Leasehold Mortgagee is required to cure in accordance therewith) (A) assign this Lease by way of foreclosure of the Leasehold Estate, an assignment-in-lieu of foreclosure to any Person or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person, (any such assignment, a “Foreclosure Assignment”) or (B) undergo a Change in Control whereby a Person acquires beneficial ownership and control of 100% of the Equity Interests in Tenant as a result of the purchase at a foreclosure on a permitted pledge of, or an assignment (by sale or through a plan of reorganization) pursuant to any applicable bankruptcy or insolvency law to any Person of, the Equity Interests in Tenant or an assignment in lieu of such foreclosure (a “Foreclosure COC”) or (C) effect the first subsequent sale or assignment of the Leasehold Estate or Change in Control after a Foreclosure Assignment or a Foreclosure COC whereby a Person so acquires the Leasehold Estate or beneficial ownership and control of 100% of the Equity Interests in Tenant or the Person who acquired the Leasehold Estate in connection with the Foreclosure Assignment, in each case, effected by a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Foreclosing Party, to the extent such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee has been diligently attempting to expedite such first subsequent sale from the time it has initiated foreclosure proceedings taking into account the interest of such Permitted Leasehold Mortgagee or Permitted Leasehold Mortgagee Designee in maximizing the proceeds of such disposition if (1) such Person is a Discretionary Transferee, (2) in the case of any Foreclosure Assignment, if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Designee such Discretionary Transferee agrees in writing to assume the obligations of the Tenant under this Lease and the Development Agreement without amendment or modification other than as provided below (which written assumption, in the case of a Permitted Leasehold Mortgagee Foreclosing Party, may be made by a Subsidiary of a Permitted Leasehold Mortgagee or a Permitted Leasehold Mortgagee Designee) and (3) if such Discretionary Transferee is not a Permitted Leasehold Mortgagee Foreclosing Party, the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord; provided, however, for the avoidance of doubt, nothing in this Section 22.2(c)(iv) shall be construed as, or deemed, a waiver of, such Permitted Leasehold Mortgagee’s obligations to assume this Lease and the Development Agreement pursuant to Section 17.1 in connection with the exercise of its remedies under the applicable Permitted Leasehold Mortgage; and

(v)           undergo a Change in Control of the type referred to in clause (i) of the definition of Change in Control (such Change in Control, a “OCR COC”) if the transfer satisfies the following requirements: (i) following the consummation of the OCR COC, no Permitted Holder shall beneficially own, directly or indirectly 51% or more of the Equity Interests in Tenant’s Parent or hold the voting power to appoint a majority of the board of directors or equivalent body of Tenant’s Parent (collectively, a beneficial interest of at least 51% of the Equity Interests in Tenant’s Parent and the voting power to appoint a majority of the board of directors or equivalent body of Tenant’s Parent being hereinafter the “Controlling Interest”), (ii) the Controlling Interest is transferred to a single Person that is a Discretionary Transferee, and (iii) the Parent Company of such Discretionary Transferee, if any, has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord or, if such Discretionary Transferee does not have a Parent Company, such Discretionary Transferee has become a Guarantor and provided a Guaranty on terms substantially similar to the Guaranty or otherwise reasonably satisfactory to Landlord;

provided that no such Change in Control or assignment referred to in this Section 22.2(c) shall be permitted without Landlord’s prior written consent unless, and in which case such consent shall not be unreasonably withheld, (A) the use of the Leased Property at the time of such Change in Control or assignment and immediately after giving effect thereto is permitted by Section 7.2 hereof, and (B) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment and assumption and received an executed counterpart thereof (provided no such approval shall be required in the case of a Tenant Parent COC or a Tenant COC, so long as (A) Tenant remains obligated under this Lease and the Guaranty remains in effect except with respect to any release permitted thereunder, (B) the requirements for a Guaranty from the Parent Company or Discretionary Transferee under clause (i) or (ii) above are met, and (C) any modifications to this Lease required pursuant to the next succeeding paragraph are made); and

(d)           without Landlord’s prior written consent, pledge or mortgage its Leasehold Estate to a Permitted Leasehold Mortgagee and permit a pledge of the equity interests in Tenant to be pledged to a Permitted Leasehold Mortgagee in accordance with Section 17.1.

Upon the effectiveness of any Change in Control or assignment permitted pursuant to this Section 22.2, such Discretionary Transferee (and, if applicable, its Parent Company) and Landlord shall make such amendments and other modifications to this Lease as are reasonably requested by either party to give effect to such Change in Control or assignment and such technical amendments as may be necessary or appropriate in the reasonable opinion of such requesting party in connection with such Change in Control or assignment including, without limitation, changes to the definition of Change in Control to substitute the Parent Company (or, if the Discretionary Transferee does not have a Parent Company, the Discretionary Transferee) for Tenant’s Parent therein and in the provisions of this Lease regarding delivery of financial statements and other reporting requirements with respect to Tenant’s Parent. After giving effect to any such Change in Control or assignment, unless the context otherwise requires, references to Tenant and Tenant’s Parent hereunder shall be deemed to refer to the Discretionary Transferee or its Parent Company, as applicable.

22.3        Permitted Sublease Agreements. Notwithstanding the provisions of Section 22.1, but subject to compliance with the provisions of this Section 22.3 and of Section 40.1, (a) provided that no Event of Default shall have occurred and be continuing, Tenant shall be permitted to sublease the entirety of the Leased Property, including the Gaming operations, to a wholly-owned Subsidiary that becomes a Guarantor by executing the Guaranty in form and substance reasonably satisfactory to Landlord and (b) provided that no Event of Default shall have occurred and be continuing, Tenant may enter into any sublease agreement (including any management agreement or similar agreements with sports betting and/or online Gaming operators) with respect to all or any portion (including any portion formerly used for gaming purposes, provided that any sublease agreement for Gaming operations (but not any management agreement or similar agreement, in each case, with sports betting and/or online Gaming operators) shall be subject to clause (a) above) of the Facility without the prior written consent of Landlord, provided, further that, (i) all sublease agreements under this Section 22.3 are made in furtherance of the Primary Intended Use; and (ii) any sublease with respect to all or substantially all of the Facility shall be subject to the prior written consent of Landlord (in its sole discretion). After an Event of Default has occurred and while it is continuing, Landlord may collect rents from any subtenant and apply the net amount collected to the Rent, but no such collection shall be deemed (i) a waiver by Landlord of any of the provisions of this Lease, (ii) the acceptance by Landlord of such subtenant as a tenant or (iii) a release of Tenant from the future performance of its obligations hereunder. If reasonably requested by Tenant in connection with a sublease permitted under clause (b) above, Landlord and such sublessee shall enter into a subordination, non-disturbance and attornment agreement with respect to such sublease in a form reasonably satisfactory to Landlord (and if a Facility Mortgage is then in effect, Landlord shall use reasonable efforts to cause the Facility Mortgagee to enter into such subordination, non-disturbance and attornment agreement).

22.4        Required Assignment and Subletting Provisions. Any assignment and/or sublease must provide (but, in the case of a sub-sublease, with appropriate adjustments for the sub-sublease context) that:

(i)            in the case of a sublease, it shall be subject and subordinate to all of the terms and conditions of this Lease;

(ii)           the use of the Facility (or portion thereof) shall not conflict with any Legal Requirement or any other provision of this Lease;

(iii)          except as otherwise provided herein, no subtenant or assignee shall be permitted to further sublet all or any part of the applicable Leased Property or assign this Lease or its sublease except insofar as the same would be permitted if it were a sublease by Tenant under this Lease (it being understood that any subtenant under Section 22.3(a) that is a wholly-owned Subsidiary of Tenant may pledge and mortgage its subleasehold estate (or allow the pledge of its equity interests) to a Permitted Leasehold Mortgagee that has a security interest in the Leasehold Estate of Tenant and such Permitted Leasehold Mortgagee shall have the right to foreclose upon such interest in accordance with the foreclosure of Tenant’s interest in accordance with Section 17.1 hereof);

(iv)          in the case of a sublease, in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such sublease, including extensions and renewals granted thereunder, then, subject to Article XXXVI and without affecting the provisions of any subordination, non-disturbance and attornment agreement entered into between Landlord and the applicable subtenant, at Landlord’s option, the subtenant shall make full and complete attornment to Landlord for the balance of the term of the sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the subtenant shall execute and deliver within five (5) days after request by Landlord and the subtenant shall waive the provisions of any law now or hereafter in effect which may give the subtenant any right of election to terminate the sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; and

(v)           in the event the subtenant receives a written notice from Landlord stating that this Lease has been cancelled, surrendered or terminated, then, subject to Article XXXVI, the subtenant shall thereafter be obligated to pay all rentals accruing under said sublease directly to Landlord (or as Landlord shall so direct); all rentals received from the subtenant by Landlord shall be credited against the amounts owing by Tenant under this Lease.

22.5        Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred after the Commencement Date in conjunction with the processing and documentation of any assignment, subletting or management arrangement, including reasonable attorneys’, architects’, engineers’ or other consultants’ fees whether or not such sublease, assignment or management agreement is actually consummated.

22.6        No Release of Tenant’s Obligations; Exception. No assignment (other than a permitted transfer pursuant to 22.2(a) (but solely with respect to the transfer or assignment of this Lease to any third-party in conjunction with the sale by Tenant of all or substantially all of Tenant’s assets), Section 22.2(c)(iii) or Section 22.2(c)(iv)(A) or Section 22.2(c)(iv)(C), in connection with a sale or assignment of the Leasehold Estate), subletting or management agreement shall relieve Tenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Tenant hereunder. The liability of Tenant and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released or impaired by any (i) stipulation which extends the time within which an obligation under this Lease is to be performed, (ii) waiver of the performance of an obligation required under this Lease that is not entered into for the benefit of Tenant or such successor, or (iii) failure to enforce any of the obligations set forth in this Lease, provided that Tenant shall not be responsible for any additional obligations or liability arising as the result of any modification or amendment of this Lease by Landlord and any assignee of Tenant that is not an Affiliate of Tenant.

ARTICLE XXIII

23.1        Officer’s Certificates and Financial Statements.

(a)           Officer’s Certificates. Each of Landlord and Tenant shall, at any time and from time to time upon receipt of not less than ten (10) Business Days’ prior written request from the other party hereto, furnish an Officer’s Certificate certifying (i) that this Lease is unmodified and in full force and effect, or that this Lease is in full force and effect as modified and setting forth the modifications; (ii) the Rent and Additional Charges payable hereunder and the dates to which the Rent and Additional Charges payable have been paid; (iii) that the address for notices to be sent to the party furnishing such Officer’s Certificate is as set forth in this Lease (or, if such address for notices has changed, the correct address for notices to such party); (iv) whether or not, to its actual knowledge, such party or the other party hereto is in default in the performance of any covenant, agreement or condition contained in this Lease (together with back-up calculation and information reasonably necessary to support such determination) and, if so, specifying each such default of which such party may have knowledge; (v) that Tenant is in possession of the Leased Property (other than portions that are subleased or assigned to third parties in accordance with this Lease); (vi) calculations illustrating Tenant’s compliance with the financial covenants set forth in Section 23.3 which may be disclosed by Landlord in public filings; and (vii) responses to such other questions or statements of fact as such other party, any ground or underlying landlord, any purchaser or any current or prospective Facility Mortgagee or Permitted Leasehold Mortgagee shall reasonably request. Landlord’s or Tenant’s failure to deliver such statement within such time shall constitute an acknowledgement by such failing party that, to such party’s knowledge, (x) this Lease is unmodified and in full force and effect except as may be represented to the contrary by the other party; (y) the other party is not in default in the performance of any covenant, agreement or condition contained in this Lease; and (z) the other matters set forth in such request, if any, are true and correct. Any such certificate furnished pursuant to this Article XXIII may be relied upon by the receiving party and any current or prospective Facility Mortgagee, Permitted Leasehold Mortgagee, ground or underlying landlord or purchaser of the Leased Property. Each Guarantor or Tenant, as the case may be, shall deliver a written notice to Landlord within two (2) Business Days of obtaining knowledge of the occurrence of a default hereunder. Such notice shall include a detailed description of the default and the actions such Guarantor or Tenant has taken or shall take, if any, to remedy such default.

(b)           Statements. Tenant shall furnish the following statements to Landlord:

(i)            Within sixty-five (65) days after the end of Tenant’s Parent’s Fiscal Years (commencing with the Fiscal Year ending December 31, 2025) or concurrently with the filing by Tenant’s Parent of its annual report on Form 10-K with the SEC, whichever is earlier: (x) Tenant’s Parent’s Financial Statements; (y) a certificate, executed by the chief financial officer or treasurer of the Tenant’s Parent (a) certifying that, to such person’s knowledge after due inquiry, no default has occurred under this Lease or, if such person has knowledge after due inquiry that a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (b) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such Fiscal Year (in each case, to the extent such financial covenants were in effect as of the last day of such Fiscal Year); and (z) a report with respect to Tenant’s Parent’s Financial Statements from Tenant’s Parent’s accountants, which report shall be unqualified as to going concern and scope of audit of Tenant’s Parent and its Subsidiaries (excluding any qualification as to going concern relating to any debt maturities in the twelve month period following the date of such audit or any projected financial performance or covenant default in any Material Indebtedness or this Lease in such twelve month period) and shall provide in substance that (a) such consolidated financial statements present fairly the consolidated financial position of Tenant’s Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and (b) that the examination by Tenant’s Parent’s accountants in connection with such Financial Statements has been made in accordance with generally accepted auditing standards;

(ii)           Within forty-five (45) days (or if requested by Landlord in writing as a result of any regulator (including, but not limited to, the SEC) requiring such information to be included in Landlord’s financial statements, or if Tenant’s Parent does not publicly file its annual report, within thirty (30) days) after the end of each of the first three (3) fiscal quarters of the Tenant’s Parent’s Fiscal Year (commencing with the fiscal quarter ending September 30, 2025) or concurrently with the filing by Tenant’s Parent of its quarterly report on Form 10-Q with the SEC, whichever is earlier, a copy of Tenant’s Parent’s Financial Statements for such period, together with a certificate, executed by the chief financial officer or treasurer of Tenant’s Parent (a) certifying that no default has occurred or, if such a default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (b) setting forth the calculation of the financial covenants set forth in Section 23.3 hereof in reasonable detail as of such quarter (in each case, to the extent such financial covenants were in effect as of the last day of such fiscal quarter) and (c) certifying that such Financial Statements fairly present, in all material respects, the financial position and results of operations of Tenant’s Parent and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes);

(iii)          Promptly following Landlord’s request from time to time, (a) a one-year forecast of Tenant’s income statement and balance sheets covering the next four calendar quarters, (b) five-year forecasts of Tenant’s income statement and balance sheet covering such quarterly and annual periods as may be reasonably requested by Landlord, and, if applicable, in a format consistent with Tenant’s Parent’s quarterly and annual financial statements delivered pursuant to clauses (i) and (ii) above, as applicable, and such additional financial information and projections as may be reasonably requested by Landlord in connection with syndications, private placements, or public offerings of GLP’s or Landlord’s debt securities or loans or equity or hybrid securities and (c) such additional information and unaudited quarterly financial information concerning the Leased Property and Tenant as Landlord or GLP may require for its ongoing filings with the SEC under both the Securities Act and the Securities Exchange Act of 1934, as amended, including, but not limited to 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord or GLP during the Term of this Lease, the Internal Revenue Service (including in respect of GLP’s qualification as a “real estate investment trust” (within the meaning of Section 856(a) of the Code)) and any other federal, state or local regulatory agency with jurisdiction over GLP or its Subsidiaries subject to Section 23.1(c) below;

(iv)          Within thirty-five (35) days after the end of each calendar month, a copy of Tenant’s income statement for such month and Tenant’s balance sheet as of the end of such month (which may be subject to quarterly and year-end adjustments and the absence of footnotes) summarizing such month with quarter to date and year to date totals with specificity to enable Landlord to confirm the Adjusted Revenue to Rent Ratio; provided, however, that with respect to each calendar quarter, Tenant shall provide such financial reports for the final month thereof as soon as is reasonably practicable following the closing of the books for such month and in sufficient time so that Landlord or its Affiliate is able to include the operational results for the entire quarter in its current Form 10-Q or Form 10-K (or supplemental report filed in connection therewith);

(v)           In the event that (1) Tenant’s Parent is no longer subject to the periodic reporting requirements of the Exchange Act and (2) Landlord has notified Tenant in writing that GLP’s asset concentration with Tenant’s Parent is “significant” (within the meaning of Section 2340 of the SEC’s Division of Corporation Finance Financial Reporting Manual or any successor provision), then Tenant’s Parent shall provide audited financial statements upon Landlord’s reasonable request, from time to time, and in any event no later than ninety (90) days after the end of each Fiscal Year, together with (x) any and all necessary consents from Tenant’s Parent and its independent accounting firm for the public filing of any such audited financial statements by GLP and the incorporation of such financial statements into GLP’s periodic reports and registrations statements filed with the SEC, (y) an agreement by Tenant’s Parent to engage only PCAOB-certified accountants for preparation of its audited financial statements, and (z) an agreement by Tenant’s Parent to cause its independent accounting firm to provide customary comfort letters and consents for any and all capital market transactions entered into by GLP, as applicable;

(vi)          Within three (3) Business Days after the end of each calendar month, a statement of all costs and expenses due and payable under any Ground Lease, including, without limitation, any ground rent, prepaids and payables, real estate taxes, operating expenses and other lease expenses and payments in relation to such Ground Lease that Tenant is paying on behalf of Landlord pursuant to Section 8.4 hereof;

(vii)         Within forty five (45) days after the end of each of the first three (3) fiscal quarters of each Fiscal Year and sixty five (65) days after the end of each Fiscal Year the Adjusted Revenue to Rent Ratio, which may be disclosed by Landlord in public filings;

(viii)        Prompt Notice to Landlord of any action, proposal or investigation by any agency or entity, or complaint to such agency or entity (any of which is called a “Proceeding”), known to Tenant, the result of which Proceeding would reasonably be expected to be to revoke or suspend or terminate or modify in a way adverse to Tenant, or fail to renew or fully continue in effect, any license or certificate or operating authority pursuant to which Tenant carries on any part of the Primary Intended Use of all or any portion of the Leased Property;

(ix)          Commencing upon the Completion of the Chicago Project, as soon as it is prepared and in no event later than sixty (60) days after the end of each Fiscal Year, a capital and operating budget for the Facility for the Fiscal Year in which it is delivered; and

(x)           Tenant further agrees to provide the financial and operational reports to be delivered to Landlord under this Lease in such electronic format(s) as may reasonably be required by Landlord from time to time in order to (i) facilitate Landlord’s internal financial and reporting database and (ii) permit Landlord to calculate any rent, fee or other payments due under Ground Leases. Tenant also agrees that Landlord shall have audit rights with respect to such information to the extent required to confirm Tenant’s compliance with the Lease terms (including, without limitation, calculation of Net Revenues).

(c)           Restricted Information. Notwithstanding the foregoing provisions of Section 23.1, Tenant shall not be obligated (1) to provide information that is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine or (2) to provide information or assistance that could give Landlord or its Affiliates a “competitive” advantage with respect to markets in which GLP, Landlord or any of Landlord’s Affiliates and Tenant, Tenant’s Parent or any of Tenant’s Affiliates might be competing at any time (“Restricted Information”), it being understood that Restricted Information shall not include revenue and expense information relevant to Landlord’s calculation and verification of Tenant’s compliance with Section 23.3(a) hereof, provided that the foregoing information shall be provided on a portfolio wide (as opposed to Facility by Facility) basis, except where required by Landlord to be able to make submissions to, or otherwise to comply with requirements of, gaming authorities and other regulatory authorities, in which case such additional information (including Facility by Facility performance information) will be provided by Tenant to Landlord to the extent so required (provided that Landlord shall in such instance first execute a nondisclosure agreement in a form reasonably satisfactory to Tenant with respect to such information). Landlord shall retain audit rights with respect to Restricted Information to the extent required to confirm Tenant’s compliance with the Lease terms (and GLP’s compliance with SEC, Internal Revenue Service and other legal and regulatory requirements) and provided that appropriate measures are in place to ensure that only Landlord’s auditors and outside attorneys (and not Landlord or GLP or any of Landlord’s other Affiliates) are provided access to such information. In addition, Landlord shall not disclose any Restricted Information to any Person or any employee, officer or director of any Person (other than GLP or a Subsidiary of Landlord) that directly or indirectly owns or operates any gaming business or is a competitor of Tenant, Tenant’s Parent or any Affiliate of Tenant.

23.2        Confidentiality; Public Offering Information.

(a)           The parties recognize and acknowledge that they may receive certain Confidential Information of the other party. Each party agrees that neither such party nor any of its Related Persons acting on its behalf shall, during or within five (5) years after the term of the termination or expiration of this Lease, directly or indirectly use any Confidential Information of the other party or disclose Confidential Information of the other party to any Person for any reason or purpose whatsoever, except as reasonably required in order to comply with the obligations and otherwise as permitted under the provisions of this Lease. Notwithstanding the foregoing, in the event that a party or any of its Related Persons is requested or becomes legally compelled (pursuant to any legal, governmental, administrative or regulatory order, authority or process) to disclose any Confidential Information of the other party, it will, to the extent reasonably practicable and not prohibited by law, provide the party to whom such Confidential Information belongs prompt written notice of the existence, terms or circumstances of such event so that the party to whom such Confidential Information belongs may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 23.2(a). In the event that such protective order or other remedy is not obtained or the party to whom such Confidential Information belongs waives compliance with this Section 23.2(a), the party compelled to disclose such Confidential information will furnish only that portion of the Confidential Information or take only such action as, based upon the advice of its legal counsel, is legally required and will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished. The party compelled to disclose the Confidential Information shall cooperate with any action reasonably requested by the party to whom such Confidential Information belongs to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(b)           Notwithstanding anything to the contrary in Section 23.2(a), Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of the Facility (1) which is approved by Tenant in its sole discretion, (2) which is publicly available, (3) the Adjusted Revenue to Rent Ratio, or (4) the inclusion of which is approved by Tenant in writing, which approval may not be unreasonably withheld, in offering memoranda or prospectuses or confidential information memoranda, or similar publications or marketing materials, rating agency presentations, investor presentations or disclosure documents in connection with syndications, private placements or public offerings of GLP’s or Landlord’s securities or loans or securities or loans of any direct or indirect parent entity of Landlord, and any other reporting requirements under applicable federal and state laws, including those of any successor to Landlord, provided that, with respect to matters permitted to be disclosed solely under this clause (4), the recipients thereof shall be obligated to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information. Unless otherwise agreed by Tenant, neither Landlord nor GLP shall revise or change the wording of information previously publicly disclosed by Tenant or Tenant’s Affiliates and furnished to Landlord or GLP or any direct or indirect parent entity of Landlord pursuant to Section 23.1 or this Section 23.2 and Landlord’s Form 10-Q or Form 10-K (or supplemental report filed in connection therewith) shall not disclose the operational results of the Facility prior to Tenant’s Parent’s, Tenant’s or its Affiliate’s public disclosure thereof so long as Tenant’s Parent, Tenant or such Affiliate reports such information in a timely manner consistent with historical practices and SEC disclosure requirements. Tenant agrees to provide such other reasonable information and, if necessary, participation in road shows and other presentations at Landlord’s or GLP’s sole cost and expense, with respect to Tenant and its Leased Property to facilitate a public or private debt or equity offering or syndication by Landlord or GLP or any direct or indirect parent entity of Landlord or GLP or to satisfy GLP’s or Landlord’s SEC disclosure requirements or the disclosure requirements of any direct or indirect parent entity of Landlord or GLP. In this regard, Landlord shall provide to Tenant a copy of any information prepared by Landlord to be published, and Tenant shall have a reasonable period of time (not to exceed three (3) Business Days) after receipt of such information to notify Landlord of any corrections.

23.3        Financial Covenants.

(a)           Tenant on a consolidated basis with respect to the Facility shall maintain an Adjusted Revenue to Rent Ratio as determined on the last day of any fiscal quarter on a cumulative basis for the preceding Test Period (commencing with the Initial Test Period) of at least 1.35:1, unless each of the following is satisfied: (i) the Net Leverage Ratio as of such last day is equal to or less than 5.5:1, (ii) a Refinancing Transaction has occurred and (iii) Tenant has delivered the duly executed Subsequent Guaranty to Landlord, then Tenant shall maintain an Adjusted Revenue to Rent Ratio of at least 1.2:1 for such preceding Test Period.

(b)           On the last day of each fiscal quarter (commencing with the first fiscal quarter ending after the Testing Condition is satisfied), the Consolidated Total Net Leverage Ratio (as defined in and calculated in accordance with the Effective Date Deutsche Credit Agreement) of Tenant’s Parent and its Restricted Subsidiaries (as defined in the Effective Date Deutsche Credit Agreement) as of the last day of such fiscal quarter shall not exceed the greater of (x) a ratio that is 0.25:1 greater than the Consolidated Total Net Leverage Ratio (as defined in and calculated in accordance with the Effective Date Deutsche Credit Agreement) as of the date on which the Testing Condition was satisfied, which date shall be reasonably determined by Landlord and Tenant’s Parent, and (y) 7.25:1 (the “Net Leverage Covenant”).

(c)           Following the Commencement Date and until the occurrence of the Opening Date, (i) Tenant’s Parent shall maintain undrawn capacity under the Bally’s Revolving Credit Facility, as of the last day of each fiscal quarter in an amount equal to or greater than the Minimum Undrawn Amount at such time (the “Minimum RCF Capacity”) and (ii) at all times Tenant’s Parent shall have the right to apply the proceeds of any loans drawn under such Minimum RCF Capacity towards the development and construction of the Chicago Project (collectively, the “Minimum RCF Covenant”).

(d)           Promptly upon the occurrence of a Covenant Trigger, (1) if such Covenant Trigger occurs prior to the commencement of the Lincoln Open Call Period (as defined in the Contribution Agreement), then the Lincoln Open Call Period shall automatically be deemed to have commenced as of the date such Covenant Trigger occurred (Tenant hereby acknowledging that such commencement of the Lincoln Open Call Period prior to October 1, 2026, shall not change the expiration of the Lincoln Open Call Period, which shall remain open and not end until December 31, 2026), (2) if upon the occurrence of such Covenant Trigger, Landlord or its Affiliates do not have the right to consummate the Lincoln Contribution, then a Covenant Failure and an immediate Event of Default pursuant to Section 16.1(n) shall exist and (3) if upon the occurrence of such Covenant Trigger, Landlord or its Affiliates have the right to consummate the Lincoln Contribution (as defined in the Contribution Agreement), then a Covenant Failure shall not occur if either of the following conditions are satisfied:

(i)            (A) Landlord provides written notice to Tenant that it wishes to exercise such right and complete the Lincoln Contribution, (B) the Lincoln Contribution shall have occurred within ninety (90) days after the delivery of such written notice; provided, however, in no event shall the consent of any lender to any Contributor Party (as defined in the Contribution Agreement) nor the amendment of any financing arrangement with respect to any Contributor Party constitute a condition precedent to the consummation of the Lincoln Contribution, and (C) Tenant and/or its Affiliates use the Lincoln Net Sales Proceeds (1) to repay Indebtedness of Tenant’s Parent and the repayment of such Indebtedness results in a cure of the applicable Covenant Trigger (determined in the same manner as Section 23.3(d)(ii)), and/or (2) to fund the performance of any labor or services or the furnishing of any materials or other property for the construction of the Chicago Project, provided, that, in such instance, Tenant shall submit to Landlord within thirty (30) days of the end of each fiscal quarter occurring after the consummation of the Lincoln Contribution, a sources and uses statement (together with such additional information requested by Landlord from time to time) evidencing that Tenant has applied the applicable portion of the Lincoln Net Sales Proceeds in accordance with this clause (2); or

(ii)           (A) Landlord provides written notice to Tenant that Landlord does not elect, in its sole discretion, to complete the Lincoln Contribution, and (B) within the thirty (30) days after the delivery of such written notice, Tenant shall have cured the applicable Covenant Trigger as follows: (1) Tenant’s Parent issues Equity Interests or receives proceeds of capital contributions or indebtedness and the proceeds of such issuance, capital contributions or indebtedness are applied in whole or in part to the repayment of indebtedness of Tenant’s Parent and its Subsidiaries (including outstanding loans under the Bally’s Revolving Credit Facility), (2) following such repayment (and after giving pro forma effect thereto) (x) the Consolidated Total Net Leverage Ratio (as defined in and calculated in accordance with the Effective Date Deutsche Credit Agreement) and/or (y) the undrawn capacity under the Bally’s Revolving Credit Facility, as applicable, are recalculated, and (3) such recalculation (after giving pro forma effect to such repayment) reflects that Tenant’s Parent would have been in compliance with the Net Leverage Covenant and/or the Minimum RCF Covenant, as applicable, with respect to the applicable fiscal quarter.

(e)           In the event that Tenant does not satisfy at any time the Adjusted Revenue to Rent Ratio as set forth in Section 23.3(a) above, (1) prior to the Unrestricted Subsidiary Guarantor Release Date, neither Tenant nor any Guarantors (other than Tenant’s Subsidiaries and any Unrestricted Subsidiary Guarantor that is a Subsidiary of any other Unrestricted Subsidiary Guarantor) shall and (2) from and after the Unrestricted Subsidiary Guarantor Release Date, Tenant’s Parent shall not, make any Restricted Payment (except Tax Distributions) until Tenant is in compliance with such ratio in a subsequent period.

(f)            (1) Prior to the Unrestricted Subsidiary Guarantor Release Date, neither Tenant nor any Guarantors (other than Tenant’s Subsidiaries and any Unrestricted Subsidiary Guarantor that is a Subsidiary of any other Unrestricted Subsidiary Guarantor) shall and (2) from and after the Unrestricted Subsidiary Guarantor Release Date, Tenant’s Parent shall not, make any Restricted Payment (except Tax Distributions) during any Covenant Suspension Period; provided that, this Section 23.3(f) shall not apply if Tenant would have been in compliance with Section 23.3(a) above as of the last day of the most recently ended fiscal quarter.

(g)           Until the Unrestricted Subsidiary Guarantor Release Date, no Unrestricted Subsidiary Guarantor (other than Tenant’s Subsidiaries and any Unrestricted Subsidiary Guarantor that is a Subsidiary of any other Unrestricted Subsidiary Guarantor) shall make any Restricted Payment (except Tax Distributions) without the prior written consent of Landlord.

23.4        Landlord Obligations. Landlord acknowledges and agrees that certain of the information contained in the Financial Statements may be non-public financial or operational information with respect to Tenant, Tenant’s Parent and/or the Leased Property. Landlord further agrees (i) to maintain the confidentiality of such non-public information; provided, however, that notwithstanding the foregoing and notwithstanding anything to the contrary in Section 23.2(a) hereof or otherwise herein, Landlord shall have the right to share such information with GLP and their respective officers, employees, directors, Facility Mortgagee, agents and lenders party to material debt instruments entered into by GLP or Landlord, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by GLP or Landlord, rating agencies, accountants, attorneys and other consultants (the “Landlord Representatives”), provided that each such Landlord Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) that neither it nor any Landlord Representative shall be permitted to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of Tenant or Tenant’s Parent based on any such non-public information provided by or on behalf of Landlord or GLP (provided that this provision shall not govern the provision of information by Tenant or Tenant’s Parent). In addition to the foregoing, Landlord agrees that, upon request of Tenant, it shall from time to time provide such information as may be reasonably requested by Tenant with respect to Landlord’s capital structure and/or any financing secured by this Lease or the Leased Property in connection with Tenant’s review of the treatment of this Lease under GAAP. In connection therewith, Tenant agrees to maintain the confidentiality of any such non-public information; provided, however, Tenant shall have the right to share such information with Tenant’s Parent and their respective officers, employees, directors, Permitted Leasehold Mortgagees, agents and lenders party to material debt instruments entered into by Tenant or Tenant’s Parent, actual or prospective arrangers, underwriters, investors or lenders with respect to Indebtedness or Equity Interests that may be issued by Tenant or Tenant’s Parent, rating agencies, accountants, attorneys and other consultants (the “Tenant Representatives”) so long as such Tenant Representative is advised of the confidential nature of such information and agrees, to the extent such information is not publicly available, (i) to maintain the confidentiality thereof pursuant to Section 23.2(a) or pursuant to confidentiality provisions substantially similar thereto and to comply with all federal, state and other securities laws applicable with respect to such information and (ii) not to engage in any transactions with respect to the stock or other equity or debt securities or syndicated loans of GLP or Landlord based on any such non-public information provided by or on behalf of Tenant or Tenant’s Parent (provided that this provision shall not govern the provision of information by Landlord or GLP).

ARTICLE XXIV

24.1        Landlord’s Right to Inspect. Upon reasonable advance notice to Tenant and subject to the rights of hotel guests and subtenants under subleases, Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property during usual business hours. Landlord shall take care to minimize disturbance of the operations on the Leased Property, except in the case of emergency. For avoidance of doubt, Landlord shall not be permitted to access any areas of the Leased Property to the extent access to such areas requires a Gaming License or other approval pursuant to applicable Gaming Regulations without the prior and express consent of the Gaming Authority with jurisdiction over the applicable Leased Property.

ARTICLE XXV

25.1        No Waiver. No delay, omission or failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent by Landlord during the continuance of any default or Event of Default, shall impair any such right or constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XXVI

26.1        Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

ARTICLE XXVII

27.1        Acceptance of Surrender. No surrender to Landlord of this Lease or of any Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

ARTICLE XXVIII

28.1        No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (i) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (ii) the fee estate in the Leased Property.

ARTICLE XXIX

29.1        Conveyance by Landlord. If Landlord or any successor owner of the Leased Property shall convey the Leased Property in accordance with Section 18.1 and the other terms of this Lease other than as security for a debt, and the grantee or transferee expressly assumes all obligations of Landlord arising after the date of the conveyance, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXX

30.1       Quiet Enjoyment. So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Lease or consented to by Tenant. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder. Notwithstanding the foregoing, Tenant shall have the right, by separate and independent action to pursue any claim it may have against Landlord as a result of a breach by Landlord of the covenant of quiet enjoyment contained in this Article XXX or any other covenant of Landlord set forth in this Lease.

ARTICLE XXXI

31.1        Landlord’s Financing. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon the Leased Property or any portion thereof or interest therein; provided, however, if Tenant has not consented to any such Facility Mortgage entered into by Landlord after the Commencement Date, Tenant’s obligations with respect thereto shall be subject to the limitations set forth in Section 31.3. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect the Leased Property or any portion thereof or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, that the subjection and subordination of this Lease and Tenant’s leasehold interest hereunder to any Facility Mortgage shall be conditioned upon the execution by the holder of each Facility Mortgage and delivery to Tenant of a nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit E and with respect to any Facility Mortgage on any vessel or barge, Landlord shall be required to deliver such nondisturbance and attornment agreement to Tenant from each holder of a Facility Mortgage on such vessel or barge prior to the recording or registration of such Facility Mortgage on such vessel or barge in a manner that would, or the enforcement of remedies thereunder would, affect or disturb the rights of Tenant under this Lease or the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee, in the case of any Permitted Leasehold Mortgagee (provided that upon the request of Landlord such nondisturbance and attornment agreement shall also incorporate subordination provisions referenced above, as contemplated below, and be in substantially the form attached hereto as Exhibit F, and be executed by Tenant as well as Landlord), which will bind such holder of such Facility Mortgage and its successors and assigns as well as any person who acquires any portion of the Leased Property in a foreclosure or similar proceeding or in a transfer in lieu of any such foreclosure or a successor owner of the Leased Property (each, a “Foreclosure Purchaser”) and which provides that so long as there is not then outstanding and continuing an Event of Default under this Lease, the holder of such Facility Mortgage, and any Foreclosure Purchaser shall disturb neither Tenant’s leasehold interest or possession of the Leased Property in accordance with the terms hereof, nor any of its rights, privileges and options, and shall give effect to this Lease, including the provisions of Article XVII which benefit any Permitted Leasehold Mortgagee (as if such Facility Mortgagee or Foreclosure Purchaser were the landlord under this Lease (it being understood that if an Event of Default has occurred and is continuing at such time such parties shall be subject to the terms and provisions hereof concerning the exercise of rights and remedies upon such Event of Default including the provisions of Articles XVI and XXXVI)). In connection with the foregoing and at the request of Landlord, Tenant shall promptly execute a subordination, nondisturbance and attornment agreement, in form and substance substantially in the form of Exhibit F or otherwise reasonably satisfactory to Tenant, and the Facility Mortgagee or prospective Facility Mortgagee, as the case may be, which will incorporate the terms set forth in the preceding sentence. Except for the documents described in the preceding sentences, this provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect. If, in connection with obtaining any Facility Mortgage for the Leased Property or any portion thereof or interest therein, a Facility Mortgagee or prospective Facility Mortgagee shall request (A) reasonable cooperation from Tenant, Tenant shall provide the same at no cost or expense to Tenant, it being understood and agreed that Landlord shall be required to reimburse Tenant for all such costs and expenses so incurred by Tenant, including, but not limited to, its reasonable attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Tenant hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights under this Lease in any material respect.

31.2        Attornment. If Landlord’s interest in the Leased Property or any portion thereof or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) subject to the requirements of applicable Gaming Regulations, at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee (to the extent such approval was required at the time of such amendment or modification or prepayment under the terms of the applicable Facility Mortgage Documents) or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor or in either case, such modification, amendment or prepayment occurred before Landlord provided Tenant with notice of the Facility Mortgage and the identity and address of the Facility Mortgagee; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.

31.3        Compliance with Facility Mortgage Documents. (a) Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of the Facility to comply with all representations, covenants and warranties contained therein relating to the Facility and the operator and/or lessee of the Facility, including, covenants relating to (i) the maintenance and repair of the Facility; (ii) maintenance and submission of financial records and accounts of the operation of the Facility and related financial and other information regarding the operator and/or lessee of the Facility and the Facility itself; (iii) the procurement of insurance policies with respect to the Facility; and (iv) without limiting the foregoing, compliance with all applicable Legal Requirements relating to the Facility and the operation of the business thereof. For so long as any Facility Mortgages encumber the Leased Property or any portion thereof or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate the Facility in compliance with the terms and conditions of this Lease for the benefit of Landlord so that Landlord is in compliance with such representations, warranties and covenants under such Facility Mortgage, as the same apply to the Leased Property, and to timely perform all of the obligations of Tenant under this Lease relating thereto. To the extent that any of the duties and obligations of Landlord under such Facility Mortgage are beyond Tenant’s obligations under this Lease or may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord, at Landlord’s expense, in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, notwithstanding the foregoing, (A) this Section 31.3(a) shall not be deemed to, and shall not, impose on Tenant obligations which (i) increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, or (iii) diminish Tenant’s rights or remedies under this Lease in any material respect and (B) in the event of a conflict between the obligations, duties, rights and/or remedies of Tenant hereunder or under the Facility Mortgage Documents, this Lease shall govern. For purposes of the foregoing, any proposed implementation of new financial covenants shall be deemed to diminish Tenant’s rights under this Lease in a material respect (it being understood that Landlord may agree to such financial covenants in any Facility Mortgage Documents and such financial covenants will not impose obligations on Tenant). If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 31.3(a), Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord; provided, however, that neither Landlord nor its Affiliates shall enter into any new Facility Mortgage Documents imposing obligations on Tenant with respect to impounds that are more restrictive than obligations imposed on Tenant pursuant to this Lease.

(b)           Without limiting or expanding Tenant’s obligations pursuant to Section 31.3(a), during the Term of this Lease, Tenant acknowledges and agrees that, except as expressly provided elsewhere in this Lease, it shall undertake at its own cost and expense the performance of any and all repairs, replacements, capital improvements, maintenance items and all other requirements relating to the condition of the Facility that are required by any Facility Mortgage Documents or by Facility Mortgagee, and Tenant shall be solely responsible and hereby covenants to fund and maintain any and all impound, escrow or other reserve or similar accounts required under any Facility Mortgage Documents as security for or otherwise relating to any operating expenses of the Facility, including any capital repair or replacement reserves and/or impounds or escrow accounts for taxes or insurance premiums (each a “Facility Mortgage Reserve Account”); provided, however, this Section 31.3(b) shall not (i)  increase Tenant’s monetary obligations under this Lease, (ii) adversely increase Tenant’s non-monetary obligations under this Lease in any material respect, (iii) diminish Tenant’s rights or remedies under this Lease in any material respect, or (iv) impose obligations to fund such reserve or similar accounts in excess of amounts required under this Lease in respect of reserve or similar accounts under the circumstances required under this Lease; and provided, further, that any amounts which Tenant is required to fund into a Facility Mortgage Reserve Account with respect to satisfaction of any repair or replacement reserve requirements imposed by a Facility Mortgagee or Facility Mortgage Documents shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Tenant for the Facility under Section 9.1(e) and, if Landlord defaults under such Facility Mortgage and such amounts funded into a Facility Mortgage Reserve Account are applied by the Facility Mortgagee for purposes other than their intended purposes for such operating expenses, such amounts shall be credited on a dollar for dollar basis against Rents next coming due. During the Term of this Lease and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Reserve Account and the requirements of the Facility Mortgagee(s) thereunder (and the related Facility Mortgage Documents), have access to and the right to apply or use (including for reimbursement) to the same extent as Landlord all monies held in each such Facility Mortgage Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Reserve Account are the property of Tenant and Landlord is obligated to return the portion of such funds not previously released to Tenant within fifteen (15) days following the earlier of (x) the expiration or earlier termination of this Lease, (y) the maturity or earlier prepayment of the applicable Facility Mortgage and obligations secured thereby, or (z) an involuntary prepayment or deemed prepayment arising out of the acceleration of the amounts due to a Facility Mortgagee or secured under a Facility Mortgage as a result of the exercise of remedies under the applicable Facility Mortgage or Facility Mortgage Documents; provided, however, that the foregoing shall not be deemed or construed to limit or prohibit Landlord’s right to bring any damage claim against Tenant for any breach of its obligations under this Lease that may have resulted in the loss of any impound funds held by a Facility Mortgagee.

ARTICLE XXXII

32.1        Hazardous Substances. Tenant shall not allow any Hazardous Substance to be located in, on, under or about the Leased Property or incorporated in the Facility; provided, however, that Hazardous Substances may be located, brought, kept, stored, used or disposed of in, on or about the Leased Property in quantities and for purposes similar to those located, brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to the Primary Intended Use or in connection with the construction of facilities similar to the Facility or to the extent in existence at the Facility and which are located, brought, kept, stored, used and disposed of in strict compliance with Legal Requirements. Tenant shall not allow the Leased Property to be used as a waste disposal site or for the manufacturing, handling, storage, distribution or disposal of any Hazardous Substance other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

32.2        Notices. Tenant shall provide to Landlord, within five (5) Business Days after Tenant’s receipt thereof, a copy of any written notice, or notification from any governmental or quasi-governmental authority or other Person with respect to (i) any violation of any Legal Requirement relating to the presence or release of Hazardous Substances located in, on, or under the Leased Property; (ii) any material enforcement, cleanup, removal, or other governmental or regulatory action instituted, completed or threatened with respect to the Leased Property; (iii) any claim made or threatened by any Person against Tenant with respect to the Leased Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from or claimed to result from any Hazardous Substance; and (iv) any reports made to any federal, state or local environmental agency arising out of or in connection with any Hazardous Substances in, on, under or removed from the Leased Property, including any complaints, notices or assertions of violations in connection therewith.

32.3        Remediation. If Tenant becomes aware of a violation of any Environmental Law relating to the presence or release of any Hazardous Substance in, on or under the Leased Property, or if Tenant, Landlord or the Leased Property becomes subject to any order of any federal, state or local governmental agency to repair, close, detoxify, decontaminate, clean, perform corrective action or otherwise remediate (“Remediate”) the Leased Property, Tenant shall promptly notify Landlord of such event and, at its sole cost and expense, cure such violation or effect such repair, closure, detoxification, decontamination, cleanup, corrective action or other remediation (“Remediation”) to the extent required pursuant to Environmental Law; provided that Remediation is required only to the extent as is required or necessary to attain compliance with minimum remedial standards applicable under Environmental Law, employing where applicable risk-based remedial standards and institutional or engineering controls, where such standards or controls would not unreasonably interfere with the operation and use of the Leased Property for purposes similar to the Primary Intended Use, provided, further, that Landlord shall have the right to review and approve in accordance with Section 11.1 any encumbrances to be placed upon the Leased Property in connection with any Remediation undertaken by Tenant.

32.4        Indemnity by Tenant. Tenant shall indemnify, defend, protect, save, hold harmless, and reimburse Landlord for, from and against any and all costs, losses (including, losses of use), liabilities, damages, assessments, lawsuits, deficiencies, demands, claims and expenses (collectively, “Environmental Costs”) (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, before (except to the extent first discovered after the end of the Term) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant, (i) the production, use, generation, storage, treatment, transporting, disposal, discharge, release or other handling or disposition of any Hazardous Substances from, in, on, under or about the Leased Property (collectively, “Handling”), including the effects of such Handling of any Hazardous Substances on any Person or property within or outside the boundaries of the Leased Property, (ii) the presence of any Hazardous Substances present or located in, on, under or about the Leased Property and (iii) the violation of any Environmental Law. “Environmental Costs” include costs of Remediation (including costs of response, removal, containment and cleanup), investigation, design, engineering and construction, damages (including actual but excluding consequential damages or loss of value) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, reasonable attorney’s fees, expert fees, consultation fees, and court costs, and all amounts paid in investigating, defending or settling any of the foregoing.

Without limiting the scope or generality of the foregoing, Tenant expressly agrees that, in the event of a breach by Tenant in its obligations under this Article XXXII that is not cured within any applicable notice and cure period, Tenant shall reimburse Landlord for any and all reasonable costs and expenses incurred by Landlord in connection with, arising out of, resulting from or incident to, directly or indirectly, before (with respect to any period of time in which Tenant or its Affiliate was in possession and control of the applicable Leased Property) or during (but not after) the Term or such portion thereof during which the Leased Property is leased to Tenant of the following:

(a)           in investigating any and all matters relating to the Handling of any Hazardous Substances, in, on, from, under or about the Leased Property;

(b)           in bringing the Leased Property into compliance with all Legal Requirements; and

(c)           in Remediating any Hazardous Substances used, stored, generated, released or disposed of in, on, from, under or about the Leased Property or off-site other than in the ordinary course of the business conducted at the Leased Property and in compliance with applicable Legal Requirements.

If any claim is made by Landlord for reimbursement for Environmental Costs incurred by it hereunder, Tenant agrees to pay such claim promptly, and in any event to pay such claim within sixty (60) calendar days after receipt by Tenant of written notice thereof and any amount not so paid within such sixty (60) calendar day period shall bear interest at the Overdue Rate from the date due to the date paid in full.

32.5        Environmental Inspections. In the event Landlord has a reasonable basis to believe that Tenant is in breach of its obligations under this Article XXXII, Landlord shall have the right, from time to time, during normal business hours, subject to the rights of subtenants and hotel guests at the Leased Property and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of the Leased Property to determine the existence or presence of Hazardous Substances on or about the Leased Property. Landlord shall have the right to enter and inspect the Leased Property (upon not less than ten (10) days written notice to Tenant for invasive testing except in the case of emergency when no advance notice shall be required; provided, that Landlord shall provide notice to Tenant within a reasonable period thereafter), conduct any testing, sampling and analyses it deems necessary and shall have the right to inspect Hazardous Substances brought into the Leased Property; provided that, except in the case of emergency or during the occurrence and continuance of an Event of Default, Landlord shall use commercially reasonable efforts to cause any such testing, sampling and analyses to be performed in such a manner so as to reasonably minimize any interference with the operations and occupancy of the Leased Property and to reasonably minimize any disturbance to guests of Tenant. Landlord may, in its discretion, retain such experts to conduct the inspection, perform the tests referred to herein, and to prepare a written report in connection therewith. All reasonable costs and expenses incurred by Landlord under this Section 32.5 shall be paid on demand as Additional Charges by Tenant to Landlord. Failure to conduct an environmental inspection or to detect unfavorable conditions if such inspection is conducted shall in no fashion be intended as a release of any liability for environmental conditions subsequently determined to be associated with or to have occurred during Tenant’s tenancy. To the extent Tenant may be liable pursuant to this Article XXXII, Tenant shall remain liable for any environmental condition related to or having occurred during its tenancy regardless of when such conditions are discovered and regardless of whether or not Landlord conducts an environmental inspection at the termination of this Lease.

32.6        Survival. The obligations set forth in this Article XXXII shall survive the expiration or earlier termination of this Lease.

ARTICLE XXXIII

33.1        Memorandum of Lease. Landlord and Tenant shall enter into one or more short form memoranda of this Lease, in form suitable for recording in each county or other applicable location in which the Leased Property is located. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term with respect to the Facility.

33.2        Tenant Financing. If, in connection with granting any Permitted Leasehold Mortgage or entering into a Debt Agreement, Tenant shall reasonably request (A) reasonable cooperation from Landlord, Landlord shall provide the same at no cost or expense to Landlord, it being understood and agreed that Tenant shall be required to reimburse Landlord for all such costs and expenses so incurred by Landlord, including, but not limited to, its reasonable out-of-pocket attorneys’ fees, or (B) reasonable amendments or modifications to this Lease as a condition thereto, Landlord hereby agrees to execute and deliver the same so long as any such amendments or modifications do not (i) increase Landlord’s monetary obligations under this Lease, (ii) adversely increase Landlord’s non-monetary obligations under this Lease in any material respect, (iii) diminish Landlord’s rights under this Lease in any material respect, (iv) adversely impact the value of the Leased Property or (v) adversely impact Landlord’s (or any Affiliate of Landlord’s) tax treatment or position.

ARTICLE XXXIV

34.1        Expert Valuation Process.

(a)           In the event that the opinion of an “Expert” is required under this Lease and Landlord and Tenant have not been able to reach agreement on such Person after at least ten (10) days of good faith negotiations, then either party shall each have the right to seek appointment of the Expert by the “Appointing Authority,” as defined below, by writing to the Appointing Authority, copying the other party, and asking it to serve as the Appointing Authority and appoint the Expert. The Appointing Authority shall appoint an Expert who is independent of the parties and has at least ten (10) years of experience valuing commercial real estate and/or in leasing or other matters, as applicable with respect to any of the matters to be determined by the Expert and in the geographic area where the Leased Property is located.

(b)           The “Appointing Authority” shall be (i) the Institute for Conflict Prevention and Resolution (also known as, and shall be defined herein as, the “CPR Institute”), unless it is unable to serve, in which case the Appointing Authority shall be (ii) the American Arbitration Association (“AAA”) under its Arbitrator Select Program for non-administered arbitrations or whatever AAA process is in effect at the time for the appointment of arbitrators in cases not administered by the AAA, unless it is unable to serve, in which case (iii) the parties shall have the right to apply to any court of competent jurisdiction to appoint an Appointing Authority or an Expert in accordance with the court’s power to appoint arbitrators. The CPR Institute and the AAA shall each be considered unable to serve if it no longer exists, or if it no longer provides neutral appointment services, or if it does not confirm (in form or substance) that it will serve as the Appointing Authority within thirty (30) days after receiving a written request from either Landlord or Tenant to serve as the Appointing Authority, or if, despite agreeing to serve as the Appointing Authority, it does not confirm its Expert appointment within sixty (60) days after receiving such written request. The Appointing Authority’s appointment of the Expert shall be final and binding upon the parties. The Appointing Authority shall have no power or authority except to appoint the Expert, and no rules of the Appointing Authority shall be applied to the valuation or other determination of the Expert other than the rules necessary for the appointment of the Expert.

(c)           Once the Expert is finally selected, either by agreement of the parties or by confirmation to the parties from the Appointing Authority, the Expert will determine the matter in question, by proceeding as follows:

In the case of an Expert required for any other purpose, including without limitation under Section 13.2 and Section 36.2(a) hereof, each of Landlord and Tenant shall have a period of ten (10) days to submit to the Expert its position as to the Maximum Foreseeable Loss, as to the replacement cost of the Facility as of the date of the expiration of this Lease and as to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question (or as to any other matter to be resolved by an Expert hereunder), as the case may be, and any materials each of Landlord and Tenant wishes the Expert to consider when determining such Maximum Foreseeable Loss, replacement cost of the Facility and the appropriate per annum yield for leases between owners and operators of Gaming Facilities (or as to any other matter to be resolved by an Expert hereunder), and the Expert will then make the relevant determination, by a “baseball arbitration” proceeding with the Expert limited to awarding only one or the other of the two positions submitted (and not any position in between or other compromise or ruling not consistent with one of the two positions submitted, except that in the case of a determination in respect of a dispute under Section 36.2(a), the Expert in its discretion may choose the position of one party with respect to the replacement cost of the Facility as of the date of the expiration of this Lease and the position of the other party with respect to the appropriate per annum yield for leases between owners and operators of Gaming Facilities at the time in question), which shall then be binding on the parties hereto. The Expert, in his or her sole discretion, shall consider any and all materials that he or she deems relevant, except that there shall be no live hearings and the parties shall not be permitted to take discovery. The Expert may submit written questions or information requests to the parties, and the parties may respond with written materials within a time frame agreed by the parties or, absent agreement by the parties, set by the Expert.

(d)           All communications between a party and either the Appointing Authority or the Expert shall also be copied to the other party. The parties shall cooperate in good faith to facilitate the valuation or other determination by the Expert.

(e)           The costs of any Appointing Authority or Expert engaged with respect to any issue under Section 34.1(c) of this Lease shall be borne by the party against whom the Expert rules on such issue. If Landlord pays such Expert or Appointing Authority and is the prevailing party, such costs shall be Additional Charges hereunder and if Tenant pays such Expert or Appointing Authority and is the prevailing party, such costs shall be a credit against the next Rent payment hereunder.

ARTICLE XXXV

35.1        Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid and return receipt requested, by hand delivery or express courier service, by facsimile or email transmission or by an overnight express service to the following address:

To Tenant:	Bally’s Chicago Operating Company, LLC c/o Bally’s Corporation 100 Westminster Street Providence, RI 02903 Attention: Craig Eaton Email: Craig@ballys.com

With a copy to: (that shall not constitute notice)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Sony Ben-Moshe Facsimile No.: (858) 523-5450

To Landlord:	GLP Capital, L.P. c/o Gaming and Leisure Properties, Inc. 845 Berkshire Blvd., Suite 200 Wyomissing, Pennsylvania 19610 Attention: Chief Executive Officer Facsimile: (610) 401-2901

And with copy to (which shall not constitute notice):	Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Attention: Erin M. Claywell Facsimile: (617) 801-8796

or to such other address as either party may hereafter designate. Notice shall be deemed to have been given on the date of delivery if such delivery is made on a Business Day, or if not, on the first Business Day after delivery. If delivery is refused, Notice shall be deemed to have been given on the date delivery was first attempted. Notice sent by facsimile or email transmission shall be deemed given upon written confirmation (including via facsimile or email) from the recipient that such Notice was received at the number or email specified above or in a Notice to the sender.

ARTICLE XXXVI

36.1        Transfer of Tenant’s Property and Operational Control of the Facility. Upon the written request (an “End of Term Gaming Asset Transfer Notice”) of Landlord either immediately prior to or in connection with the expiration or earlier termination of the Term (the “End of Term Notice Deadline”), or of Tenant in connection with a termination of this Lease that occurs (i) either on the last date of the Initial Term or the last date of any Renewal Term, or (ii) in the event Landlord exercises its right to terminate this Lease or repossess the Leased Property in accordance with the terms of this Lease and, provided that, in each of the foregoing clauses (i) or (ii), Tenant complies with the provisions of Section 36.3, Tenant shall transfer (or cause to be transferred) upon the expiration of the Term, or as soon thereafter as Landlord shall request, the business operations (which shall include a one (1) year transition license for tradenames and trademarks used at the Facility) conducted by Tenant and its Subsidiaries at the Facility (including, for the avoidance of doubt, all Tenant Capital Improvements (other than those purchased by Landlord in accordance with Section 10.4) and all other Tenant’s Property relating to the Facility other than tradenames and trademarks, but including all customer lists and all other Facility specific information and assets) (such business operations, Tenant Capital Improvements and other Tenant’s Property, the “Transferred Items”) to a successor lessee or operator (or lessees or operators) of the Facility (collectively, the “Successor Tenant”) (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being the Successor Tenant) designated pursuant to Section 36.2 for consideration to be received by Tenant (or its Subsidiaries) from the Successor Tenant in an amount equal to the fair market value of the Transferred Items (the “Gaming Assets FMV”) as negotiated and agreed by Tenant and the Successor Tenant; provided, however, that in the event an End of Term Gaming Asset Transfer Notice is delivered hereunder, then notwithstanding the expiration or earlier termination of the Term, until such time that Tenant transfers the Transferred Items to a Successor Tenant, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facility in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facility prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). If Tenant and a potential Successor Tenant designated by Landlord cannot agree on the Gaming Assets FMV within a reasonable time not to exceed thirty (30) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then such Gaming Assets FMV shall be determined, and Tenant’s transfer of the Transferred Items to a Successor Tenant in consideration for a payment in such amount shall be determined and transferred, in accordance with the provisions of Section 36.2. In the event that an End of Term Gaming Asset Transfer Notice is not delivered to Landlord or Tenant, as applicable prior to the expiration of the End of Term Notice Deadline, Tenant shall remove all of Tenant’s Property from the Leased Property and surrender the Leased Property to Landlord in the condition required pursuant to Section 9.1(g) hereof.

36.2        Determination of Successor Tenant and Gaming Assets FMV. If not effected pursuant to Section 36.1, then the determination of the Gaming Assets FMV and the transfer of the Transferred Items to a Successor Tenant in consideration for the Gaming Assets FMV shall be effected by (i) first, determining in accordance with Section 36.2(a) the rent that Landlord would be entitled to receive from Successor Tenant assuming a lease term of ten (10) years (the “Successor Tenant Rent”) pursuant to a lease agreement containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease), (ii) second, identifying and designating in accordance with the terms of Section 36.2(b), a pool of qualified potential Successor Tenants (each, a “Qualified Successor Tenant”) (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant) prepared to lease the Facility at the Successor Tenant Rent and to bid for the Transferred Items, and (iii) third, in accordance with the terms of Section 36.2(c), determining the highest price a Qualified Successor Tenant would agree to pay for the Transferred Items and setting such highest price as the Gaming Assets FMV in exchange for which Tenant shall be required to transfer the Transferred Items and designating the relevant Qualified Successor Tenant as the Successor Tenant, following which Tenant will transfer the Transferred Items to the Successor Tenant in exchange for an amount equal to the Gaming Assets FMV and Landlord will enter into a lease with such Qualified Successor Tenant otherwise on substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease) through the remaining term of this Lease (assuming that this Lease will not have terminated prior to its natural expiration at the end of the final Renewal Term) or ten (10) years, whichever is greater for a rent calculated pursuant to Section 36.2(a) hereof. Notwithstanding anything in the contrary in this Article XXXVI, the transfer of the Transferred Items will be conditioned upon the Successor Tenant obtaining the Gaming Licenses or the approval of the applicable regulatory agencies of the transfer of the Gaming Licenses and any other gaming assets to the Successor Tenant and/or the issuance of new gaming licenses as required by applicable Gaming Regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

(a)           Determining Successor Tenant Rent. Landlord and Tenant shall first attempt to agree on the amount of Successor Tenant Rent that Landlord will be entitled to receive for a term of ten (10) years and pursuant to a lease containing substantially the same terms and conditions of this Lease (other than, in the case of a new lease at the end of the final Renewal Term, the terms of this Article XXXVI, which will not be included in such new lease). If Landlord and Tenant cannot agree on the Successor Tenant Rent amount within a reasonable time not to exceed sixty (60) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder, then the Successor Tenant Rent shall be set as follows:

(i)            for the period preceding the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the annual Successor Tenant Rent shall be an amount equal to the annual Rent that would have accrued under the terms of this Lease for such period (assuming this Lease will have not been terminated prior to its natural expiration); and

(ii)           for the period following the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs, then the Successor Tenant Rent shall be calculated in the same manner as Rent is calculated under this Lease.

(b)           Designating Potential Successor Tenants. Landlord will select one and Tenant will select three additional (for a total of up to four) potential Qualified Successor Tenants prepared to lease the Facility for the Successor Tenant Rent, each of whom must meet the criteria established for a Discretionary Transferee (and none of whom may be Tenant or an Affiliate of Tenant (it being understood and agreed that there shall be no restriction on Landlord or any Affiliate of Landlord from being a potential Qualified Successor Tenant), except in the case of termination of this Lease on the last day of the calendar month in which the thirty-fifth (35th) anniversary of the Commencement Date occurs). Landlord and Tenant must designate their proposed Qualified Successor Tenants within ninety (90) days after receipt of an End of Term Gaming Asset Transfer Notice hereunder. In the event that Landlord or Tenant fails to designate such party’s allotted number of potential Qualified Successor Tenants, the other party may designate additional potential Qualified Successor Tenants such that the total number of potential Qualified Successor Tenants does not exceed four; provided that, in the event the total number of potential Qualified Successor Tenants is less than four, the transfer process will still proceed as set forth in Section 36.2(c) below.

(c)           Determining Gaming Assets FMV. Tenant will have a three (3) month period to negotiate an acceptable sales price for the Transferred Items with one of the Qualified Successor Tenants, which three (3) month period will commence immediately upon the conclusion of the steps set forth above in Section 36.2(b). If Tenant does not reach an agreement prior to the end of such three (3) month period, Landlord shall conduct an auction for the Transferred Items among the four potential Qualified Successor Tenants, and Tenant will be required to transfer the Transferred Items to the highest bidder. The Gaming Assets FMV shall be the amount agreed pursuant to the first sentence of this paragraph or the highest bid received pursuant to the second sentence of this paragraph, as applicable, and the Successor Tenant shall be the Qualified Successor Tenant with which an agreement is reached pursuant to the first sentence of this paragraph or the highest bidder pursuant to the second sentence of this paragraph, as applicable. Notwithstanding anything contained herein to the contrary, if Landlord is designated as the Successor Tenant, then Landlord shall have the right to offset any sums due and owing to Landlord by Tenant under this Lease (including, but not limited to, any amounts arising under Article XVI) against the amount to be paid by Landlord to Tenant for the Transferred Items; provided, however, if it is disputed whether any such sums are due and owing to Landlord pursuant to the terms and provisions of the Lease at the time of the closing of the transfer of the Transferred Items, then an amount equal to one hundred percent (100%) of the disputed amounts shall be withheld from the amount to be paid by Landlord to Tenant at such closing and shall be held in escrow (pursuant to an escrow agreement in form mutually satisfactory to Landlord and Tenant) pending resolution of such dispute.

36.3        Operation Transfer. Upon designation of a Successor Tenant (pursuant to either Section 36.1 or 36.2, as the case may be), Tenant shall reasonably cooperate and take all actions reasonably necessary (including providing all reasonable assistance to Successor Tenant (including if Landlord is the Successor Tenant)) to effectuate the transfer of the Transferred Items and operational control of the Facility to Successor Tenant in an orderly manner so as to minimize to the maximum extent possible any disruption to the continued orderly operation of the Facility for the Primary Intended Use, provided that notwithstanding the expiration or earlier termination of the Term and anything to the contrary herein, until such time that Tenant transfers the Transferred Items and operational control of the Facility to a Successor Tenant (including if Landlord is the Successor Tenant) in accordance with the provisions of this Article XXXVI, Tenant shall (or shall cause its Subsidiaries to) continue to (and Landlord shall permit Tenant to maintain possession of the Leased Property to the extent necessary to) operate the Facility in accordance with the applicable terms of this Lease and the course and manner in which Tenant (or its Subsidiaries) has operated the Facility prior to the end of the Term (including, but not limited to, the payment of Rent hereunder). Concurrently with the transfer of the Transferred Items to Successor Tenant, Landlord and Successor Tenant shall execute a new lease in accordance with the terms as set forth in the final clause of the first sentence of Section 36.2 hereof.

36.4        Power of Attorney. In addition to the remedies afforded to Landlord under Section 16.1, Tenant shall execute any and all documentation reasonably requested by Landlord necessary to satisfy Tenant’s obligations set forth in this Article XXXVI and otherwise take all steps as are necessary or advisable to effectuate a transfer of the Transferred Items to a Successor Tenant in accordance with this Article XXXVI, and Tenant hereby grants to Landlord a power of attorney, coupled with an interest, to execute such documents and otherwise take all steps as are necessary or advisable to effectuate such a transfer of the Transferred Items to a Successor Tenant; provided, however, Landlord shall not exercise such power of attorney unless (i) Tenant failed to execute and return such documentation within thirty (30) days of Landlord’s written request therefor except in the event of an Insolvency Event, in which case Landlord shall be authorized to exercise such power of attorney effective immediately, without notice or demand of any kind, and (ii) if the provisions of this Article XXXVI are triggered in connection with the exercise of Landlord’s remedies for an Event of Default, then if Tenant has not taken any requested action or executed any requested documents within five (5) Business Days after Landlord’s written request.

ARTICLE XXXVII

37.1        Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce or interpret any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein, which amounts shall be paid within thirty (30) days following such prevailing party’s written request therefor if the payment of such amounts are not otherwise incorporated into the terms of any judgement, order or decisions issued in connection therewith. In addition to the foregoing and other provisions of this Lease that specifically require Tenant to reimburse, pay or indemnify against Landlord’s attorneys’ fees, Tenant shall pay, as Additional Charges, all of Landlord’s reasonable outside attorneys’ fees incurred in connection with the enforcement of this Lease (except to the extent provided above), including reasonable attorneys’ fees incurred in connection with the review, negotiation or documentation of any subletting, assignment, or management arrangement or any consent requested in connection therewith, and the collection of past due Rent.

ARTICLE XXXVIII

38.1        Brokers. Tenant warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Tenant shall indemnify, protect, hold harmless and defend Landlord from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Tenant. Landlord warrants that it has not had any contact or dealings with any Person or real estate broker which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and Landlord shall indemnify, protect, hold harmless and defend Tenant from and against any liability with respect to any fee or brokerage commission arising out of any act or omission of Landlord.

ARTICLE XXXIX

39.1        Anti-Terrorism Representations. Tenant hereby represents and warrants that neither Tenant, nor, to the knowledge of Tenant, any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term and Landlord suffers actual damages as a result thereof, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.

Tenant will not during the Term of this Lease knowingly engage in any transactions or dealings, or knowingly be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Leased Property. A breach of the representations contained in this Section 39.1 by Tenant as a result of which Landlord suffers actual damages shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.

ARTICLE XL

40.1        GLP REIT Protection. (a) The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Lease shall be interpreted consistent with this intent.

(b)           Anything contained in this Lease to the contrary notwithstanding, Tenant shall not without Landlord’s advance written consent (which consent shall not be unreasonably withheld) (i) sublet, assign or enter into a management arrangement for the Leased Property on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on any formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (ii) furnish or render any services to the subtenant, assignee or manager or manage or operate the Leased Property so subleased, assigned or managed; (iii) sublet, assign or enter into a management arrangement for the Leased Property to any Person (other than a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code) of GLP) in which Landlord or GLP owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (iv) sublet, assign or enter into a management arrangement for the Leased Property in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 40.1(b) shall likewise apply to any further subleasing by any subtenant.

(c)           Anything contained in this Lease to the contrary notwithstanding, the parties acknowledge and agree that Landlord, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code)) in order to maintain Landlord’s status as a “real estate investment trust” (within the meaning of Section 856(a) of the Code); provided, however, Landlord shall be required to (i) comply with any applicable legal requirements related to such transfer and (ii) give Tenant notice of any such assignment; and provided, further, that any such assignment shall be subject to all of the rights of Tenant hereunder.

(d)           Anything contained in this Lease to the contrary notwithstanding, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and at no cost or expense to Tenant, and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant as shall be reasonably requested by Landlord in connection with verification of GLP’s “real estate investment trust” (within the meaning of Section 856(a) of the Code) compliance requirements. Anything contained in this Lease to the contrary notwithstanding, Tenant shall take such reasonable action as may be requested by Landlord from time to time in order to ensure compliance with the Internal Revenue Service requirement that Rent allocable for purposes of Section 856 of the Code to personal property, if any, at the beginning and end of a calendar year does not exceed fifteen percent (15%) of the total Rent due hereunder as long as such compliance does not (i) increase Tenant’s monetary obligations under this Lease or (ii) materially and adversely increase Tenant’s nonmonetary obligations under this Lease or (iii) materially diminish Tenant’s rights under this Lease.

ARTICLE XLI

41.1        Survival. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities and indemnities of Tenant or Landlord arising prior to the expiration or earlier termination of the Term shall survive such expiration or termination.

41.2        Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

41.3        Non-Recourse; Consequential Damages. Tenant specifically agrees to look solely to the Leased Property for recovery of any judgment from Landlord (and Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever). It is specifically agreed that (a) no constituent partner or shareholder in Landlord or officer or employee of Landlord shall ever be personally liable for any such judgment or for the payment of any monetary obligation to Tenant and (b) no shareholder that is an individual, officer or employee of Tenant shall ever be personally liable for any such judgment or for payment of any monetary obligation to Landlord. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, except as otherwise expressly provided herein, in no event shall either party ever be liable to the other party for any indirect or consequential damages suffered by the claiming party from whatever cause.

41.4        Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XXII, upon Tenant and its successors and assigns.

41.5        Governing Law. THIS LEASE WAS NEGOTIATED IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY. ACCORDINGLY, IN ALL RESPECTS THIS LEASE (AND ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OR CONFLICTS OF LAW) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA, EXCEPT THAT ALL PROVISIONS HEREOF RELATING TO THE CREATION OF THE LEASEHOLD ESTATE AND ALL REMEDIES SET FORTH IN ARTICLE XVI RELATING TO RECOVERY OF POSSESSION OF THE LEASED PROPERTY (SUCH AS AN ACTION FOR UNLAWFUL DETAINER, IN REM ACTION OR OTHER SIMILAR ACTION) SHALL BE CONSTRUED AND ENFORCED ACCORDING TO, AND GOVERNED BY, THE LAWS OF THE STATE OF ILLINOIS.

41.6        Waiver of Trial by Jury. EACH OF LANDLORD AND TENANT ACKNOWLEDGES THAT IT HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY UNDER THE CONSTITUTION OF THE UNITED STATES AND THE STATE OF ILLINOIS. EACH OF LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF LANDLORD AND TENANT WITH RESPECT TO THIS LEASE (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; EACH OF LANDLORD AND TENANT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

41.7        Amendment and Restatement; Entire Agreement. This Lease hereby amends and restates and replaces the Existing Lease in its entirety and this Lease and the Exhibits and Schedules attached hereto together with the Development Agreement constitute the entire and final agreement of the parties with respect to the subject matter hereof and may not be changed or modified except by an agreement in writing signed by the parties and, with respect to the provisions set forth in Section 40.1, no such change or modification shall be effective without the explicit reference to such section by number and paragraph. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Leased Property, including without limitation the Existing Lease, are merged into and revoked by this Lease.

41.8        Headings. All titles and headings to sections, subsections, paragraphs or other divisions of this Lease are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other contents of such sections, subsections, paragraphs or other divisions, such other content being controlling as to the agreement among the parties hereto.

41.9        Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Lease and the transactions contemplated hereby shall be deemed to include electronic signatures, which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

41.10     Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party.

41.11     Time of Essence. TIME IS OF THE ESSENCE OF THIS LEASE AND EACH PROVISION HEREOF IN WHICH TIME OF PERFORMANCE IS ESTABLISHED.

41.12     Further Assurances. The parties agree to promptly sign all documents reasonably requested to give effect to the provisions of this Lease. In addition, Landlord agrees to, at Tenant’s sole cost and expense, reasonably cooperate with all applicable gaming authorities in connection with the administration of their regulatory jurisdiction over Tenant’s Parent, Tenant and their respective Subsidiaries, including the provision of such documents and other information as may be requested by such gaming authorities relating to Tenant’s Parent, Tenant or any of their respective Subsidiaries or to this Lease and which are within Landlord’s reasonable control to obtain and provide.

41.13     Gaming Regulations. (a) Notwithstanding anything to the contrary in this Lease, this Lease and any agreement formed pursuant to the terms hereof are subject to: (i) the Gaming Regulations; and (ii) the laws involving the sale, distribution and possession of alcoholic beverages (the “Liquor Laws”). Without limiting the foregoing, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns acknowledges that (i) it is subject to being called forward by (a) the Gaming Authority or (b) any governmental authority enforcing the Liquor Laws (the “Liquor Authority”), in each of their discretion, for licensing or a finding of suitability or to file or provide other information, and (ii) all rights, remedies and powers under this Lease and any agreement formed pursuant to the terms hereof, including with respect to the entry into and ownership and operation of the Gaming Facilities, and the possession or control of Gaming Equipment, alcoholic beverages or a gaming or liquor license, may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Regulations and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the requisite governmental authorities.

(b)           Notwithstanding anything to the contrary in this Lease or any agreement formed pursuant to the terms hereof, each of Tenant, Landlord, and each of Tenant’s or Landlord’s successors and assigns agrees to cooperate with each Gaming Authority and each Liquor Authority in connection with the administration of their regulatory jurisdiction over the parties hereto, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities and/or Liquor Authorities relating to Tenant, Landlord, Tenant’s or Landlord’s successors and assigns or to this Lease or any agreement formed pursuant to the terms hereof.

41.14     Host Community Agreement.

(a)           For so long as the Host Community Agreement shall remain in effect, this Lease is subject in all respects to the Host Community Agreement. Upon Tenant’s receipt of a Default Notice (as such term is defined in the Host Community Agreement), Tenant shall promptly notify Landlord of Tenant’s receipt of such Default Notice and provide a copy of such Default Notice to Landlord. Landlord shall have the right, but not the obligation, to cure any and all breaches by Tenant under the Host Community Agreement prior to the expiration of any applicable notice and cure periods under the Host Community Agreement; provided, that the City’s refusal to accept such cure from Landlord shall not constitute a breach by Tenant of this sentence; provided, however, Tenant acknowledges and agrees that any breach by Tenant of the Host Community Agreement that continues beyond the expiration of notice and cure periods such that the City is permitted to exercise (or has exercised) its right to terminate the Host Community Agreement constitutes an Event of Default under Section 16.1(u).

(b)           Landlord and Tenant agree (i) to provide the City with written notice of any Material Modification (as hereinafter defined) requested by Landlord or Tenant, and (ii) upon providing the other party with any written notice of default under, or termination of, this Lease, to concurrently deliver a copy of such notice to the City. All notices to be delivered to the City pursuant to this Section 41.14(b) shall be delivered in accordance with Section 35.1 of this Lease to the following address (or to such other address as the City may hereafter designate in writing to Landlord and Tenant):

To the City:	Mayor City of Chicago 121 N. LaSalle Street, 5th Floor Chicago, Illinois 60602

with copies to:	Office of the Chief Financial Officer City of Chicago 121 N. LaSalle Street, Room 700 Chicago, Illinois 60602

and

Corporation Counsel City of Chicago 121 N. LaSalle Street, Room 600 Chicago, Illinois 60602

and

Cezar M. Froelich, Esq. Kimberly M. Copp, Esq. Taft Stettinius & Hollister LLP 111 E. Wacker Drive, Suite 2600 Chicago, Illinois 60601

(c)           Notwithstanding anything in this Lease to the contrary (including Article XVIII), for so long as the Host Community Agreement remains in effect, Landlord shall not sell, assign or otherwise Transfer (as defined in the Host Community Agreement) all or any portion of the Leased Property without the prior written consent of the City to the extent that the City’s consent to so sell, assign or otherwise Transfer (as defined in the Host Community Agreement) the Leased Property is required under the Host Community Agreement. Landlord and Tenant acknowledge that the City has confirmed that (i) any merger, consolidation, reorganization, business combination, joint venture, share or equity interest sale, exchange or other disposition, recapitalization, restructuring, consolidation or other material corporate transaction with respect to Landlord and/or Gaming and Leisure Properties Inc., and/or all (or substantially all) of the assets of either of the foregoing, each in accordance with applicable law, will not be the basis for any claim by the City that Landlord has breached the Host Community Agreement and (ii) the issuance and/or trading of the publicly traded securities of Gaming and Leisure Properties Inc. and/or the issuance or transfer of limited partnership interests in Landlord, each in accordance with applicable law, will not be the basis for any claim by the City that Landlord has breached the Host Community Agreement. Landlord agrees that, as provided under the Host Community Agreement, Landlord, having been recognized as a Mortgagee (as defined in the Host Community Agreement) under the Host Community Agreement, or any Nominee (as defined in the Host Community Agreement) of Landlord, shall upon termination of this Lease or the sooner termination of Tenant’s right to possession of the Leased Property assume the obligations of “Developer” under the Host Community Agreement (except as otherwise provided in Section 4.9(f) of the Host Community Agreement) and, in addition, following any such event, shall obtain the City’s consent to any Casino Manager engaged by Landlord or Landlord’s Nominee. Landlord and Tenant acknowledge that, notwithstanding the terms of the Host Community Agreement, the City has agreed that any such Nominee of Landlord need not hold title to the Project (as defined in the Host Community Agreement) to assume the obligations of “Developer” under the Host Community Agreement and the City shall accept performance by such Nominee of the obligations of “Developer” under the Host Community Agreement, but such Nominee must have the right to use, enter upon or possess the Leased Property pursuant to an agreement between Landlord and such Nominee, provided that, in all cases, (x) if such agreement is a lease of all or any portion of the Leased Property by Landlord to such Nominee, then such lease shall require the prior written consent of the City, and (y) Landlord shall also assume, and shall be solely or jointly and severally liable with such Nominee for the performance of, the obligations of “Developer” under the Host Community Agreement. For the avoidance of doubt, any termination of the Host Community Agreement shall not in itself result in the termination of this Lease (provided, however, that such termination may result in an Event of Default under this Lease). For so long as the Host Community Agreement remains in effect, (A) the City is an intended third-party beneficiary of this Section 41.14 and is entitled to enforce the same as if a party to this Lease, (B) this Section 41.14 shall not be amended or modified without the prior written consent of the City, and (C) this Section 41.14 shall survive the expiration or termination of this Lease.

(d)           For purposes of this Lease, “Host Community Agreement” means that certain Host Community Agreement, dated as of June 9, 2022, by and between Tenant and the City, as the same may be amended, modified or amended and restated from time to time. Nothing contained in this Lease shall limit, or be deemed to negate, the obligations of the parties set forth in the Host Community Agreement. Landlord and Tenant acknowledge and agree that Tenant shall not amend the Host Community Agreement in any manner that materially adversely affects Landlord’s interest in the Leased Property or Tenant’s ability to comply with the terms of this Lease, in each case, without the prior written consent of Landlord.

(e)           Notwithstanding anything in this Lease to the contrary, Landlord and Tenant acknowledge and agree that any amendments or modifications to this Lease that are the Material Modifications (as hereinafter defined) shall require the prior written consent of the City, and any such amendment or modification shall be null and void and of no force and effect unless and until such prior written consent has been so obtained. “Material Modifications” means any amendment or modification to any provisions in this Lease that have, or would be reasonably expected to have, a material adverse effect on the City’s rights and remedies under the Host Community Agreement.

(f)            In the event that the Host Community Agreement imposes obligations upon Tenant that are more stringent than are required pursuant to the terms of this Lease, Tenant shall be obligated to comply with the more stringent provisions set forth in the Host Community Agreement.

[SIGNATURES ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Tenant as of the date first written above.

LANDLORD:

GLP CAPITAL, L.P.,

a Pennsylvania limited partnership

By:	/s/ Brandon J. Moore
Name:	Brandon J. Moore
Title:	President, Chief Operating Officer, and Secretary

[Signature Page to Lease]

TENANT:

BALLY’S CHICAGO OPERATING COMPANY, LLC,
a Delaware limited liability company

By:	/s/ Ameet Patel
Name:	Ameet Patel
Title:	President

[Signature Page to Lease]